Filed Pursuant to Rule 424(b)(1)
Registration No. 333-162473

PROSPECTUS

700,000 Shares

7.80% Series B

Noncumulative Convertible Perpetual Preferred Stock

We are offering 700,000 shares of our 7.80% Series B Noncumulative Convertible Perpetual Preferred Stock, which we refer to in this prospectus as the “Series B Preferred Stock.” The annual dividend on each share of our Series B Preferred Stock is $1.95 and is payable quarterly in cash, when, as and if declared, on the last day of March, June, September and December, commencing December 31, 2009. If our board of directors does not declare a dividend or we fail to pay a dividend declared by our board for any quarterly dividend period, you will not be entitled to receive any dividend for that quarterly dividend period and the undeclared or unpaid dividend will not accumulate.

Each share of our Series B Preferred Stock will be convertible at your option at any time, unless previously redeemed, into 3.125 shares of our Common Stock, reflecting an initial conversion price of $8.00 per share of Common Stock, which may be adjusted as described in this prospectus. The shares of Series B Preferred Stock are also convertible at our option, in whole or in part, into shares of our Common Stock at the conversion price, if the closing price of our Common Stock equals or exceeds 130% of the conversion price for at least 20 trading days within any period of 30 consecutive trading days. Cash will be paid in lieu of issuing any fractional share interest.

The Series B Preferred Stock is also redeemable by us, in whole or in part, at any time on and after the third anniversary of the issue date for the liquidation amount of $25.00 per share of Series B Preferred Stock, plus any declared and unpaid dividends.

All shares of our Common Stock issued upon conversion of the Series B Preferred Stock will be freely tradable without restriction under the Securities Act of 1933, as amended, except for shares purchased by our “affiliates.”

The Series B Preferred Stock has been approved for quotation on the NASDAQ Capital Market under the symbol “MNRKP.” Our Common Stock is currently quoted and traded on the NASDAQ Capital Market under the symbol “MNRK.” On November 27, 2009, the last reported sale price of our Common Stock was $6.75 per share.

Investing in our Series B Preferred Stock involves risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before making your investment decision.

	Per Share	Total
Price to public	$25.00	$17,500,000
Underwriting discount (1)	$1.50	$1,018,750
Proceeds, before expenses, to us (1)	$23.50	$16,481,250

(1)	Scott & Stringfellow, LLC has agreed that the underwriting discount will be $0.875 per share for shares purchased by our directors, executive officers and others. The total underwriting discount and commissions and total proceeds assume the purchase of 50,000 shares by such persons.

We have granted Scott & Stringfellow, LLC, the underwriter for this offering, an option to purchase up to 100,000 additional shares of our Series B Preferred Stock from us at the public offering price, less the underwriting discount and commission, within 30 days from the date of the underwriting agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

The underwriter expects to deliver the shares of Series B Preferred Stock to purchasers on or about December 3, 2009, subject to customary closing conditions.

Scott & Stringfellow

The date of this prospectus is November 30, 2009

MONARCH FINANCIAL HOLDINGS, INC.

Monarch Bank

1101 Executive Blvd.
Chesapeake, VA 23320

750 Volvo Parkway
Chesapeake, VA 23320

1034 S. Battlefield Blvd.
Chesapeake, VA 23322

150 Boush Street
Norfolk, VA 23510

318 W. 21st Street
Norfolk, VA 23517

5225 Providence Road
Virginia Beach, VA 23464

1635 Laskin Road
Virginia Beach, VA 23451
(Open Q1 2010)

100 Lynnhaven Parkway
Virginia Beach, VA 23452

3701 Pacific Avenue
Virginia Beach, VA 23451

4216 Virginia Beach Blvd.
Virginia Beach, VA 23452

OBX Bank

3708 N. Croatan Highway
Kitty Hawk, NC 27949

2520 South Croatan Highway
Nags Head, 27959 (Open Q409)

Mortgage Offices

2809 S. Lynnhaven Road
Virginia Beach, VA 23452

750 Volvo Parkway
Chesapeake, VA 23320

320 W. 21st Street
Norfolk, VA 23517

114 N. Main Street
Suffolk, VA 23434

2101 Parks Avenue, Suite 101
Virginia Beach, VA 23451

3708 N. Croatan Highway
Kitty Hawk, NC 27949

Monarch Investment

1034 S. Battlefield Blvd.
Chesapeake, VA 23322

Monarch Capital

150 Boush Street
Norfolk, VA 23510

Chesapeake Bay
VIRGINIA
Newport News
Hampton
664
64
Norfolk
460
Portsmouth
264
Suffolk
Virginia Beach
Chesapeake
168
Atlantic Ocean
258
17
168
NORTH CAROLINA
Kitty Hawk
Albemarle Sound
Nags Head
13
12

MD
Gaithersburg
Rockville
Crofton
Greenbelt
Bowie
Waldorf
Fredericksburg
Richmond
VA
NC
Charlotte
Greenwood
Wilmington
SC

Additional Mortgage Offices

Bowie, MD	Fredericksburg, VA
Crofton, MD	Richmond, VA
Gaithersburg, MD	Charlotte, NC
Greenbelt, MD	Wilmington, NC
Rockville, MD (2)	Greenwood, SC
Waldorf, MD

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ABOUT THIS PROSPECTUS

It is important for you to read and consider all of the information contained in this prospectus before making your investment decision. You should rely only on the information contained in this prospectus and any related free writing prospectus that we file with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriter has not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell our Series B Preferred Stock in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Series B Preferred Stock. Our business, financial condition and results of operations may have changed since that time.

In this prospectus we rely on and refer to information and statistics regarding the banking industry and banking markets in Virginia and North Carolina. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information. In addition, the sources of the demographic information that we have included in our discussion of our market area in this prospectus include United States Census Bureau, Environmental Systems Research Institute, Inc., economic development authorities and chamber of commerce materials.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Series B Preferred Stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

In this prospectus, we frequently use the terms “we”, “our”, “us” and the “Company” to refer to Monarch Financial Holdings, Inc., Monarch Bank and other subsidiaries which we own as a combined entity, except where it is clear that the terms mean only Monarch Financial Holdings, Inc. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 11.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our Series B Preferred Stock, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

Monarch Financial Holdings, Inc. is a Virginia-chartered bank holding company headquartered in Chesapeake, Virginia engaged in commercial and retail banking, investment and insurance sales, and mortgage origination and brokerage. We conduct our operations through our wholly-owned subsidiary, Monarch Bank, and its two wholly-owned subsidiaries, Monarch Investment, LLC and Monarch Capital, LLC. We also do business in some markets as OBX Bank, Monarch Mortgage and under various names via joint ventures with other partners.

Monarch Bank serves the needs of local businesses, professionals, corporate executives and individuals in the South Hampton Roads area of Southeastern Virginia and the Outer Banks region of Northeastern North Carolina. We operate eight banking offices, five residential mortgage offices and one investment services office in the cities of Chesapeake, Norfolk, Suffolk and Virginia Beach, Virginia. Our ninth full-service banking office operates under the name “OBX Bank” in the Outer Banks region of Northeastern North Carolina in the town of Kitty Hawk. We also operate twelve additional residential mortgage offices outside of our primary market areas.

Monarch Mortgage, a division of Monarch Bank, was formed in May 2007 when we hired a group of approximately 70 experienced mortgage professionals to staff the division. At that time our employment of these individuals increased the size of our mortgage group from approximately 10 to approximately 80 mortgage professionals. Monarch Mortgage is a residential mortgage lender with offices in Virginia, Maryland, North Carolina and South Carolina. We sell 99% of the mortgages we originate on a loan by loan basis to a large number of national banks, mortgage companies, and directly to certain governmental agencies. By maintaining correspondent and broker relationships with a number of companies, and by monitoring the financial condition of those companies, we believe we can limit the risk of our correspondents not purchasing loans we originate. We originate and sell primarily long-term fixed rate mortgage loans and all loans we originate are considered prime loans. We do not securitize pools of loans.

Mortgage originations and sales have become a major source of revenue and net income for the company since the formation of Monarch Mortgage in 2007, with significant growth in both 2008 and 2009 due to a low interest rate environment coupled with recent government stimulus to the mortgage marketplace. We currently manage our interest rate risks by locking in the interest rate for each mortgage loan with our correspondents and borrowers at the same time.

We offer a wide range of commercial and consumer credit, deposit, mortgage, cash management and private banking services. Through our subsidiaries, we provide full-service investment services through licensed representatives as well as title insurance and commercial mortgage brokerage. We are a community oriented, locally owned and operated financial services company.

Monarch Bank was incorporated on May 1, 1998, and opened for business on April 14, 1999. To better serve our clients and more efficiently manage our business operations, in June 2006 we reorganized as a bank holding company with Monarch Bank becoming the banking subsidiary of Monarch Financial Holdings, Inc. We have grown through de novo expansion, acquisition and the hiring of seasoned banking professionals in our target markets. While we have grown rapidly over the past five years, our strategy has been to do so profitably and without compromising our asset quality. Our growth highlights over the last five years include:

•	increasing our total assets from $226.9 million as of December 31, 2004 to $651.7 million as of September 30, 2009;

•	increasing our total loans held for investment from $177.1 million as of December 31, 2004 to $512.8 million as of September 30, 2009; and

•	increasing our total deposits from $171.4 million as of December 31, 2004 to $540.1 million as of September 30, 2009.

Over the past two years our markets have experienced a slowdown in the development, construction, and sale of residential properties, as well as declines in real estate values. The decline in sales has created diminished cash flows for many of our borrowers, and at times left some borrowers unable to properly service their loan obligations. The rise in unemployment has also affected the ability of consumers to properly service their debt obligations. Management has been aggressive during this period in the recognition, provisioning and charging off of non-performing loans, and this has had an impact on the net income of our commercial and other banking segment. During 2008, our commercial and other banking segment experienced a decline in net income before income taxes and noncontrolling interests primarily due to higher provision for loan loss expense related to the general decline in market conditions. However, growth in our mortgage banking operations during 2008 helped offset the decline in our commercial and other banking segment. For the nine months ended September 30, 2009, the impact of adverse conditions on our commercial and other banking segment moderated, with improvements noted in both segments when compared to the first nine months of 2008.

Net Income before Income Taxes

and Noncontrolling Interest

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2009	2008	2008	2007
Commercial and Other Banking	$5,565,204	$4,148,133	$1,890,990	$4,978,893
Mortgage Banking Operations	1,776,256	1,649,987	1,799,724	(1,149,772)
Intersegment Eliminations	(1,706,913)	(1,544,622)	(1,772,101)	1,026,944

Total	$5,634,547	$4,253,498	$1,918,613	$4,856,065

Management Team

Our senior management team consists of 14 officers who have 370 years of combined experience, with an average of 26 years experience each in the financial services industry. The table below identifies our key senior managers.

Name	Position	Years of Experience
William F. Rountree, Jr.	President & Chief Executive Officer	42
Brad E. Schwartz	Executive Vice President – Chief Operating/Financial Officer Chief Executive Officer, Monarch Bank	25
E. Neal Crawford	President – Monarch Bank	24
E. Ted Yoder	President – Monarch Mortgage	16
James K. Ferber	President – Real Estate & Construction Group	27
Barry A. Mathias	Market President – Chesapeake	38
David W. McGlaughon	Market President – OBX Bank	29
Donald F. Price	Market President – Norfolk	32
W. Craig Reilly	Market President – Virginia Beach	11
Barbara N. Lane	Executive Vice President – Operations	39
Andrew N. Lock	Executive Vice President – Chief Credit Officer	17
William T. Morrison	Executive Vice President – Chief Operating Officer, Monarch Mortgage	23
Nancy B. Porter	Executive Vice President – Sales and Marketing	19
Lynette P. Harris	Senior Vice President – Chief Financial Officer, Monarch Bank	28

Mr. Rountree turned 65 in July 2009. As part of our management transition plan, Mr. Rountree retained the title of President and Chief Executive Officer of Monarch Financial Holdings, Inc., and stepped down as Chief Executive Officer and President of Monarch Bank in May 2009. At that time Mr. Brad E. Schwartz was named Chief Executive Officer of Monarch Bank and Mr. E. Neal Crawford was named President of Monarch Bank. Previous to that time Mr. Schwartz served as Executive Vice President and Chief Operating and Financial Officer of Monarch Financial Holdings, Inc. and Monarch Bank, and Mr. Crawford served as Market President-Norfolk for Monarch Bank. Mr. Crawford, Mr. Rountree, and Mr. Schwartz all currently serve as members of the board of directors of Monarch Financial Holdings, Inc. and Monarch Bank. The transition plan is expected to continue and it is expected that Mr. Rountree will step down as Chief Executive Officer in 2010 but will continue to serve as part of Monarch’s executive management team for at least the next three years.

We utilize a “Market President” approach to deliver products and services in each of our primary markets. We hire experienced bankers to serve in these leadership roles, and each Market President is responsible for building a strong team of bankers in their respective markets, developing and managing an advisory board of directors, managing sales and service delivery, and integrating our other lines of business in their communities. We believe this approach allows us to expand into new markets with fewer banking office locations and achieve profitability earlier than by utilizing the traditional banking model of opening a banking office and then looking for bankers to staff the location.

Our Market Areas

We operate in the Virginia Beach-Norfolk-Newport News, VA-NC Metropolitan Statistical Area (“MSA”), more commonly known as Greater Hampton Roads. The Greater Hampton Roads area includes the cities of Virginia Beach, Norfolk, Newport News, Chesapeake, Hampton, Portsmouth and Suffolk, and is the 2nd largest MSA in Virginia and the 5th largest MSA in the Southeast with a population of approximately 1.7 million people as of July 2009. The Greater Hampton Roads has a diversified economy that includes military, tourism, government, education, shipping, healthcare and professional services which has resulted in lower unemployment rates when compared to the overall United States.

As of September 2009, the unemployment rate for the Greater Hampton Roads area was 6.7% compared to 9.8% for the U.S. As of September 2008, the unemployment rate for the Greater Hampton Roads area was 4.3%. The labor pool in Hampton Roads has grown in the past year, with 788 thousand working and 35 thousand unemployed in September 2008 compared to 775 thousand working and 56 thousand unemployed in September 2009. The September 2009 numbers are preliminary estimates of the U.S. Bureau of Labor Statistics.

Our primary market areas are South Hampton Roads, which includes the cities of Virginia Beach, Norfolk, Chesapeake, Portsmouth and Suffolk, Virginia, and the Outer Banks region of Northeastern North Carolina, which is comprised of Currituck and Dare counties. We believe the economic conditions encountered in South Hampton Roads, including the level of home purchases and sales, are consistent with those encountered in Greater Hampton Roads as a whole.

South Hampton Roads, with a population of over one million people as of July 2009, has experienced steady growth in recent years and is one of the largest metropolitan areas in Virginia. The area has a significant military base presence with all of the U.S. armed forces represented in the area. The most notable military base is Naval Station Norfolk, the largest naval installation in the world. Norfolk is also the home of the Port of Hampton Roads, the third largest volume port on the East Coast in terms of general cargo. The presence of the military and port provide stability to the market and help the area weather market downturns in other sectors of the local economy. The area’s economy is also supported by a diverse private sector, including a strong manufacturing base and other significant employers. Leading private sector employers include Stihl, Inc. (chain saws), Sumitomo Machinery Corporation of America (industrial motor drives), Canon Virginia, Inc. (copiers, laser printers and suppliers), Dollar Tree Stores, Inc. (retail), Norfolk Southern Corporation (transportation), and Mitsubishi Corporation (various manufacturing operations). We currently concentrate our operations and have banking offices in Chesapeake, Virginia Beach and Norfolk, Virginia.

The Outer Banks region primarily consists of Currituck and Dare counties on North Carolina’s northeast coast and is a natural extension of our South Hampton Roads market. Currituck County is a part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. We operate a banking office under the name “OBX Bank” in the town of Kitty Hawk with a second OBX Bank office opening in December 2009 in Nags Head, North Carolina.

Business Strategy

Our overall strategic goal is to continue building the area’s top community-based financial services company. We plan to continue to grow both our core banking business as well as our non-interest income lines of business. Specifically, we plan to:

Continue to Penetrate the Greater Hampton Roads Market

Most of our offices are located in the cities of Chesapeake, Virginia Beach and Norfolk, Virginia, and we are continuously looking for additional banking locations in these existing markets that will help support our loan and deposit growth goals. In October 2009, we announced our intention to open our fifth banking office in Virginia Beach, which we expect to open in the first quarter of 2010. Logical extensions of our footprint include the cities of Suffolk, Portsmouth, Newport News and Hampton, Virginia and other markets adjacent to Greater Hampton Roads. We believe our Market President approach to market delivery positions us to successfully expand into new markets. Successful expansion into new markets means we must locate, attract and retain the best talent in our businesses. We will not enter a new market without the right person in the Market President leadership role. This approach may delay our market expansion, but it is our experience that with the right leadership we are able to attract complementary banking professionals and grow loans and deposits more quickly, thus minimizing the short term dilutive effects of de novo branching on our overall profitability.

We believe the Greater Hampton Roads banking market is experiencing a significant amount of market disruption created by the acquisition of Wachovia by Wells Fargo, which held the largest deposit market share at June 30, 2009 representing 19.4% of deposits in the MSA. Other area banks have also been impacted negatively by the recent financial markets downturn. These disruptions create an opportunity for us to acquire both seasoned banking professionals and new clients that are seeking to join a stable and growing franchise in the Greater Hampton Roads marketplace. In August 2009, we announced the hiring of four seasoned banking professionals from regional and local bank competitors in our market. These professionals all have significant client relationships and loan and deposit books of business that we expect to be a source of future growth. The hiring of seasoned bankers and banking teams in our existing and contiguous markets will continue to be a strategy for us as we grow our market share.

Expand OBX Bank

In May 2007, we opened our first full-service banking office in Kitty Hawk, North Carolina under the name “OBX Bank, a Monarch Bank division.” While there have been a number of banks entering this growing market over the past 10 years, most of the banks have out-of-market headquarters and decision-making. Consistent with our strategy, we identified our Market President and developed a local advisory board of directors that have significant experience and deep local ties that we believe will provide us with a competitive advantage in the Outer Banks market. We are also building strong support among local businesses, professionals and consumers, as well as reaching targeted non-residents with residential construction and mortgage loans. We plan to open our second OBX Bank office in the town of Nags Head, North Carolina during December 2009.

Grow Core Deposits

Growing low cost core deposits has been and will continue to be vital to funding our loan growth and preserving our net interest margin. In recent years, we have been successful in growing overall deposits in our target markets. From 2003 to 2008, we opened one banking center per year, increasing our deposit market share penetration in Greater Hampton Roads from 0.98% in 2003 to 2.54% in 2009. Total deposits were $540.1 million at September 30, 2009, an increase of $41.4 million or 8.3% over September 30, 2008. We generate core deposits by offering our clients technology on par with our large bank competitors, including remote deposit capture, sophisticated online internet-based cash management system, and the use of our internal core deposit generating sweep services that allow businesses to earn interest on their excess funds. Our Private Banking Group drives core deposit generation by tailoring the packaging and sales of these services to meet the needs of our retail and commercial clients. At June 30, 2009, we were ranked 9th in deposit market share with 2.54% of the deposits in the Greater Hampton Roads market.

The top four banks in our market control 60.0% of the total deposits in the Greater Hampton Roads market as of June 30, 2009, providing us with ample opportunity to continue to grow our market share.

Grow Non-Interest Income Lines of Business

Our strategy involves building and maintaining sustainable revenue and net income sources incremental to our bank’s spread income (the difference between asset yields and funding costs). Through our subsidiaries and joint ventures, our goal is to provide a full array of products and services, including residential mortgage, investment advisory, title insurance and commercial mortgage brokerage to our clients to meet their financial needs. These ancillary products drive non-interest income, adding diversity to our revenue base and increasing our overall profitability. Over the past several years, we have successfully grown our non-interest income lines of businesses, increasing our non-interest income to operating revenue to 59.6% for the year ended December 31, 2008 compared to 28.0% for the year ended December 31, 2004. We expect that, in the absence of non-organic growth, we will continue to earn non-interest income attributable to our mortgage banking operations at current levels until interest rates rise to rates that discourage residential sales and refinancing by existing homeowners. We operate the following companies that generate non-interest income:

•

Monarch Mortgage – a division of Monarch Bank formed in 2007, Monarch Mortgage and our affiliate mortgage companies (Coastal Home Mortgage, LLC and Home Mortgage Solutions, LLC) underwrite permanent residential mortgage loans to be sold in the secondary market. Monarch Mortgage is headquartered in Virginia Beach, Virginia and operates seventeen additional offices in Chesapeake, Norfolk, Virginia Beach, Suffolk, Richmond, and Fredericksburg, Virginia; Rockville, Bowie, Crofton, Gaithersburg, Waldorf, and Green Belt, Maryland; Kitty Hawk, Charlotte, and Wilmington, North Carolina; and Greenwood, South Carolina. We have been successful in hiring seasoned mortgage originators since opening and continue to evaluate expansion opportunities to hire individual loan officers, entire production groups and offices within our current mortgage market areas.

•	Monarch Investment, LLC – a wholly-owned subsidiary of Monarch Bank formed in 2003, delivers retail and commercial investment and insurance services to our clients.

•

Monarch Capital, LLC – a wholly-owned subsidiary of Monarch Bank formed in 2004, provides structured financing and commercial mortgage brokerage services in the placement of primarily long-term, fixed-rate, non-recourse debt for the commercial, hospitality, and multi-family housing markets.

•	Real Estate Security Agency, LLC – a majority-owned joint venture formed in 2007, offers residential and commercial title and settlement services to our banking and mortgage clients.

Maintain Financial Discipline

We are committed to being a high performing financial services company and will continue to expand our banking office network and grow our loan portfolio, but will only do so in a disciplined manner. We will expand only when we have the appropriate local banking officers retained and will not reduce our credit standards or pricing to generate new loans. Our focus on credit risk management has enabled us to successfully grow our balance sheet while generally maintaining strong asset quality through our conservative underwriting practices despite the recent adverse economic climate. We believe that maintaining our financial discipline will generate strong long-term stockholder value.

Our principal executive offices are located at 1101 Executive Boulevard, Chesapeake, Virginia 23320, and our telephone number is (757) 389-5112. Our primary internet address is www.monarchbank.com. The information contained on our web site is not part of this prospectus.

Participation in the Capital Purchase Program

On December 19, 2008 we issued $14.7 million of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program (the “CPP”), together with a warrant to purchase up to 264,706 shares of our Common Stock at an initial exercise price of $8.33 per share (the “Warrant”). If this offering and any other qualified equity offerings that we may make prior to December 31, 2009 result in aggregate gross proceeds of at least $14.7 million, the number of shares of our Common Stock underlying the Warrant then held by the Treasury will be reduced by 50% to 132,353 shares.

The Offering

Issuer	Monarch Financial Holdings, Inc.

Securities Offered	700,000 shares of Series B Preferred Stock (800,000 shares if the underwriter exercises its over-allotment option in full).

Offering Price per Share	$25.00

Liquidation Preference	$25.00 per share of Series B Preferred Stock, plus an amount equal to the sum of all declared, accrued and unpaid dividends.

Maturity	Perpetual.

Dividends	7.80% per annum, which is equivalent to $1.95 per annum per share. Dividends are payable quarterly, when, as and if declared, on the last day of March, June, September and December of each year, commencing December 31, 2009.

In order for the Series B Preferred Stock to qualify for Tier 1 capital treatment, dividends are noncumulative and are payable if, when and as authorized and declared by our board of directors. If for any reason the board of directors does not authorize full cash dividends for a dividend period, we will have no obligation to pay any dividends for that period, whether or not our board of directors authorizes and declares dividends on the Series B Preferred Stock for any subsequent dividend period.

Notwithstanding the foregoing, holders of the Series B Preferred Stock have a priority on the receipt of dividends relative to the holders of our junior securities, including the Common Stock. If we have not declared and paid or set aside for full payment of the quarterly dividends on the Series B Preferred Stock for a particular dividend period, we may not declare or pay dividends on, or redeem or purchase, shares of securities junior to the Series B Preferred Stock during the next succeeding dividend period.

Conversion by Holder	Each share of Series B Preferred Stock will be convertible at the option of the holder into 3.125 shares of our Common Stock (which reflects an initial conversion price of $8.00 per share of Common Stock), subject to certain adjustments. See “Description of the Series B Preferred Stock – Optional Conversion Right.”

Conversion by Us	We may, at our option, at any time or from time to time cause some or all of the Series B Preferred Stock to be converted into shares of our Common Stock at the then applicable conversion rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, the closing price of our Common Stock exceeds 130% of the then applicable conversion price of the Series B Preferred Stock. See “Description of the Series B Preferred Stock – Mandatory Conversion at Our Option.”

Redemption	Subject to prior approval by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Series B Preferred Stock is redeemable at our option at any time, in whole or in part, on and after the third anniversary of the issue date, at $25.00 per share, plus declared and unpaid dividends, if any, for the prior and the then current dividend periods.

Ranking	The Series B Preferred Stock will be, with respect to dividends and upon liquidation, dissolution or winding-up: (i) junior to all our existing and future debt obligations; (ii) junior to each class of capital stock or series of preferred stock, the terms of which expressly provide that it ranks senior to the Series B Preferred Stock; (iii) on a parity with the Series A Preferred Stock, and any future class of capital stock or preferred stock expressly state that such class ranks on parity with the Series B Preferred Stock; and (iv) senior to all classes of our Common Stock or series of preferred stock, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series B Preferred Stock.

As of the consummation of this offering, the Series B Preferred Stock will not rank junior to any of our securities; will rank on a parity with the Series A Preferred Stock; and will rank senior to our trust preferred securities and Common Stock. “Description of the Series B Preferred Stock – Ranking.”

Voting	Except as required by law and our articles of incorporation, which will include the terms of the Series B Preferred Stock, the holders of Series B Preferred Stock will have no voting rights.

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $16.2 million, after deducting underwriting discounts and commissions and other estimated expenses (or approximately $18.6 million if the underwriter exercises its over-allotment option in full). We intend to use the proceeds of the offering for general corporate purposes, including funding organic growth and opportunistic acquisitions that meet our investment criteria, and, including, if approved, the redemption of our Series A Preferred Stock and Warrant issued to the Treasury through the CPP. See “Use of Proceeds.”

Tax Consequences	Material U.S. federal tax considerations relevant to the purchase, ownership and disposition of our Series B Preferred Stock and Common Stock issued upon its conversion are described in “Material Federal U.S. Income Tax Considerations.” Prospective investors are advised to consult with their own tax advisors regarding the tax consequences of acquiring, holding or disposing of our Series B Preferred Stock and Common Stock issued upon its conversion in light of current tax laws, their particular personal investment circumstances and the application of state, local and other tax laws.

Shares Outstanding After this Offering (1)	5,792,914 shares of Common Stock.

14,700 shares of Series A Preferred Stock.

700,000 shares of Series B Preferred Stock (800,000 shares if the underwriter exercises its over-allotment option in full).

Risk Factors	Before investing, you should carefully review the information contained under “Risk Factors” beginning at page 11 for a discussion of the risks related to an investment in our Series B Preferred Stock.

Proposed NASDAQ Symbol	The Series B Preferred Stock has been approved for quotation on the NASDAQ Capital Market under the symbol “MNRKP.”

(1)	The number of shares of Common Stock outstanding excludes 301,437 shares of Common Stock issuable upon exercise of outstanding stock options as of September 30, 2009, with a weighted average exercise price of $7.78 per share, and the Warrant for 264,706 shares of Common Stock with an initial exercise price of $8.33 per share held by the Treasury.

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited financial statements for each of the five years that ended December 31, 2008, 2007, 2006, 2005 and 2004 and from our unaudited financial statements for the nine months ended September 30, 2009 and 2008. You should read the detailed information and the financial statements included elsewhere in the prospectus. The operating data for the nine months ended September 30, 2009 are not necessarily indicative of the results that might be expected for the full year.

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
			(in thousands, except ratios and per share amounts)
Balance Sheet Data:
Assets	$651,744	$594,835	$597,198	$503,164	$407,720	$331,174	$226,858
Loans, held for investment (HFI), net of unearned income	512,784	496,061	496,666	415,177	318,028	260,581	177,141
Deposits	540,092	498,704	496,086	389,704	314,113	273,073	171,376
Total common stockholders’ equity	48,346	46,294	45,077	36,548	34,009	29,796	21,103
Total shareholders’ equity	63,046	46,294	59,777	36,548	34,009	29,796	21,103
Average shares outstanding, basic (1)	5,650,780	5,088,633	5,213,096	4,814,738	4,759,448	4,388,720	3,943,054
Average shares outstanding, diluted (1)	5,704,082	5,250,089	5,292,232	5,019,221	5,026,364	4,583,951	4,112,396
Results of Operations:
Interest income	$24,047	$23,435	$29,258	$30,752	$25,110	$15,527	$9,392
Interest expense	8,220	11,129	14,716	14,487	10,861	5,507	3,232
Net interest income	15,827	12,306	14,542	16,265	14,249	10,020	6,160
Provision for loan losses	4,085	1,245	5,014	976	559	915	305
Net interest income after provision for loan losses	11,742	11,061	9,528	15,289	13,690	9,105	5,855
Non-interest income	26,526	14,641	21,469	8,379	3,615	3,161	2,412
Securities gains (losses)	—	10	(56)	—	(29)	(11)	(16)
Non-interest expenses	32,633	21,459	29,023	18,812	11,870	9,088	7,113
Income before income taxes	5,635	4,253	1,918	4,856	5,406	3,167	1,138
Income tax expense	1,834	1,328	505	1,533	1,786	1,065	374
Net income	3,801	2,925	1,413	3,323	3,620	2,102	764
Net income attributable to noncontrolling interests	(168)	(258)	(281)	(165)	6	—	(7)
Net income attributable to Monarch Financial Holdings, Inc.	3,633	2,667	1,132	3,158	3,626	2,102	757
Amortization of warrants	29	—	—	—	—	—	—
Dividend on preferred stock	558	—	25	—	—	—	—
Net income available to common shareholders	3,046	2,667	1,107	3,158	3,626	2,102	757
Per Share Data:
Net income, basic	$0.54	$0.52	$0.21	$0.66	$0.76	$0.48	$0.19
Net income, diluted	0.53	0.51	0.21	0.63	0.72	0.46	0.18
Book value at period end	8.35	8.14	7.86	7.57	7.02	6.31	5.33
Tangible book value at period end	8.06	7.82	7.55	7.17	7.02	6.30	5.33
Asset Quality Ratios:
Non-performing assets to total assets	1.34%	0.89%	1.35%	0.08%	0.02%	0.00%	0.00%
Non-performing loans to period end loans	1.47%	0.98%	1.49%	0.10%	0.03%	0.00%	0.00%
Net charge-offs to average loans	0.50%	0.05%	0.20%	0.06%	0.00%	0.01%	0.00%
Allowance for loan losses to period-end loans, HFI	1.83%	1.00%	1.59%	0.95%	1.01%	1.02%	1.01%
Allowance for loan losses to nonperforming loans	124.22%	101.92%	107.19%	958.07%	3267.68%	N/A	N/A
Selected Ratios:
Return on average assets	0.75%	0.65%	0.20%	0.76%	1.05%	0.82%	0.39%
Return on average equity	7.84%	8.79%	2.66%	8.86%	11.38%	8.14%	3.68%
Efficiency (2)	76.80%	79.10%	80.20%	76.33%	66.55%	69.01%	83.13%
Noninterest income to operating revenue (3)	62.63%	54.35%	59.55%	34.00%	20.10%	23.92%	28.00%
Net interest margin	3.52%	3.21%	3.00%	4.25%	4.43%	4.15%	3.35%
Equity to assets	9.67%	7.78%	10.01%	7.26%	8.34%	9.00%	9.30%
Tangible common shareholders’ equity to tangible assets	7.18%	7.50%	7.27%	6.90%	8.34%	9.00%	9.30%
Tier 1 risk-based capital	12.64%	11.09%	13.53%	9.22%	12.18%	9.86%	9.92%
Total risk-based capital	13.89%	12.11%	14.79%	10.05%	13.07%	10.74%	10.76%
Leverage	11.17%	9.42%	11.76%	9.56%	12.21%	9.96%	10.28%

(1)	Amounts have been adjusted to reflect a 6 for 5 stock split in 2003, a 6 for 5 stock split in 2004, an 11 for 10 stock dividend in 2005, a 5 for 4 stock split in 2006, and a 6 for 5 stock split in 2007.
(2)	The efficiency ratio is a key performance indicator in our industry. We monitor this ratio in tandem with other key indicators for signals of potential trends that should be considered when making decisions regarding strategies related to such areas as asset liability management, business line development, and growth and expansion planning. The ratio is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income, net of any securities gains or losses. It is a measure of the relationship between operating expenses and earnings.
(3)	Operating revenue is defined as net interest income plus noninterest income.

RISK FACTORS

An investment in our Series B Preferred Stock involves risk, and you should not invest in our stock unless you can afford to lose some or all of your investment. You should carefully read the risks described below before you decide to buy any of our Series B Preferred Stock. Our business, prospects, financial condition and results of operations could be harmed by any of the following risks.

Risk Factors Related to this Offering

Our Series B Preferred Stock is subordinated to our obligations to our creditors and will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up of our assets.

The Series B Preferred Stock is subordinated to our obligations to our creditors, including our depositors. If we are in default to these creditors, you may not receive principal and interest payments on the Series B Preferred Stock. In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay the liquidation preference of our Series B Preferred Stock only after all of our liabilities have been paid. In addition, our Series B Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock of our subsidiaries held by third parties. The rights of holders of our Series B Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and minority equity holders. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Series B Preferred Stock then outstanding. The Series B Preferred Stock ranks equally in seniority to the Series A Preferred Stock, which has a liquidation value of $14.7 million. The Series B Preferred Stock will not rank junior to any of our securities, however the terms of our outstanding junior subordinated debt securities relating to certain issuances of trust preferred securities prohibit us from making a liquidation payment on the Series B Preferred Stock if we are in default or have given notice of our election to defer interest payments on the junior subordinated debt securities.

We may not have sufficient cash flow to make payments on the Series B Preferred Stock and our other debt.

Our ability to pay dividends on the Series A Preferred Stock and the Series B Preferred Stock, principal and interest on our debt and to fund our planned capital expenditures, depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, and regulatory factors. For a discussion of some of these risks and uncertainties, please see “— Risk Factors Relating to Our Company.” Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on our indebtedness.

If our cash flow and capital resources are insufficient to allow us to make scheduled payments on the Series B Preferred Stock or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. If we cannot make scheduled payments on our debt, we could be forced into receivership or liquidation and you could lose all or part of your investment in the Series B Preferred Stock.

You may not receive dividends on our Series B Preferred Stock or our Common Stock.

Dividends on the Series B Preferred Stock are noncumulative. If our board of directors fails to declare a dividend or we fail to pay a dividend declared by our board of directors on the Series B Preferred Stock for a dividend period, then the holders of the Series B Preferred Stock will have no right to receive a dividend related to that dividend period, and we will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period. See “Description of the Series B Preferred Stock – Dividend Rights.”

Holders of our Series B Preferred Stock and our Common Stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, our

Common Stockholders are subject to the prior dividend rights of any holders of our preferred stock or depositary shares representing such preferred stock then outstanding. As of September 30, 2009, there were 14,700 shares of our Series A Preferred Stock, with a liquidation amount of $1,000 per share, issued and outstanding. Under the terms of the Series A Preferred Stock, our ability to declare and pay dividends on or repurchase our Common Stock will be subject to restrictions in the event we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock.

We have never declared a cash dividend on our Common Stock in the past and we may not do so in the future. Our ability to declare and pay cash dividends will be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of Virginia and federal banking regulations, our income and financial condition, tax considerations and general business conditions. Furthermore, as long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, prior to December 19, 2011, unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the Treasury will be required for us to, among other things, pay a Common Stock dividend. Under the terms of our Series A Preferred Stock, our ability to declare or pay dividends on or repurchase our Common Stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series A Preferred Stock. This could adversely affect the market price of our Common Stock. Also, we are a bank holding company and our ability to declare and pay dividends is dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

In addition, the terms of our outstanding junior subordinated debt securities relating to certain issuances of trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Series B Preferred Stock and our Common Stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we are in default or have given notice of our election to defer interest payments.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

We are a legal entity separate and distinct from our banking and other subsidiaries. Our principal source of cash flow, including cash flow to pay dividends to our stockholders and principal and interest on our outstanding debt, is dividends from our banking subsidiary, Monarch Bank. There are statutory and regulatory limitations on the payment of dividends by Monarch Bank to us, as well as by us to our stockholders. Regulations of both the Federal Reserve and the Virginia State Corporation Commission affect the ability of Monarch Bank to pay dividends and other distributions to us and to make loans to us. If Monarch Bank is unable to make dividend payments to us and sufficient capital is not otherwise available, we may not be able to make dividend payments to holders of our Series B Preferred Stock or our Common Stock.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our Series B Preferred Stock or our Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, shares of our Common Stock are effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

Periods of rising interest rates will adversely affect the market price of the Series B Preferred Stock.

As of the date of this prospectus, interest rates are at historically low levels. In periods of rising interest rates, holders of fixed dividend securities like the Series B Preferred Stock should expect to see the market price of the fixed rate security go down.

There is currently no established public market for the Series B Preferred Stock, which could limit their market price or the ability to sell them for an amount equal to or higher than their initial offering price.

There is no established public trading market for the Series B Preferred Stock. We intend to have the Series B Preferred Stock quoted on the NASDAQ Capital Market as soon as practicable after the completion of the offering. However, we cannot assure you that an active trading market for the Series B Preferred Stock will develop or be sustained after the completion of the offering. If a trading market does not develop or is not maintained, holders of the Series B Preferred Stock may experience difficulty in reselling, or an inability to sell, the Series B Preferred Stock. If a market for the Series B Preferred Stock develops, any such market may be discontinued at any time. If a public trading market develops for the Series B Preferred Stock, future trading prices of the Series B Preferred Stock will depend on many factors, including, among other things, the price of our Common Stock into which the Series B Preferred Stock is convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our Common Stock into which the Series B Preferred Stock is convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the Series B Preferred Stock may trade at a discount from their principal amount.

The market for our Common Stock is limited and historically has experienced significant price and volume fluctuations, which may make it difficult for you to resell the Series B Preferred Stock or the shares of Common Stock into which the Series B Preferred Stock is convertible.

The Series B Preferred Stock will be convertible into shares of our Common Stock. Our Common Stock is currently listed on the NASDAQ Capital Market under the symbol “MNRK.” The volume of trading activity in our stock is relatively limited. Even if a more active market develops, there can be no assurance that such market will continue, or that you will be able to sell your shares at or above the offering price.

Further, the market for our Common Stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our Common Stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our Common Stock to fluctuate substantially. The trading price of the Series B Preferred Stock is expected to be affected significantly by the price of our Common Stock.

You may suffer dilution of the Common Stock issuable upon conversion of your Series B Preferred Stock.

The number of shares of our Common Stock issuable upon conversion of your Series B Preferred Stock is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions. See “Description of the Series B Preferred Stock—Conversion Rights.” The number of shares of our Common Stock issuable upon conversion of your Series B Preferred Stock is not subject to adjustment for other events, including the following:

•	the issuance of shares of our Common Stock for cash or in connection with acquisitions or other transactions, including in exchange for other of our outstanding securities;

•

the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Common Stock under any plan;

•

the issuance of any shares of our Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•

the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series B Preferred Stock were first issued.

The terms of the Series B Preferred Stock do not restrict our ability to offer shares of our Common Stock in the future or to engage in other transactions that could dilute our Common Stock. We have no obligation to consider the interests of the holders of the Series B Preferred Stock in engaging in any such offering or transaction. If we issue additional shares of our Common Stock, that issuance may materially and adversely affect the price of our Common Stock and, because of the relationship of the number of shares of our Common Stock you are to receive on conversion to the price of our Common Stock, such other events may adversely affect the trading price of the Series B Preferred Stock.

If you hold Series B Preferred Stock, you are not entitled to any rights with respect to our Common Stock, but you are subject to all changes made with respect to our Common Stock.

If you hold Series B Preferred Stock, you are not entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but you are subject to all changes affecting the Common Stock. You will only be entitled to rights on the Common Stock if and when we deliver shares of Common Stock to you in exchange for your Series B Preferred Stock. For example, if an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of the shares of Common Stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock.

The trading volume in our Common Stock is lower than that of other large financial services companies.

Subject to certain conditions, the Series B Preferred Stock will be convertible into shares of our Common Stock. Although our Common Stock is traded on the NASDAQ Capital Market, the trading volume in our Common Stock is lower than that of other larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our Common Stock, significant sales of our Common Stock, or the expectation of these sales, could cause our stock price to fall.

Risk Factors Relating to Our Company

Changes in interest rates may impact our net interest margin and profitability.

Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Our net interest margin depends on many factors that are partly or completely outside of our control, including competition, monetary and fiscal policies, and economic conditions generally. Our net interest margin is positively impacted when the Federal Reserve lowers rates and negatively impacted when it increases rates, due to our large portfolio of floating rate loans with floor or minimum rates established above the floating rate equivalent. We anticipate that our profitability will continue to hold in the current rate environment by our ability to control the costs of deposits and other borrowings which are used to fund our loans. We try to minimize our exposure to interest rate risk, but we are unable to completely eliminate this risk.

Our profitability depends significantly on economic conditions in our market area.

Our success depends to a large degree on the general economic conditions in Greater Hampton Roads, Virginia. Our market has experienced a downturn in which we have seen falling home prices, rising foreclosures, reduced economic activity, increased unemployment and an increased level of commercial and consumer delinquencies. The economic climate has created diminished cash flows for many of our borrowers, and at times left some borrowers unable to properly service their loan obligations. The rise in unemployment has also affected the ability of consumers to properly service their debt obligations. Management has been aggressive during this period in the recognition, provisioning and charging off of non-performing loans, and this has had an impact on the net income of our commercial and other banking segment. If economic conditions in our market do not improve or deteriorate further, we could experience any of the following consequences, each of which could further adversely affect our business:

•	demand for our products and services could decline;

•	loan delinquencies may continue to increase; and

•	problem assets and foreclosures may continue to increase.

We could experience further adverse consequences in the event of a prolonged economic downturn in our market due to our exposure to commercial loans across various lines of business. A prolonged economic downturn could impact collateral values or cash flows of the borrowing businesses, and as a result our primary source of repayment could be insufficient to service the debt. In addition, adverse consequences to us in the event of a prolonged economic downturn in our market could be compounded by the fact that many of our commercial and real estate loans are secured by real estate located in our market area. A further significant decline in real estate values in our market would mean that the collateral for many of our loans would provide less security. As a result, we would be more likely to suffer losses on defaulted loans because our ability to fully recover on defaulted loans by selling the real estate collateral would be diminished. In addition, a number of our loans are dependent on successful completion of real estate projects and demand for homes, both of which could be affected adversely by a decline in the real estate markets.

Future economic conditions in our market will depend on factors outside of our control such as political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government, military and fiscal policies and inflation. Adverse changes in economic conditions in our market would likely impair our ability to collect loans and could otherwise have a negative effect on our financial condition.

If we experience greater loan losses than anticipated, it will have an adverse effect on our net income and our ability to fund our growth strategy.

While the risk of nonpayment of loans is inherent in banking, if we experience greater nonpayment levels than we anticipate, our earnings and overall financial condition, as well as the value of our Common Stock, could be adversely affected. We cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the growth in our loan portfolio, loan losses may be greater than management’s estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our stockholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our profitability. Any loan losses will reduce the loan loss allowance. A reduction in the loan loss allowance will be restored by an increase in our provision for loan losses. This would reduce our earnings, which could have an adverse effect on our stock price.

Our profitability depends on our ability to manage our balance sheet to minimize the effects of interest rate fluctuation on our net interest margin.

Our results of operations depend on the stability of our net interest margin, which is the difference between the rates we receive on loans and investments and the rates we pay for deposits and other sources of funds. Interest rates, because they are influenced by, among other things, expectations about future events, including the level of economic activity, federal monetary and fiscal policy and geo-political stability, are not predictable or controllable. In addition, the interest rates we can earn on our loan and investment portfolios and the interest rates we pay on our deposits are heavily influenced by competitive factors. Community banks are often at a competitive disadvantage in managing their cost of funds compared to the large regional, super-regional or national banks that have access to the national and international capital markets. These factors influence our ability to maintain a stable net interest margin.

Our long-term goal is to maintain a neutral position in terms of the volume of assets and liabilities that mature or re-price during any period so that we may reasonably predict our net interest margin; however, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and influence our ability to maintain this neutral position. Generally speaking, our earnings will be more sensitive to fluctuations in interest rates the greater the variance in the volume of assets and liabilities that mature or re-price in any period. The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of interest rates, and whether we are more asset sensitive or liability sensitive. Accordingly, we may not be successful in maintaining this neutral position and, as a result, our net interest margin may suffer, which will negatively impact our earnings. Based on our asset and liability position at September 30, 2009, a rise or decline in interest rates would have limited impact on our net interest income in the short term.

We rely heavily on our management team and the unexpected loss of any of those personnel could adversely affect our operations; we depend on our ability to attract and retain key personnel.

We are a client-focused and relationship-driven organization. We expect our future growth to be driven in a large part by the relationships maintained with our clients by our executive and senior lending officers. We have entered into an employment agreement with Mr. Rountree, President and Chief Executive Officer, Mr. Schwartz, Executive Vice President and Chief Operating and Financial Officer of the Company and Chief Executive Officer of Monarch Bank, E. Neal Crawford, Jr., Executive Vice President of the Company and President of Monarch Bank, and Edward O. Yoder, President of Monarch Mortgage. The existence of such agreements, however, does not necessarily ensure that we will be able to continue to retain their services. The other members of management do not currently have employment agreements to retain their services. The unexpected loss of key employees could have a material adverse effect on our business and possibly result in reduced revenues and earnings. Mr. Rountree has been treated for the past 18 years for various types of cancer, and he continues treatment and monitoring.

Also, our anticipated growth and success, in large part, will be due to the services provided by our mortgage banking officers and the employees of our residential mortgage division. The loss of services of one or more of these persons could have a material adverse effect on our operations, and our business could suffer. With the exception of Mr. Yoder, our mortgage loan originators are not a party to any employment agreement with us, and they could terminate their employment with us at any time and for any reason.

The implementation of our business strategy will also require us to continue to attract, hire, motivate and retain skilled personnel to develop new client relationships as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing clients if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating or retaining them.

Revenue from our mortgage banking operations are sensitive to changes in economic conditions, decreased economic activity, a slowdown in the housing market, higher interest rates or new legislation and may adversely impact our profits.

Our mortgage banking division, Monarch Mortgage, has provided a significant portion of our consolidated revenue and maintaining our revenue stream in this segment is dependent upon our ability to originate loans and sell them to investors. For the nine months ended September 30, 2009, our mortgage banking operations produced approximately $1.8 million in net income before taxes and non-controlling interest. Mortgage loan production levels are sensitive to changes in economic conditions and can suffer from decreased economic activity, a slowdown in the housing market or higher interest rates. Generally, any sustained period of decreased economic activity or higher interest rates could adversely affect Monarch Mortgage’s mortgage originations and, consequently, reduce its income from mortgage lending activities. In addition, new legislation, including proposed legislation that would require Monarch Mortgage to retain five percent of the credit risk of securitized exposures, could adversely affect its operations.

Deteriorating economic conditions may also cause home buyers to default on their mortgages. In certain of these cases where Monarch Mortgage has originated loans and sold them to investors, it may be required to repurchase loans or provide a financial settlement to investors if it is proven that the borrower failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor. Such repurchases or settlements would also adversely affect our net income.

Periods of rising interest rates will adversely affect our income from our mortgage division.

In periods of rising interest rates, consumer demand for new mortgages and re-financings decreases, which in turn adversely impacts our mortgage banking division. Currently, as a result of government actions and other economic factors related to the economic downturn and disruptions in the credit market, interest rates are at historically low levels. It is unknown how long interest rates will remain at these historically low levels and to the extent that market interest rates increase in the future, we will likely experience reductions in our mortgage banking income. Because interest rates depend on factors outside of our control, we cannot eliminate the interest rate risk associated with our mortgage operations.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. As of September 30, 2009, $455.6 million, or 87.1% of our loans held for investment were secured by real estate (both residential and commercial). A major change in the real estate market, such as deterioration in the value of this collateral, or in the local or national economy, could adversely affect our clients’ ability to pay these loans, which in turn could negatively impact us. Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring our extensions of credit carefully. We cannot fully eliminate credit risk, and as a result credit losses may occur in the future.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

Effective internal controls are necessary for us to provide reliable financial reports. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Any failure to maintain an effective system of internal controls could harm our operating results or cause us to fail to meet our reporting obligations.

We may not be able to successfully manage our growth or implement our growth strategies, which may adversely affect our results of operations and financial condition.

A key aspect of our business strategy is our continued growth and expansion. Our ability to continue to grow depends, in part, upon our ability to:

•	open new banking offices;

•	attract deposits to those locations; and

•	identify attractive loan and investment opportunities.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future. Our ability to manage our growth successfully also will depend on whether we can maintain capital levels adequate to support our growth, maintain cost controls and asset quality and successfully integrate any new banking offices into our organization.

As we continue to implement our growth strategy by opening new banking and mortgage offices, we expect to incur construction costs and increased personnel, occupancy and other operating expenses. We generally must absorb those higher expenses while we continue to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, our plans to grow could depress our earnings in the short run, even if we efficiently execute this growth.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market over the past year, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of all types of loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced or ceased providing funding to borrowers. This tightening of credit has led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets have adversely affected our business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

Current levels of market volatility are unprecedented.

The capital and credit markets have experienced volatility and disruption. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be affected adversely by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result, defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices insufficient to recover the full amount of the financial instrument exposure due to us. There is no assurance that any such losses would not materially and adversely affect our results of operations.

Recent legislative regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. banking system.

The Emergency Economic Stabilization Act of 2008 (“EESA”) was enacted on October 3, 2008 to restore liquidity and stability to the financial system of the United States. The EESA authorizes the Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under the Troubled Asset Relief Program (“TARP”). The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. The Treasury has allocated $250 billion towards the CPP. Under the CPP, the Treasury is purchasing equity securities from participating institutions, and in December 2008 we issued our Series A Preferred Stock to the Treasury pursuant to the CPP. EESA also increased federal deposit insurance on most deposit accounts from $100 thousand to $250 thousand. This increase is in place until the end of 2013 and is not covered by deposit insurance premiums paid by the banking industry. On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was enacted as a sweeping economic recovery package intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. There can be no assurance as to the actual impact that EESA or its programs, including the CPP, and ARRA or its programs, will have on the national economy or financial markets. The failure of these significant legislative measures to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our financial condition, results of operation, liquidity or stock price.

The EESA and ARRA have been followed by numerous actions by the Federal Reserve, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation (the “FDIC”), the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. The purpose of these legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, ARRA, and the other regulatory initiatives described above may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, and results of operations could be materially and adversely affected.

The impact on us of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009 and their implementing regulations, and actions by the FDIC, cannot be predicted at this time.

The programs established or to be established under EESA, ARRA and TARP may have adverse effects upon us. We may face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities. Also, participation in specific programs may subject us to additional restrictions. Similarly, programs established by the FDIC under the systemic risk exception to the Federal Deposit Act, whether we participate or not, may have an adverse effect on us. Participation in the FDIC Temporary Liquidity Guarantee Program likely will require the payment of additional insurance premiums to the FDIC. We may be required to pay significantly higher FDIC premiums even if we do not participate in the FDIC Temporary Liquidity Guarantee Program because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The FDIC released a notice of proposed rulemaking on September 29, 2009 that, if made final, would require all insured institutions, including Monarch Bank, to prepay their FDIC premiums for the fourth quarter of 2009 and all of 2010 through 2012. The FDIC also approved an increase of assessment rates by three basis points effective January 2011. The effects of participating or not participating in any such programs and the extent of our participation in such programs cannot reliably be determined at this time.

Current and future increases in FDIC insurance premiums, including the FDIC special assessment imposed on all FDIC-insured institutions, will decrease our earnings.

EESA, as amended by the Helping Families Save Their Homes Act of 2009, temporarily increased the limit on FDIC coverage to $250 thousand for all accounts through December 31, 2013. In addition, in May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of our total assets minus Tier 1 capital as of June 30, 2009. This represented a charge of approximately $309 thousand, which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC released a notice of proposed rulemaking on September 29, 2009 that, if made final, would require all insured institutions, including Monarch Bank, to prepay their FDIC premiums for the fourth quarter of 2009 and all of 2010 through 2012. The FDIC also approved an increase of assessment rates by three basis points effective January 2011. Any such prepayment will decrease our earnings and could have a material adverse effect on the value of, or market for, our Common Stock.

Our preferred stock reduces net income available to holders of our Common Stock and earnings per common share and the Warrant may be dilutive to holders of our Common Stock.

The cash dividends declared on each series of our preferred stock will reduce any net income available to holders of Common Stock and our earnings per common shares. The preferred stock will also receive preferential treatment in the event of sale, merger, liquidation, dissolution or winding-up of our company. Additionally, the ownership interest of holders of our Common Stock will be diluted to the extent the Warrant is exercised.

Because of our participation in TARP, we are subject to several restrictions including restrictions on compensation paid to our executives.

Pursuant to the terms of TARP, we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds an investment in us. These standards generally apply to certain of our senior executive officers. The standards include, among other things, ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; a required clawback of any bonus or incentive compensation paid to our top twenty most highly compensated employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; a prohibition on making golden parachute payments to senior executives; an agreement not to deduct for tax purposes annual compensation in excess of $500 thousand for each senior executive; and a limitation on bonuses.

Additionally, the Treasury released an interim final rule on standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the CPP and ARRA. The new Treasury interim final rules, which became effective on June 15, 2009, also prohibit any tax gross-up payments to senior executive officers and the next 20 highest paid executives. The rule further authorizes the Treasury to establish the Office of the Special Master for TARP Executive Compensation with broad powers to review compensation plans and corporate governance matters of TARP recipients.

If we are unable to redeem the Series A Preferred Stock issued to Treasury after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem the Series A Preferred Stock issued to Treasury prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Our directors and executive officers own our Common Stock, and their interests may conflict with those of our other stockholders.

As of September 30, 2009, our directors and executive officers beneficially owned approximately 983,337 shares or 16.2% of our Common Stock. Accordingly, such persons will be in a position to exercise substantial influence over our affairs and may impede the acquisition of control by a third party. We cannot assure investors that the interests of our directors and executive officers will always align precisely with the interests of the other holders of our Common Stock.

Our future success will depend on our ability to compete effectively in the highly competitive financial services industry.

The banking business is highly competitive, and we face substantial competition in all phases of our operations from a variety of different competitors. Our future growth and success will depend on our ability to compete effectively in this highly competitive financial services environment. Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on bank holding companies and federally insured state-chartered banks, national banks and federal savings institutions. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services. Some of these competitors are subject to similar regulation but have the advantages of larger established client bases, higher lending limits, extensive banking office networks, numerous ATMs, greater advertising-marketing budgets and other factors.

Competition in our target market area for loans to businesses, professionals and consumers is very strong. Most of our competitors have substantially greater resources and lending limits than us and offer certain services, such as extensive and established banking office networks and trust services that we cannot provide. Moreover, larger institutions operating in South Hampton Roads have access to borrowed funds at lower cost than is available to us. Several community banks are headquartered in our trade areas. Several regional and super-regional banks, as well as a number of large credit unions, also have banking offices in our market area. Competition among institutions for checking and saving deposits in the area is intense.

Our legal lending limit may limit our growth.

We are limited in the amount we can lend to a single borrower by the amount of our capital. Generally, under current law, we may lend up to 15% of our unimpaired capital and surplus to any one borrower. As of September 30, 2009, we were allowed to lend approximately $9.5 million to any one borrower, and maintained an in-house limit of $9.0 million to any one borrower. This amount is significantly less than that of many of our competitors and may discourage potential borrowers who have credit needs in excess of our legal lending limit from doing business with us. Our legal lending limit also impacts the efficiency of our lending operation because it tends to lower our average loan size, which means we have to generate a higher number of transactions to achieve the same portfolio volume. We can accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not efficient or always available. We may not be able to attract or maintain clients seeking larger loans or may not be able to sell participations in such loans on terms we consider favorable.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses in our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of our clients relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed our current estimates. Rapidly growing loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances is more difficult, and may be more affected by changes in estimates, and by losses exceeding estimates, than more seasoned portfolios. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in our loan portfolio, we cannot fully predict such losses or that our loan loss allowance will be adequate in the future. Excessive loan losses could have a material and adverse impact on our financial performance. Because of our growth strategy, we expect that our earnings will be negatively impacted by loan growth, which requires additions to our allowance for loan losses. Consistent with our loan loss reserve methodology, we expect to make additions to our loan loss reserve levels as a result of our growth strategy, which may affect our short-term earnings.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in the amount of our provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

Our ability to operate profitably may depend on our ability to implement various technologies into our operations.

The market for financial services, including banking services and consumer finance services, is increasingly affected by advances in technology, including developments in telecommunications, data processing, computers, automation, internet-based banking and telebanking. Our ability to compete successfully in our markets may depend on the extent to which we are able to exploit such technological changes. If we are not able to afford such technologies, properly or timely anticipate or implement such technologies, or properly train our staff to use such technologies, our business, financial condition or operating results could be adversely affected.

If we need additional capital in the future to continue our growth, we may not be able to obtain it on terms that are favorable. This could negatively affect our performance and the value of our Common Stock.

Our business strategy calls for continued growth. We anticipate that we will be able to support this growth through the generation of additional deposits at new banking locations as well as investment opportunities. However, we may need to raise additional capital in the future to support our continued growth and to maintain our capital levels. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We may not be able to obtain additional capital in the amounts or on terms satisfactory to us. Our growth may be constrained if we are unable to raise additional capital as needed.

We may in the future issue additional stock, any or all of which will dilute your percentage ownership and, possibly, the value of your shares.

Our board of directors has the authority to issue all or part of any authorized but unissued Common Stock without prior stockholder approval and without allowing the stockholders the right to purchase their pro rata portion of such shares of Common Stock. This includes shares authorized to be issued under our stock compensation plans. The issuance of any new shares of Common Stock will dilute your percentage ownership on an as converted basis and could dilute the value of your Series B Preferred Stock.

Our management will have discretion in allocating all of the proceeds of the offering, and it could delay the achievement of our strategic goals.

We will use the net proceeds from this offering for general corporate purposes and as further described in the section entitled “Use of Proceeds.” General corporate purposes include using the net proceeds to provide additional equity capital to Monarch Bank to support the growth of our operations. We may also use a portion of the net proceeds of this offering to redeem all or a portion of the Series A Preferred Stock and the Warrant.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining specific uses of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the net proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.

Continued growth may require raising additional capital which may dilute current stockholders’ ownership percentage.

In order to meet applicable regulatory capital requirements, we may, from time to time, need to raise additional capital to support continued growth. If selling our equity securities raises additional funds, the relative ownership interests of our existing stockholders would likely be diluted.

Our need to comply with extensive and complex government regulation could have an adverse effect on our business.

The banking industry is subject to extensive regulation by state and federal banking authorities. Many of the banking regulations we are governed by are intended to protect depositors, the public or the insurance funds maintained by the FDIC, not stockholders. Banking regulations affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth and changes in regulations could adversely affect us. The burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors. In addition, the cost of compliance with regulatory requirements could adversely affect our ability to reduce losses or operate profitably.

In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future nor the impact those changes may have on our operations. Although the U.S. Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

The costs of being a public company are proportionately higher for small companies like us due to the requirements of the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to us. We expect to experience increasing compliance costs, including costs related to internal controls and the requirement that our auditors attest to and report on management’s assessment of our internal controls, as a result of the Sarbanes-Oxley Act. The regulations apply to us in 2010. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

Virginia law and the provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our Common Stock that would be willing to pay you a premium for your shares of our Common Stock.

Our articles of incorporation and bylaws contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of us. These provisions include the division of our board of directors into classes with staggered terms, the ability of our board of directors to set the price, term and rights of, and to issue, one or more series of our preferred stock and the ability of our board of directors, in evaluating a proposed business combination or other fundamental change transaction, to consider the effect of the business combination on us and our stockholders, employees, customers and the communities which we serve. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. See “Description of Other Capital Stock.” These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of stockholders to change the composition of the board of directors, to affect its policies generally and to benefit from actions which are opposed by the current board of directors.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of us. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of our management and on information available at the time these statements and disclosures were prepared.

This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this prospectus, and in the documents incorporated by reference in this prospectus, and relate to, among other things, projections of revenues, earnings, earnings per share, cash flows, capital expenditures, or other financial items, expectations regarding acquisitions, discussions of estimated future revenue enhancements, potential dispositions, and changes in interest rates. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity, and capital resources. The words “believe”, “anticipate”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “will”, and similar terms and phrases identify forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a number of factors. Factors that may cause actual results to differ materially from those expected include the following:

•	changes in interest rates;

•	changes in economic conditions in our market area;

•	greater loan losses than anticipated;

•	the effect on us and our industry of difficult market conditions, unprecedented volatility and the soundness of other financial institutions;

•	the effect of recent legislative regulatory initiatives;

•	our ability to compete effectively in the highly competitive financial services industry;

•	the effect of our concentration in loans secured by real estate;

•	the adequacy of our allowance for loan losses;

•	our ability to obtain additional capital in the future on terms that are favorable;

•	other factors described under “Risk Factors” above.

Because of these uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We will not update the forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting underwriting discounts, commissions and the estimated expenses of this offering payable by us, will be approximately $16.2 million, or approximately $18.6 million if the underwriter’s over-allotment option is exercised in full. We intend to use the proceeds of the offering for general corporate purposes, including funding organic growth and opportunistic acquisitions that meet our investment criteria. We may also use a portion of the net proceeds of this offering to redeem all or a portion of the Series A Preferred Stock and the Warrant issued to the Treasury.

RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED DIVIDENDS AND DISTRIBUTIONS

Our ratio of earnings to fixed charges and preferred dividends and distributions for the nine month period ended September 30, 2009 and for each of the five years in the period ended December 31, 2008 were as follows:

	Nine Months Ended September 30, 2009	Year Ended December 31,
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred dividends and distributions	1.55%	1.11%	1.32%	1.50%	1.58%	1.35%

For the purposes of the above calculations, “earnings” consist of income from continuing operations before adjustments for income taxes plus fixed charges. “Fixed charges” consist of interest costs, the interest component of rental expense and amortization of debt issuance costs. Prior to this offering, we had 14,700 shares of the Series A Preferred Stock outstanding. We have computed the ratios of earnings to fixed charges and preferred dividends and distributions by dividing earnings by fixed charges plus preferred dividends and distributions.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2009. Our capitalization is presented on an actual basis and on an as-adjusted basis to give effect to the sale of 700,000 shares of Series B Preferred Stock, based on an assumed public offering of $25.00 per share, as if the offering had been completed as of September 30, 2009 and assuming:

•	the net proceeds of the offering are $16.2 million, after deducting the estimated underwriting discount and estimated offering expenses of $250 thousand;

•	the underwriter’s over-allotment option is not exercised; and

•	the application of the net proceeds of this offering to the uses described in “Use of Proceeds.”

The following data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	September 30, 2009
	Actual	As Adjusted
Long-term Indebtedness:
Junior subordinated debentures (1)	$10,000,000	$10,000,000
Shareholders’ Equity:
Preferred stock, 2,000,000 shares authorized:
Series A cumulative, non-convertible, perpetual preferred stock, $1,000 liquidation value, 14,700 shares issued and outstanding	$14,510,815	$14,510,815
Series B noncumulative, convertible, perpetual preferred stock, $25 liquidation value, 0 shares issued and outstanding, 700,000 shares issued and outstanding on as adjusted basis	—	16,231,250
Common stock, par value $5.00 per share, 20,000,000 shares authorized; 5,792,914 shares issued and outstanding	28,964,570	28,964,570
Capital surplus	8,229,998	8,229,998
Retained earnings	11,603,364	11,603,364
Accumulated other comprehensive income, net	(263,138)	(263,138)

Total shareholders’ equity	$63,045,609	$79,276,859

Total capitalization (2)	$73,045,609	$89,276,859

Book value per common share	$8.35	$8.35 (3)

Tangible book value per common share	$8.06	7.89 (4)

Capital Ratios:
Leverage ratio	11.17%	13.36%
Tier 1 risk-based capital ratio (5)	12.64%	15.07%
Total risk-based capital ratio (5)	13.89%	16.29%

(1)	Consists of debt associated with trust preferred securities in the aggregate amount of $10 million.
(2)	Includes total shareholders’ equity and junior subordinated debentures, net of estimated offering costs of $1.4 million related to this Series B Preferred Stock offering.
(3)	The calculation to determine as adjusted book value per common share does not include $14.7 million of net proceeds from the sale of the Series A Preferred Stock or $16.2 million of net proceeds from the sale of the Series B Preferred Stock.
(4)	The calculation to determine as adjusted tangible book value per common share does include the $16.2 million of net proceeds from the sale of the Series B Preferred Stock and assumes a conversion price of $8.00 per share.
(5)	As adjusted assumes net proceeds from the offering are invested in assets with a 100% risk-weighting.

MARKET FOR COMMON STOCK

Our Series B Preferred Stock is a new issue for which there is no existing market. The Series B Preferred Stock has been approved for listing and quotation on the NASDAQ Capital Market under the symbol “MNRKP.”

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “MNRK.” The table below presents the high and low sales prices for our Common Stock for each completed quarter of 2007 and 2008 and 2009 through November 27, 2009. Market values are shown per share and are based on the shares outstanding, on a split adjusted basis, for 2008 and 2007.

2009	High	Low
Fourth Quarter (through November 27)	$7.59	$6.00
Third Quarter	8.99	6.40
Second Quarter	9.00	4.00
First Quarter	7.85	4.01

2008	High	Low
Fourth Quarter	$9.50	$6.33
Third Quarter	10.30	6.50
Second Quarter	11.25	9.25
First Quarter	11.00	9.10

2007	High	Low
Fourth Quarter	$13.91	$9.17
Third Quarter	11.56	9.81
Second Quarter	12.85	10.42
First Quarter	12.37	10.56

The closing sales price for our Common Stock on November 27, 2009, as reported on the NASDAQ Capital Market, was $6.75 per share. As of October 9, 2009, the most recent date records were available, there were 1,998 stockholders of record. As of November 13, 2009, the most recent date records were available, there were 566,143 shares of Common Stock subject to outstanding options or warrants to purchase, or securities convertible into our Common Stock and 774,110 shares that could be sold pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or that we have agreed to register under the Securities Act for sale by security holders.

DIVIDEND POLICY

Dividends on the Series B Preferred Stock are noncumulative. While it is our current intent to pay dividends on the Series B Preferred Stock as scheduled, there is no guarantee that we will do so. If our board of directors fails to declare a dividend on the Series B Preferred Stock for any dividend period, then the holders of the Series B Preferred Stock will have no right to receive a dividend related to that dividend period, and we will have no obligation to pay a dividend for the related dividend period or to pay any interest, whether or not dividends on the Series B Preferred Stock are declared for any future dividend period. See “Description of the Series B Preferred Stock – Dividend Rights.”

We have never declared a cash dividend on our Common Stock. The final determination of the timing, amount and payment of dividends on our Series B Preferred Stock and our Common Stock is at the discretion of our board of directors and will depend upon our and our subsidiaries’ earnings, principally Monarch Bank, our financial condition and other factors, including general economic conditions and applicable governmental regulations and policies as discussed in the section entitled “Supervision and Regulation.”

We are organized under the Virginia Stock Corporation Act, which prohibits the payment of a dividend if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred stockholders.

We are a legal entity separate and distinct from our subsidiaries. Our ability to distribute cash dividends will depend primarily on the ability of Monarch Bank to pay dividends to us, and Monarch Bank is subject to laws and regulations that limit the amount of dividends that it can pay. As a state member bank, Monarch Bank is subject to certain restrictions imposed by the reserve and capital requirements of federal and Virginia banking statutes and regulations. Under Virginia law, a bank may not declare a dividend in excess of total bank profits from current as well as prior years that have neither been distributed to shareholders as dividends nor transferred to surplus. Additionally, Monarch Bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by it in any calendar year exceeds the total of its retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve.

The Federal Reserve and the Virginia Bureau of Financial Institutions have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the Virginia Bureau of Financial Institutions and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice. Monarch Bank may not declare or pay a dividend without the approval of its board and two-thirds of its stockholders if the dividend would exceed its undivided profits as reported to the Federal Reserve. The Federal Reserve has indicated that a bank holding company should generally pay dividends only if its net income available to common stockholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

We are also subject to certain restrictions imposed by the reserve and capital requirements of federal banking statutes and regulations. In addition, as a result of our participation in the CPP, we must obtain the Treasury’s consent to commence payment of dividends on our Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The following discussion provides information about the major components of our results of operations and financial condition, liquidity and capital resources. This discussion and analysis should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus.

We generate a significant amount of our income from the net interest income earned by Monarch Bank. Net interest income is the difference between interest income and interest expense. Interest income depends on the amount of interest-earning assets outstanding during the period and the interest rates earned thereon. Monarch Bank’s cost of money is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon. The quality of the assets further influences the amount of interest income lost on non-accrual loans and the amount of additions to the allowance for loan losses.

We also generate income from non-interest sources. Non-interest income sources include bank related service charges, fee income from residential and commercial mortgage sales, fee income from the sale of investment and insurance services, income from bank owned life insurance (“BOLI”) policies, as well as gains or losses from the sale of investment securities.

Analysis of Operating Results

Net Income

We reported year-to-date net income of $3.6 million for the first nine months of 2009 compared to $2.7 million for the same period in 2008, an increase of 36.2% or $965 thousand. Basic earnings per share of Common Stock were $0.54 for the first nine months of 2009 compared to $0.52 for the same period in 2008 and diluted earnings per share were $0.53 for the first nine months of 2009 compared to $0.51 for the same period in 2008.

We reported net income of $1.1 million for the year ended December 31, 2008 compared to $3.2 million and $3.6 million for the years ended December 31, 2007 and 2006, respectively. For the year ended December 31, 2008, the basic and diluted earnings per share were both $0.21. Our basic and diluted earnings per share were $0.66 and $0.63, respectively, for the year ended December 31, 2007, and $0.76 and $0.72, respectively, for the year ended December 31, 2006.

Two important and commonly used measures of profitability are return on assets (net income as a percentage of average total assets) and return on stockholders’ equity (net income as a percentage of average common stockholders’ equity). Our annualized return on average assets was 0.74% for the nine months ended September 30, 2009 compared to 0.65% for the nine months ended September 30, 2008. Our annualized return on average equity for the first nine months of 2009 was 7.84% compared to 8.79% for the first nine months of 2008. Our returns on average assets were 0.20%, 0.76% and 1.05% for the years ended December 31, 2008, 2007 and 2006, respectively. The returns on average stockholders’ equity were 2.66%, 8.86% and 11.38% for the same time periods.

The improvements, year over year, in net income were due to growth in both net interest income and non-interest income. The impact of this growth was partially offset by slower growth in non-interest expense and a greater provision for loan losses expense.

Net interest income increased $3.5 million and non-interest income increased $11.9 million, for the first nine months of 2009 compared to the same period in 2008. Lower interest costs associated with our deposits is a primary contributor to the improvement in net interest income and increased production from our mortgage division is the source of the increase in non-interest income.

Non-interest expense increased $11.2 million for the first nine months of 2009 compared to the same period in 2008. The areas of greatest non-interest expense growth were salaries and benefits, loan origination expense, and FDIC insurance expense. Our provision for loan losses increased $2.8 million for the nine month period ended September 30, 2009 compared to the same period in 2008. This growth was due to higher loss experience and an increase in watch-list loans.

Net income was down for the year ended December 31, 2008 compared to the year ended December 31, 2007 by $2.0 million or 64.1%, and net income declined $468 thousand or 12.9% for the year ended December 31, 2007 compared to the year ended December 31, 2006. A declining net interest margin coupled with a significantly higher provision for loan losses were the primary contributors to this decline.

For the year ended December 31, 2008, net interest income declined 10.6% or $1.7 million compared to the year ended December 31, 2007, which had increased $2.0 million or 14.1% over the year ended December 31, 2006. Provision for loan losses increased 413% or $4.0 million for the year ended December 31, 2008 compared to the year ended December 31, 2007, which had increased 74.6% or $417 thousand over the year ended December 31, 2006. This was due to a combination of factors which included a severe downturn in the economy and increased provision for loan losses expense.

Non-interest income increased $13.0 million or 155.6% for the year ended December 31, 2008 compared to the year ended December 31, 2007 and $4.8 million or 133.7% for the year ended December 31, 2007 compared to the year ended December 31, 2006. The source of this growth trend was increased production from our mortgage operations. Non-interest expenses increased 54.3% or $10.2 million for a total of $29.0 million for the year ended December 31, 2008 and $6.9 million or 58.5% for a total of $18.8 million in 2007, compared to a total of $11.9 million for the year ended December 31, 2006. The majority of the increases were in salaries and benefits, occupancy expenses and loan origination expenses.

Net non-interest income or loss, which represents non-interest income minus non-interest expense, has improved dramatically with the growth of our non-interest income lines of business. A lower net non-interest income number can enhance profitability, and we focus more closely on this number than on the industry standard efficiency ratio. For the nine months ended September 30, 2009, our net non-interest loss was $6.1 million compared to $6.8 million for the same period in 2008, an improvement of 10.3%. For the year ended December 31, 2008, our net non-interest loss was $7.6 million compared to $10.4 million in the year ended December 31, 2007, a 27.1% improvement. For the year ended December 31, 2007, this number grew $2.1 million or 25.9% when compared to $8.3 million in the year ended December 31, 2006 due to the startup of our mortgage operations.

Net Interest Income

Net interest income, a significant source of our revenue, is the excess of interest income over interest expense. Net interest income is influenced by a number of factors, including the volume of interest-earning assets and interest bearing liabilities, the mix of interest-earning assets and interest bearing liabilities, the interest rates earned on earning assets, and the interest rates paid to obtain funding to support the assets. For analytical purposes, net interest income is adjusted to a taxable equivalent basis to recognize the income tax savings on tax-exempt assets, such as BOLI and state and municipal securities. A tax rate of 34% was used in adjusting interest on BOLI, tax-exempt securities and loans to a fully taxable equivalent basis. The difference between rates earned on interest-earning assets (with an adjustment made to tax-exempt income to provide comparability with taxable income, i.e. the “FTE” adjustment) and the cost of the supporting funds is measured by the net interest margin.

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Net interest income showed marked improvement in the first nine months of 2009 due to repricing opportunities of both assets and liabilities in a low, but stable, rate environment. Interest rates have remained at a record low since December 2008, which has allowed us to realign our longer term liability costs with that of our assets. Historically, we have been an asset sensitive company with the majority of our loan portfolio indexed to the Wall Street Journal Prime Rate (“WSJ”) and set to re-price quickly. Our net interest income is negatively impacted when rates decline because repricing of our liabilities lags behind that of our assets. Over the past year, we have renegotiated the majority of our commercial and mortgage loans to include rate “floors” which limits how low a rate can go, despite of how a loan is indexed. In addition, we have repriced deposits as they mature to lower market rates.

The federal funds rate that is set by the Federal Reserve’s Federal Open Market Committee was 0.25% at September 30, 2009 compared to 2.00% at September 30, 2008. For comparable periods, the WSJ, which generally moves with the federal funds rate, was 3.25% compared to 5.00%. A stable, though lower, rate environment has allowed us to renegotiate the pricing of our interest bearing liabilities and assets to terms which should be more favorable to us in the future when rates begin to rise.

Net interest income was $15.8 million for the first nine months of 2009 compared to net interest income of $12.3 million for the first nine months of 2008. Despite a 175bp decline in our primary pricing index, interest income increased $611 thousand for the first nine months of 2009 compared to 2008. Growth in loan volume coupled with the addition of rate floors have kept interest income level with prior periods, while falling rates have resulted in lower interest expense for an overall improvement in net interest income.

Establishing rate floors, which are the contractually defined minimum rate that can be charged on variable rate loans, is one of the ways a traditionally asset sensitive lender can neutralize that sensitivity and buffer the impact of falling rates. Interest and fees on loans are the largest component of our interest income. At September 30, 2009, $214.4 million, or 89% of our commercial and real estate loans had average floors of 5.68% compared to 37%, or $104.7 million, at an average rate of 5.21% at September 30, 2008. The addition of floors coupled with loan growth have kept interest earnings level in spite of steep rate declines in an $86 million segment of our consumer loan portfolio, home equity loans, that do not have floors and carry rates at or near WSJ.

Concurrent with the addition of loan floors, we have replaced the majority of our longer term, higher cost, liabilities with lower cost liabilities. At September 30, 2009, the blended cost on our time deposits had declined 108 basis points when compared to the first nine months of 2008. Total interest expense declined $2.9 million in the first nine months of 2009 when compared to 2008.

Our net interest rate spread on a tax-equivalent basis increased 45 basis points to 3.12% for first nine months of 2009 when compared to 2.67% for the same period in 2008. Yield on earning assets decreased 75 basis points to 5.31% in 2009 compared to 6.06% for the first nine months of 2008, while the cost of interest bearing liabilities decreased 120 basis points to 2.19% from 3.39%, respectively, for the same period.

Year ended December 31, 2008 compared to year ended December 31, 2007 and year ended December 31, 2007 compared to year ended December 31, 2006

Net interest income declined $1.7 million to $14.5 million in 2008 compared to $16.3 million in 2007. Net interest income growth in 2007 was $2.0 million or 14.1% over 2006. During 2008, we had an asset sensitive balance sheet with the majority of our earning assets set to reprice within a one year time frame and many of our loans repricing on a daily basis based on market indexes. When comparing the components of net interest income in 2007 to 2006 our total interest costs increased $3.6 million or 33.4% to $14.5 million on average volume growth of $60.1 million while total interest income increased $5.6 million or 22.5% to $30.8 million on average volume growth of $61.1 million. The same comparison of 2008 to 2007 shows that our total interest costs only increased $229 thousand or 1.6% to $14.7 million on average volume growth of $123.8 million while total interest income declined $1.5 million or 4.9% to $29.3 million on average volume growth of $106.6 million.

As stated previously, we have historically been asset sensitive and the economic environment created challenges in 2008 that began in late 2007. A majority of our loan portfolio is tied to the WSJ which has moved in tandem with the changes in the federal funds rate. The Federal Reserve’s Open Market Committee, which sets the federal funds rate, decreased the target funds rate five times in 2008 for a total of 400 basis points, which resulted in a historically low federal funds rate of 0.25%. In 2007, they decreased rates three times for a total of 100 basis points between September and December.

Our net yield on earning assets or net interest margin, which is calculated by dividing net interest income by average earning assets, was 3.00% in 2008 compared to 4.25% and 4.43% in 2007 and 2006, respectively. Our earning asset yield decreased 201 basis points in 2008 to 5.95% compared to a 24 basis point increase to 7.96% in 2007 over the 2006 rate of 7.72%. During the same periods, liability costs declined 121 basis points to 3.32% compared to a 35 basis point increase to 4.53% in 2007 over 4.18% in 2006. The result of these changes is a 80 basis point margin compression in 2008 to a spread of 2.63% compared to 3.43% in 2007 and 3.54% in 2006. Comparing the basis point decrease in our earning asset yield to the decrease in the index reveals that we were able to soften the effect of the economic change through management strategies. With 75% of all loans repricing due to maturity or contractual repricing (to the prime rate or another market index) in 2008 and 79% in 2007, we negotiated floors on the majority of our commercial and mortgage loan portfolio, which prevented further declines in asset earnings. On the cost side, we promoted funding growth that is short term, with 93% of interest bearing liabilities set to reprice within twelve months of December 31, 2008.

BOLI has been included in interest-earning assets. We purchased $6.0 million in BOLI during the fourth quarter of 2005. The income on BOLI is not subject to federal income tax, giving it a tax-effective yield of 5.68% for the first nine months of 2009 compared to 5.50% for the same period in 2008.

In July 2006, we added additional capital through the issuance of $10.0 million in trust preferred securities. These securities are treated as subordinated debt and have been included in other borrowings. The cost on trust preferred securities decreased to an average of 2.95% from 5.36% in the first nine months of 2009 compared to the same period of 2008.

The following table is an analysis of net interest income, on a taxable basis, depicting interest income on average earning assets and related yields, interest expense on average interest bearing liabilities and related rates paid for the periods indicated.

NET INTEREST INCOME ANALYSIS

	For Periods Ended September 30,
	2009			2008
	Average Balance	Income/ Expense	Yield Rate (1)	Average Balance (5)	Income/ Expense (5)	Yield Rate (1)
ASSETS
Securities, at amortized cost	$6,260,901	$181,539	3.88%	$12,290,979	$367,649	4.00%
Loans, net	585,918,470	23,772,474	5.42%	494,676,533	22,822,737	6.16%
Federal funds sold	5,340,746	9,987	0.25%	1,051,275	17,444	2.22%
Dividend-earning restricted equity securities	6,112,856	80,553	1.76%	4,332,645	162,206	5.00%
Deposits in other banks	2,470,322	1,902	0.10%	3,798,859	65,040	2.29%
Bank owned life insurance (2)	6,879,653	292,230	5.68%	6,630,381	273,274	5.51%

Total earning assets	612,982,948	24,338,685	5.31%	522,780,672	23,708,350	6.06%

Less: Allowance for loan losses	(8,560,372)			(4,378,100)
Nonaccrual loans	6,767,652			600,506
Total nonearning assets	28,960,333			28,475,918

Total assets	$640,150,561			$547,478,996

LIABILITIES and STOCKHOLDERS’ EQUITY
Interest-bearing deposits:
Checking	$16,395,957	$50,504	0.41%	$16,710,550	$121,729	0.97%
Regular savings	29,889,357	291,155	1.30%	6,228,006	29,540	0.63%
Money market savings	117,604,995	1,119,478	1.27%	128,880,070	2,708,259	2.81%
Certificates of deposit
$100,000 and over	95,324,826	1,455,647	2.04%	126,529,066	3,008,377	3.18%
Under $100,000	175,835,490	4,232,934	3.22%	101,206,992	3,603,853	4.76%

Total interest-bearing deposits	435,050,625	7,149,718	2.20%	379,554,684	9,471,758	3.33%
Borrowings	66,245,972	1,070,214	2.16%	59,109,988	1,657,240	3.75%

Total interest-bearing liabilities	501,296,597	$8,219,932	2.19%	438,664,672	$11,128,998	3.39%
Noninterest-bearing liabilities
Demand deposits	71,839,085			62,816,450
Other noninterest-bearing liabilities	5,047,719			5,481,517

Total liabilities	578,183,401			506,962,639
Stockholders’ equity	61,967,160			40,516,357

Total liabilities and stockholders’ equity	$640,150,561			$547,478,996

Net interest income (2)		$16,118,753			$12,579,352

Interest rate spread (2)(3)			3.12%			2.67%

Net interest margin (2)(4)			3.52%			3.21%

(1)	Yields are annualized and based on average daily balances.
(2)	Income and yields are reported on a taxable equivalent basis assuming a federal tax rate of 34%, with a $99,358 adjustment for 2009 and a $92,913 adjustment for 2008.
(3)	Represents the differences between the yield on total average earning assets and the cost of total interest-bearing liabilities.
(4)	Represents the ratio of net interest-earnings to the average balance of interest-earning assets.
(5)	Loans held for sale of $26,815,990 and interim interest income of $1,211,085 have been reclassified from mortgage banking income to interest income and fees on loans for September 30, 2008 to be consistent with the presentation for September 30, 2009.

NET INTEREST INCOME ANALYSIS

(In thousands)

	For the Years Ended December 31,
	2008			2007			2006
	Average Balance	Income/ Expense	Yield/ Rate (1)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate (1)
Assets
Loans:
Commercial	$207,492	$14,700	7.08%	$156,567	$12,798	8.17%	$116,782	$9,336	7.99%
Mortgage	152,759	9,398	6.15%	139,038	11,527	8.29%	116,425	9,739	8.37%
Consumer	109,527	4,397	4.01%	70,022	5,546	7.92%	58,462	4,576	7.83%

Total loans	469,778	28,495	6.07%	365,627	29,871	8.17%	291,669	23,651	8.11%

Securities:
Federal agencies	10,013	383	3.83%	10,043	439	4.37%	11,404	436	3.82%
Mortgage-backed	906	38	4.19%	1,380	56	4.06%	4,950	252	5.09%
State and municipal	—	—	0.00%	—	—	0.00%	281	13	4.63%
Other securities	1,659	63	3.80%	2,091	76	3.63%	2,137	77	3.60%

Total securities	12,578	484	3.85%	13,514	571	4.23%	18,772	778	4.14%

Restricted stock and deposits in other banks	8,639	279	3.23%	5,524	310	5.61%	13,325	681	5.11%

Bank owned life insurance	6,661	370	5.55%	6,417	374	5.83%	6,171	365	5.91%
Total interest-earning assets	497,656	29,628	5.95%	391,082	31,126	7.96%	329,937	25,475	7.72%

Less: Allowance for loan losses	(4,526)			(3,546)			(3,177)
Other non-earning assets	60,942			26,844			18,047

Total assets	$554,072			$414,380			$344,807

Liabilities and Stockholders’ Equity
Deposits:
Demand	$16,364	152	0.93%	$10,549	25	0.24%	$9,561	20	0.21%
Money market	123,542	3,203	2.59%	144,964	6,363	4.39%	154,176	6,837	4.43%
Savings	9,509	115	1.21%	5,982	35	0.59%	7,751	49	0.63%
Time	240,648	9,203	3.82%	120,352	5,913	4.91%	70,217	3,026	4.31%

Total deposits	390,063	12,673	3.25%	281,847	12,336	4.38%	241,705	9,932	4.11%
Other borrowings	53,556	2,043	3.81%	37,927	2,150	5.67%	17,995	928	5.16%

Total interest-bearing liabilities	443,619	14,716	3.32%	319,774	14,486	4.53%	259,700	10,860	4.18%

Demand deposits	65,607			58,104			51,685
Other liabilities	2,234			861			1,550
Stockholders’ equity	42,612			35,641			31,872

Total liabilities and stockholders’ equity	$554,072			$414,380			$344,807

Interest rate spread (2)			2.63%			3.43%			3.54%

Net yield on earning assets			3.00%			4.25%			4.43%

Reconcilement to GAAP:
Net interest income tax equivalent		14,912			16,640			14,615
Less: Taxable equivalent adjustment		126			127			124
Less: BOLI interest income		244			247			241

		$14,542			$16,266			$14,250

(1)	Yields are annualized and based on average daily balances.
(2)	Represents the differences between the yield on total average earning assets and the cost of total interest-bearing liabilities.

Rate/Volume Analysis

The goal of a rate/volume analysis is to compare two or more periods to determine whether the difference between those periods is the result of changes in rate, or volume, or some combination of the two. This is achieved through a “what if” analysis. We calculate what the potential income would have been in the new period if the prior period rate would have remained unchanged, and compare that result to what the potential income would have been in the prior period if the current rates were in effect. Through the analysis of these income potentials, we are able to determine how much of the change between periods is due to the impact of differing rates and how much is volume driven.

For discussion purposes, our “Rate/Volume Analysis” and “Net Interest Income Analysis” tables include tax equivalent income on BOLI that is not in compliance with generally accepted accounting principles (“GAAP”). The following table is a reconciliation of our income statement presentation to these tables.

RECONCILIATION OF NET INTEREST INCOME TO TAX EQUIVALENT NET INTEREST INCOME

	Nine Months Ended September 30,		For the Years Ended December 31,
Non-GAAP	2009	2008	2008	2007	2006
Interest income
Total interest income	$24,046,455	$23,435,076	$29,258,204	$30,752,514	$25,110,447
Bank owned life insurance	192,872	180,361	244,035	246,513	240,603
Tax equivalent adjustment (34% tax rate)	99,358	92,913	125,715	126,992	123,947

Adjusted income on earning assets	24,338,685	23,708,350	29,627,954	31,126,019	25,474,997

Interest expense
Total interest expense	8,219,932	11,128,998	14,715,983	14,486,625	10,860,686

Net interest income-adjusted	$16,118,753	$12,579,352	$14,911,971	$16,639,394	$14,614,311

Adjusted income on earning assets increased $630 thousand in the first nine months of 2009 compared to 2008 because our growth in earning assets offset reduced yields. Income from loans, which is the largest component of earning assets, increased $949 thousand, in spite of an earnings potential from growth of $3.5 million. During the same period, interest income from securities declined $186 thousand; $168 thousand due to a smaller portfolio and $18 thousand due to lower rates. Interest on federal funds sold declined $8 thousand and BOLI increased $19 thousand in the first nine months of 2009 compared to the same period in 2008.

Loans, net of unearned income, and loans held for sale grew a combined $56.2 million, to $593.6 million at September 30, 2009 compared to $537.4 million at September 30, 2008. Had interest rates in 2009 remained level with 2008 at this increase in volume, the year over year earnings potential from loans was $3.5 million. Consumer loans, which include home equity products and loans held for sale, had a growth related earnings potential of $2.6 million, or 74.3% of the total category, but only yielded $1.1 million due to the negative impact of much lower rates. Commercial loans had an earnings potential of $645 thousand and mortgage loans, $259 thousand. However, lower yields reduced this potential by $711 and $376 thousand for net losses of $66 thousand in commercial loans and $117 thousand in mortgage loans.

Investment income declined in the first nine months of 2009 compared to 2008. In the first nine months of 2009, investment income has decreased $185 thousand due to both volume and rate reductions. A significant portion of our Federal Agency securities have been called in the past year as market rates fell below the rate on these investments. Securities purchased to replace those called have a much lower yield than the original bonds.

Interest on federal funds sold and other bank accounts as well as income on restricted securities decreased a combined total of $153 thousand for the first nine months of 2009 compared to 2008. Income on restricted equity securities has declined, despite higher average balances, because the Federal Home Loan Bank of Atlanta (“FHLB”) modified its stock release policy. In addition, the FHLB paid no dividends until August of this year, at which time they declared a lower yielding dividend.

Year to date interest expense through September 30, 2009 has decreased $2.9 million compared to 2008. Interest on deposits has been the primary source, contributing $2.3 million; other borrowings and federal funds purchased added expense savings of $574 and $13 thousand, respectively.

On average, interest bearing deposits increased $55.5 million to $435.1 million through September 30, 2009 compared to $379.6 million through September 30, 2008 while the average cost of those deposits has dropped from 3.33% to 2.20%. Our deposit composition has changed along with rates, which should contribute to cost savings in the future.

Money market accounts contributed $1.6 million to our interest savings during the first nine months of 2009 compared to the same period in 2008. The blended average rate on these deposits has decreased from 2.81% to 1.27%. Based on the Rate/Volume Analysis table below, $1.4 million of interest savings is due to rate and $219 thousand is attributable to volume, which is inconsistent with the period end growth noted. For clarification purposes, both the Net Interest Income and the Rate/Volume Analysis tables utilize average balances for calculation purposes because an average takes into account both the level and duration of a balance, creating a more accurate picture in most cases. The results then would indicate that money market accounts, on average, had declined over time. Although this has been the case, in mid-September 2009 we opened a $30.0 million brokered money market account which carries a low indexed interest rate. Given its relative size, this account should provide interest savings benefits going forward.

Interest cost on time deposits (“CDs”) declined $923 thousand in the first nine months of 2009 compared to the same period in 2008. Interest cost savings of $2.0 million associated with rate were partially offset by $1.1 million in additional interest costs associated with growth. The composition of our CD portfolio has shifted over time to lower cost CDs. On average, Jumbo CDs, time deposits in excess of $100 thousand, represented 55.6% or our total CDs at September 30, 2008 compared to 35.2% at September 30, 2009. Management has focused, through two retail CD campaigns, on our local market. The first of these campaigns was offered in the fall of 2008, with the majority of those CDs maturing from August to October 2009, when we ran a second campaign. The short duration of the CDs offered has allowed us to manage the decline in rates over time more efficiently.

Savings interest cost for the first nine months of 2009 increased $261 thousand over the same period in 2008. We introduced a new higher cost savings product in 2008 that has produced average year over year growth of $23.7 million.

Our borrowing costs declined $574 thousand in the first nine months of 2009 due to lower rates, partially offset by higher balances.

Changes in Net Interest Income (Rate/Volume Analysis)

Net interest income is the product of the volume of average earning assets and the average rates earned, less the volume of average interest bearing liabilities and the average rates paid. The portion of change relating to both rate and volume is allocated to each of the rate and volume changes based on the relative change in each category. The following table analyzes the changes in both rate and volume components of net interest income on a tax equivalent basis.

RATE / VOLUME ANALYSIS

(in thousands)

	For the Nine Months Ended September 30,			For the Years Ended December 31,
	2009 vs 2008			2008 vs 2007			2007 vs 2006
	Interest Increase (Decrease)	Change Attributable to		Interest Increase (Decrease)	Change Attributable to		Interest Increase (Decrease)	Change Attributable to
		Rate	Volume		Rate	Volume		Rate	Volume
Interest income
Loans:
Commercial	$(66)	$(711)	$645	$1,902	$(1,867)	$3,769	$3,462	$214	$3,248
Mortgage	(117)	(376)	259	(2,129)	(3,185)	1,056	1,788	(87)	1,875
Consumer	1,132	(1,424)	2,556	(1,149)	(3,455)	2,306	970	55	915

Total loans	949	(2,511)	3,460	(1,376)	(8,507)	7,131	6,220	182	6,038

Securities:
Federal agencies	(182)	(47)	(135)	(56)	(55)	(1)	3	58	(55)
Mortgage-backed	11	14	(3)	(18)	2	20	(196)	(43)	(153)
State and municipal	—	—	—	—	—	—	(13)	(6)	(7)
Other securities	(14)	15	(29)	(13)	3	(16)	(1)	1	(2)

Total securities	(185)	(18)	(167)	(87)	(50)	(37)	(207)	10	(217)

Deposits in other banks	(145)	(157)	12	(31)	(163)	132	(371)	61	(432)
Bank owned life insurance and Federal Funds sold	11	(19)	30	(4)	(18)	14	6	(4)	10

Total interest income	$630	$(2,705)	$3,335	$(1,498)	$(8,378)	$7,240	$5,648	$249	$5,399

Interest expense
Deposits:
Demand	$(71)	$(69)	$(2)	$127	$107	$20	$5	$3	$2
Money market	(1,589)	(1,370)	(219)	(3,160)	(2,322)	(838)	(474)	(69)	(405)
Savings	261	55	206	80	52	28	(14)	(3)	(11)
Time	(923)	(2,041)	1,118	3,290	(1,548)	4,838	2,887	473	2,414

Total deposits	(2,322)	(3,425)	1,103	337	(3,711)	4,048	2,404	404	2,000
Other borrowings and repurchase agreements	(587)	(772)	185	(107)	(831)	724	1,221	99	1,122

Total interest expense	(2,909)	(4,197)	1,288	230	(4,542)	4,772	3,625	503	3,122

Net interest income	$3,539	$1,492	$2,047	$(1,728)	$(4,196)	$2,468	$2,023	$(254)	$2,277

Market Risk Management

We spend a great deal of time focusing on the management of the balance sheet to maximize net interest income. Our primary component of market risk is interest rate volatility, and our primary objectives for managing interest rate volatility are to identify opportunities to maximize net interest income while ensuring adequate liquidity and carefully managing interest rate risk. The Asset/Liability Management Committee (“ALCO”), which is composed of certain of our executive officers, is responsible for:

•	monitoring corporate financial performance;

•	meeting liquidity requirements;

•	establishing interest rate parameters, indices, and terms for loan and deposit products;

•	assessing and evaluating the competitive rate environment; and

•	monitoring and measuring interest rate risk.

Interest rate risk refers to the exposure of our earnings and market value of portfolio equity (“MVE”) to changes in interest rates. The magnitude of the change in earnings and MVE resulting from interest rate changes is impacted by the time remaining to maturity on fixed-rate obligations, the contractual ability to adjust rates prior to maturity, competition, and the general level of interest rates and customer actions.

There are several common sources of interest rate risk that must be effectively managed if there is to be minimal impact on our earnings and capital. Repricing risk arises largely from timing differences in the pricing of assets and liabilities. Reinvestment risk refers to the reinvestment of cash flows from interest payments and maturing assets at lower or higher rates. Basis risk exists when different yield curves or pricing indices do not change at precisely the same time or in the same magnitude such that assets and liabilities with the same maturity are not all affected equally. Yield curve risk refers to unequal movements in interest rates across a full range of maturities.

In determining the appropriate level of interest rate risk, ALCO reviews the changes in net interest income and MVE given various changes in interest rates. We also consider the most likely interest rate scenarios, local economics, liquidity needs, business strategies, and other factors in determining the appropriate levels of interest rate risk. To effectively measure and manage interest rate risk, simulation analysis is used to determine the impact on net interest income and MVE from changes in interest rates.

Interest rate sensitivity analysis presents the amount of assets and liabilities that are estimated to reprice through specified periods if there are no changes in balance sheet mix. The interest rate sensitivity analysis in the following table reflects our assets and liabilities at September 30, 2009 and December 31, 2008 that will either be repriced in accordance with market rates, mature or are estimated to mature early or prepay within the periods indicated. This is a one-day position that is continually changing and is not necessarily indicative of our position at any other time. Interest bearing demand deposits and money market balances are considered interest sensitive for 50% of the outstanding balances. Management believes this structure makes for a more accurate and meaningful view of our interest sensitivity position.

As illustrated in the table, we were asset sensitive as of December 31, 2008, primarily due to our adjustable rate loan portfolio. The majority of these loans are indexed to the WSJ and can adjust either daily or monthly. To match this, we have also kept the maturities of most of our borrowings short, either maturing or repricing within one month. As of September 30, 2009, our cumulative interest sensitivity gap was near neutral for most maturities, due to short term repricing on liabilities and the use of floors on new and repriced loans.

INTEREST RATE SENSITIVITY ANALYSIS

(In thousands)

	September 30, 2009
	3 Months or Less	> 3 Months to 1 Year	> 1 Year to 3 Years	> 3 Years to 5 Years	> 5 Years	Total
Interest sensitive assets:
Interest bearing deposits and Federal funds sold	$7,749	$—	$—	$—	$—	$7,749
Securities	500	—	1,571	3,887	304	6,262
Loans	220,821	128,258	92,466	62,852	17,937	522,334
Bank Owned Life Insurance	—	—	—	—	6,981	6,981

Total interest sensitive assets	229,070	128,258	94,037	66,739	25,222	543,326

Interest sensitive liabilities:
NOW and savings deposits	23,428	—	—	—	23,428	46,856
Money market deposits	69,558	—	—	—	69,557	139,115
Time deposits	106,608	119,992	42,707	425	—	269,732
Other borrowings	21,826	75	10,200	9,881	1,100	43,082

Total interest sensitive liabilities	221,420	120,067	52,907	10,306	94,085	498,785

Interest sensitivity gap	$7,650	$8,191	$41,130	$56,433	$(68,863)	$44,541

Cumulative interest sensitivity gap	$7,650	$15,841	$56,971	$113,404	$44,541

Percentage cumulative gap to total interest sensitive assets	1.4%	2.9%	10.5%	20.9%	8.2%

	December 31, 2008
	3 Months or Less	> 3 Months to 1 Year	> 1 Year to 3 Years	> 3 Years to 5 Years	> 5 Years	Total
Interest sensitive assets:
Interest bearing deposits and Federal funds sold	$66	$—	$—	$—	$—	$66
Securities	—	500	1,593	3,643	611	6,347
Loans	247,796	106,619	60,127	67,990	22,180	504,712
Bank Owned Life Insurance	—	—	—	—	6,787	6,787

Total interest sensitive assets	247,862	107,119	61,720	71,633	29,578	517,912

Interest sensitive liabilities:
NOW and savings deposits	17,903	—	—	—	17,904	35,807
Money market deposits	64,643	—	—	—	64,644	129,287
Time deposits	75,091	166,294	9,910	803	—	252,098
Other borrowings	6,410	10,075	10,200	10,200	1,175	38,060

Total interest sensitive liabilities	164,047	176,369	20,110	11,003	83,723	455,252

Interest sensitivity gap	$83,815	$(69,250)	$41,610	$60,630	$(54,145)	$62,660

Cumulative interest sensitivity gap	$83,815	$14,565	$56,175	$116,805	$62,660

Percentage cumulative gap to total interest sensitive assets	16.2%	2.8%	10.8%	22.6%	12.1%

Because of inherent limitations in interest rate sensitivity analysis, ALCO uses more sophisticated interest rate risk measurement techniques. Simulation analysis is used to subject the current repricing conditions to rising and falling interest rates in increments and decrements of 1%, 2% and 3% to determine how such changes in the rate environment could affect net interest income. ALCO also measures the effects of changes in interest rates on Market Value of Portfolio Equity (“MVE”) by discounting future cash flows of deposits and loans using new rates at which deposits and loans would be made to similar depositors and borrowers. Market value changes in the investment portfolio are estimated by discounting future cash flows and using duration analysis. Loan and investment security prepayments are estimated using current market information. Simulation analysis presents a more accurate picture since certain rate indices that affect liabilities do not change with the same magnitude over the same period of time as changes in the prime rate or other indices that reprice loans and investment securities. The table below shows the estimated impact of changes in interest rates up and down 1%, 2% and 3% on net interest income and on MVE as of September 30, 2009 and December 31, 2008.

The projected changes in net interest income to changes in interest rates at September 30, 2009 were in compliance with internal guidelines. The projected changes in net interest income to changes in interest rates at December 31, 2008 were in compliance with established guidelines for increases and decreases in rate of 3% but were not in compliance for changes of 1% and 2%. The projected changes in MVE to changes in interest rates at December 31, 2008 were in compliance with established policy guidelines for increases and decreases in rate of 2% and 3%, as well as, decreases in rate of 1%. The projected changes in MVE to changes in interest rates at September 30, 2009 were in compliance with established policy guidelines for increases and decreases in rate of 3%, as well as, increases in rate of 1% and 2%. However, the projected changes in MVE were not in compliance at September 30, 2009 for a decrease in rate of 1% and 2% and at December 31, 2008 for an increase of 1%. These projected changes in the model are based on numerous assumptions of growth and changes in the mix of assets or liabilities. We exceeded established policy guidelines under certain rate scenarios at December 31, 2008 and September 30, 2009 due to the inability to drop deposit rates below zero.

The results of our net interest income simulation as of September 30, 2009 and December 31, 2008 were notably different. Our September 30, 2009 results indicate that an increase in rates of 1% or 2% would result in a nominal decrease in net interest income while our December 31, 2008 simulation indicates that an increase in rates would improve net interest income. This is consistent with our expectations. Changes in our loan and deposit composition between December and September combined with a higher percentage of loans with floors have enhanced our 2009 net interest-earnings. Conversely, the variable loan floors that are bolstering earnings in 2009 are higher than the indexed rate on the loans and, therefore, would not increase as rates increased, resulting in some income compression. This impact on earnings has declined over the past two quarters due to management action in repricing deposits and loans.

CHANGES IN NET INTEREST INCOME AND MARKET VALUE OF PORTFOLIO EQUITY

(In thousands)

	September 30, 2009
Change in Interest Rates (1)	Changes in Net Interest Income (2)		Changes in Market Value of Portfolio Equity (3)
	Amount	Percent	Amount	Percent
Up 3%	$782	2.73%	$4,495	6.00%
Up 2%	(113)	(0.39)	2,783	3.71
Up 1%	(124)	(0.43)	1,319	1.76
Down 1%	312	1.09	(7,247)	(9.67)
Down 2%	(231)	(0.81)	(9,487)	(12.66)
Down 3%	(590)	(2.06)	(10,101)	(13.48)

	December 31, 2008
Change in Interest Rates (1)	Changes in Net Interest Income (2)		Changes in Market Value of Portfolio Equity (3)
	Amount	Percent	Amount	Percent
Up 3%	$2,467	11.26%	$4,886	7.54%
Up 2%	2,582	11.79	4,516	6.97
Up 1%	1,472	6.72	3,264	5.04
Down 1%	(1,292)	(5.89)	(3,138)	(4.85)
Down 2%	(2,386)	(10.89)	(5,295)	(8.18)
Down 3%	(2,275)	(10.38)	(3,672)	(5.67)

(1)	Monarch Bank’s simulation model makes assumptions including, among others the slope and timing of rate increases, the rates that drive certain financial instruments, and prepayment assumption.
(2)	Represents the difference between estimated net interest income for the next 12 months in the current rate environment.
(3)	Represents the difference between market value of portfolio equity in the current interest rate environment.

Non-Interest Income

In the first nine months of 2009, non-interest income totaled $26.5 million compared to $14.7 million for the same period in 2008. This $11.8 million increase was fueled by $11.9 million in mortgage banking income, and combined gains on the sale of assets and other real estate of $391 thousand, offset by a $314 thousand decrease in investment and insurance income and a $209 thousand decrease in other income. Non-interest income totaled $21.4 million in 2008, an increase of $13.0 million or 155.6% over 2007, which was $4.8 million or 133.7% higher than 2006. The following table lists the major components of non-interest income for the nine months ended September 30, 2009 and 2008, and for the years ended December 31, 2008, 2007 and 2006.

NON-INTEREST INCOME

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006
Mortgage banking income	$23,902,036	$11,995,944	$18,080,469	$5,151,974	$2,060,700
Investment and insurance commissions	677,433	991,095	1,277,608	1,130,594	204,386
Service charges and fees	1,052,808	1,021,517	1,370,229	1,159,253	924,449
Security gains (losses), net	—	10,801	(56,428)	—	(29,139)
Gain (loss) on sale of other real estate, net	111,366	(1,586)	(31,244)	—	—
Bank owned life insurance	192,872	180,361	244,035	246,513	240,603
Title company income	248,067	179,545	230,214	61,466	48,466
Gain on sale of assets, net	302,269	24,410	16,192	586,234	—
Gain on early extinguishment of debt	—	—	—	—	138,000
Other	39,441	248,891	282,238	43,025	(1,707)

	$26,526,292	$14,650,978	$21,413,313	$8,379,059	$3,585,758

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Mortgage banking income represents fees from originating and selling residential mortgage loans as well as commercial mortgages through Monarch Mortgage and our wholly owned commercial mortgage banking subsidiary, Monarch Capital, LLC. In the first nine months of 2009 our residential mortgage operations have closed 3,470 loans totaling $904.0 million compared to 1,650 loans totaling $431.4 million in 2008. In terms of both dollar volume and loans, our residential mortgage division has exceeded their total production for 2008 of 2,208 loans totaling $577.0 million. The current low mortgage rate environment, coupled with first time home buyer incentives, has contributed to the growth in this area. We believe our gross mortgage banking income will continue at the same pace until interest rates begin to rise to levels that could discourage residential sales and would likely discourage refinancing by existing homeowners.

Investment and insurance commissions declined $314 thousand or 31.6% for the first nine months of 2009 compared to the same period of 2008. Excluding nonrecurring income of $125 thousand related to retrospective insurance adjustments, which is included in the first nine months for 2008, investment and insurance income decreased $189 thousand or 21.8%, due to lower production and investment balances.

Service charges and fees on deposit accounts increased $31 thousand in the first nine months of 2009 when compared to the same period in 2008. The primary components of service charges and fees are nonsufficient fund and overdraft fees, and ATM transaction fees. In April 2009, we modified our deposit service fees. In addition, we have an agreement with a third-party vendor to brand ATMs in Food Lion grocery stores in southeast Virginia and northeast North Carolina. In return for supplying the cash for the machines and paying the machines’ cash servicing fees, we receive a portion of the transaction surcharge, and our customers can withdraw cash from the machines without a fee or transaction surcharge. We have 9 ATMs located at our banking center sites. Combined with our third-party vendor relationship, our network includes over 50 active branded ATMs.

There were no security gains or losses in the first nine months of 2009. We have sold six properties in other real estate, net of valuation adjustments for net gains of $111 thousand in the first nine months of 2009 compared to one property, net of valuation adjustments for a net loss of $2 thousand in 2008.

BOLI is included in the net interest income calculation for yield analysis. We purchased $6.0 million in BOLI during the fourth quarter of 2005. The income from BOLI, which is not subject to tax, increased

$13 thousand in the first nine months of 2009 compared to 2008. The tax-effective income earnings are $292 thousand for the first nine months of 2009 compared to $273 thousand for the same period in 2008.

Through Monarch Investment, LLC, we own a 75% interest in a title company, Real Estate Security Agency, LLC (“RESA”), which is being treated as a consolidated entity for accounting purposes, and showed an increase in the first nine months of 2009 of $69 thousand when compared to 2008, the year it was formed. RESA, which provides title insurance on residential and commercial real estate, has benefited from the overall increased activity in the residential mortgage industry.

In June 2009, we sold two parcels of land on Hanbury Road, attached to our Great Bridge office for a gain of $302,269. We have one vacant parcel of land remaining. A one-time gain for $217 thousand related to a change in ownership by Monarch Investment, LLC, resulting from the merger of BI Investments, LLC into Infinex Financial Group is included in other income for the first nine months of 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007 and year ended December 31, 2007 compared to December 31, 2006

Monarch Mortgage, our mortgage division, was reorganized and expanded in June 2007, making 2008 its first full year of operations. Our mortgage operations closed 2,208 loans in 2008 compared to 826 in 2007 and 301 in 2006. The dollar volume closed in 2008 was $577.0 million compared to $196.9 million in 2007 and $67.3 million in 2006. Net interim interest income on loans closed but unfunded is shown as a component of mortgage banking income in all years presented.

Investment and insurance commissions showed some increase in a difficult year for investment activity. On October 1, 2006, we formed a subsidiary, Virginia Asset Group, LLC (“VAG”), of which we owned 51% while the remaining 49% was held by an investment professional. VAG was formed to sell insurance and non-deposit investment products. Income in 2007 was significantly higher than 2006 because of the formation of VAG. We sold our 51% ownership in VAG to the minority partner effective August 31, 2009. With the sale of VAG, we expect our gross investment and insurance commissions to be reduced but for the net revenue to the Company from investment and insurance commissions to remain in line with previous periods.

Service charges continued to grow with deposits during 2008. The fees charged in connection with our overdraft/NSF program, which allows retail clients to overdraw their accounts without the negative stigma associated with a returned check, also increased. This program was initiated in 2004 with broad customer acceptance. As noted above, the primary reason for the increase was deposit growth coupled with our overdraft/NSF program, which began in 2004. Service charge pricing on deposit accounts is typically reevaluated annually to reflect current costs and competition.

Net security losses in 2008 were related primarily to the sale of a poorly performing security in the fourth quarter which carried a loss of $71 thousand. Gains related to rate calls on discounted securities totaled $15 thousand in 2008. Securities losses of $29 thousand in 2006 were due to the sale of lower yielding investment securities. In 2006, management sold lower yielding mortgage-backed securities.

In 2008, we sold three foreclosed properties for a net loss of $31 thousand. There were no gains or losses to report in either 2007 or 2006. The first year we had foreclosed properties was 2008.

Title income increased notably in 2008 due to our newly formed title company, Real Estate Security Agency, LLC, which provides title insurance on residential real estate, and which has benefited from the increased activity in the residential mortgage industry. RESA is being treated as a consolidated entity for accounting purposes. Our wholly owned subsidiary, Monarch Investment, LLC, owns 75% of this new company with 25% owned by an un-affiliated third party, TitleVentures, LLC. Prior years’ title income was from our minority interest in Bankers Title of Central Virginia, LLC, a joint venture with the Virginia Bankers’ Association and many other community banks in Virginia that we sold in 2007.

The $6.0 million in BOLI that we purchased in 2008 has resulted in income and commissions in each of the three years presented in the table above. In 2007, the Company entered into a sale-leaseback agreement on its Lynnhaven banking office that resulted in a total gain of $1.4 million. In compliance with GAAP, $817 thousand of that gain was deferred and is being amortized over the life of the lease. The reportable gain has been included in non-interest income for 2007. In 2006, other income included a one- time gain from early repayment on a FHLB borrowing in the amount of $138 thousand.

Other income represents a variety of nominal recurring and non-recurring activities and transactions that have occurred throughout the year.

Non-Interest Expense

The following table summarizes our non-interest expense for the periods indicated.

NON-INTEREST EXPENSE

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2009	2008	2008	2007	2006
Salaries and employee benefits	$22,354,849	$14,222,938	$19,008,912	$12,483,022	$7,018,828
Occupancy expenses	1,817,821	1,593,265	2,119,648	1,386,630	1,016,671
Loan origination expenses	2,540,723	1,311,311	1,922,651	725,655	443,635
Furniture and equipment expense	975,298	951,103	1,281,804	802,203	533,215
Data processing services	600,581	489,318	669,135	628,839	562,684
Professional fees	352,241	247,481	453,998	410,575	270,052
Telephone	327,442	297,641	399,894	264,690	147,865
Stationary and supplies	332,878	275,222	376,266	340,591	203,971
Marketing expense	194,483	253,847	350,163	297,877	323,212
Virginia Franchise Tax	328,166	220,164	316,104	268,495	322,041
FDIC Insurance	1,085,755	211,210	298,019	166,848	26,143
ATM expense	189,128	169,859	237,801	202,196	180,397
Postage	188,475	146,812	202,649	112,137	84,940
Amortization of intangible assets	133,929	133,929	178,572	74,401	—
Other	1,211,563	934,845	1,207,229	648,246	735,938

	$32,633,332	$21,458,945	$29,022,845	$18,812,405	$11,869,592

Nine months ended September 30, 2009 compared to nine months ended September 30, 2008

Total non-interest expenses increased $11.2 million for the first nine months of 2009, an increase of 52.1% over the same period in 2008. Salaries and employee benefits represent an approximate average of 67% of non-interest expense in the periods presented above. Our full time equivalent employees, at the end of nine months of 2009 totaled 351, compared to 273 in 2008. The primary source of our salary and benefits growth was in mortgage operations and increased production, as banking segment salaries and benefits are level with 2008. Fifty-five percent of our mortgage employees are paid commissions based on their production levels, which have increased significantly. Secondary increases are attributable to the following factors: (1) an increase in loan origination expense related to increased production by Monarch Mortgage; (2) an increase in FDIC insurance expense due to notably higher assessment rates and a one-time special assessment to cover the shortage created by failed banks; (3) growth and inflation-related increases in occupancy expenses; and (4) increase in data processing services due to costs associated with updated technology and the establishment of a co-location processing site for disaster recovery purposes.

The following summary identifies, in descending order, non-interest expenses with the most significant year-over-year increase.

	Increase For the Nine Months Ended September 30,
	Dollars	Percentage
Salaries and employee benefits	$8,131,911	57.2%
Loan origination expenses	1,229,412	93.8%
FDIC Insurance	874,545	414.1%
Occupancy expenses	224,556	14.1%
Data processing services	111,263	22.7%

Year ended December 31, 2008 compared to year ended December 31, 2007 and year ended December 31, 2007 compared to year ended December 31, 2006

Expenses that had the highest dollar increase year-over year are broken out by dollar increase and percentage change below.

	Year Ended December 31,
	2008 vs 2007		2007 vs 2006
	Dollars	Percentage	Dollars	Percentage
Salaries and employee benefits	$6,525,890	52.3%	$5,464,194	77.9%
Loan origination expenses	1,196,996	165.0%	282,020	63.6%
Occupancy expenses	733,018	52.9%	369,959	39.4%
Furniture and equipment expenses	479,601	59.8%	268,988	50.4%
Telephone	135,204	51.1%	116,825	79.0%
Regulatory Assessment	131,171	78.6%	140,705	538.2%
Postage	90,512	80.7%	27,197	32.0%

In all periods presented, the majority of the increase in expense growth was due to increased staffing and higher benefits costs. The information for 2008 represents a full year of salary expense related to our 2007 expansion in mortgage operations as well as increases related to two additional banking offices, additional lenders and support staffing which has more than doubled the number of our employees since January 1, 2007. At December 31, 2008, we employed a total of 295 full and part-time employees compared to 254 and 126 at December 31, 2007 and 2006, respectively. In addition, higher production related incentives, and higher health insurance costs and other benefits such as social security taxes, Medicare taxes, and 401(k) contribution expenses, have contributed to the increase.

The expansion of our mortgage operations has been the major contributor to the growth in loan origination expenses. Costs associated with underwriting and processing mortgage loans at our current volume are significant. Bank related loan expense has also increased due to higher loan volume. Additionally, expense related to the shipping of mortgage loan packages to secondary market investors has had an impact on postage.

Occupancy plus furniture and fixture expense have increased as a result of expansion. We currently have twenty-nine offices, the majority of which we lease. This compares with twenty office locations in 2007 and thirteen in 2006.

Our industry requires that our loan officers be mobile, but accessible to their clients. The telephone is a necessary tool in their daily communication. The growth noted earlier is attributable to both the increase in the number of employees and our volume growth.

The current state of the economy has had a direct impact on our regulatory assessment. The number of bank failures in the past eighteen months has decreased deposit insurance reserves. As such, the remaining banks must bear the burden of restoring these reserves through the payment of assessments. The FDIC has had to increase its assessments rates in both 2008 and 2007, resulting in a significantly higher expense in both years.

We continue to focus on controlling overhead expenses in relation to income growth. The efficiency ratio, a productivity measure used to determine how well non-interest expense is managed, was 80.2% in 2008 compared to 76.33% in 2007, and 66.55%, in 2006. The “bank only” efficiency ratio was 78.6% in 2008, compared to 68.00% in 2007 and 64.50% in 2006. A lower efficiency ratio indicates more favorable expense efficiency. The efficiency ratio is calculated by dividing non-interest expense by the sum of taxable equivalent net interest income and non-interest income. The expansion of our non-interest income lines of business has negatively impacted this ratio.

Income Taxes

Our income tax provision was $1.8 million for the first nine months of 2009 compared to $1.3 million in 2008. The effective tax rate for the first nine months of 2009 was 32.5% compared to 31.2% for the same period in 2008.

In 2008, we recognized federal income tax expense of $505 thousand resulting in an effective tax rate of 30.8%. During 2007, we recognized federal income tax expense of $1.5 million resulting in an effective tax rate of 32.7%, and in 2006, we recognized federal income tax expense of $1.8 million resulting in an effective tax rate of 33.0%. The major difference between the statutory rate and the effective rate results from income that is not taxable for federal income tax purposes. The primary non-taxable income is that of state and municipal securities or loans and BOLI.

Financial Condition, Liquidity and Capital Resources

General

Nine months ended September 30, 2009 compared to year ended December 31, 2008

Total assets were $651.8 million at September 30, 2009, compared to assets of $597.2 million at December 31, 2008, a 9.1% increase. On an annual basis total assets increased 9.6% at September 30, 2009 when compared to assets of $594.8 million at September 30, 2008. Total loans held for investment as of September 30, 2009 were $522.3 million, an increase of $17.6 million, or 3.5%, from $504.7 million at December 31, 2008. On an annual basis, total loans held for investment increased $21.2 million, or 4.2%, from $501.0 million at September 30, 2008. Loans held for sale were $71.2 million, an increase of $16.8 million from $54.4 million at December 31, 2008, and on an annual basis loans held for sale increased $34.8 million from $36.4 million at September 30, 2008 due to increased volume at our mortgage division. Investment securities were $6.2 million at September 30, 2009, down slightly from $6.3 million at December 31, 2008. On an annual basis, investments securities decreased $11.5 million, or 64.8% over September 30, 2008. Cash and cash equivalents were $26.2 million, an increase of $17.6 million, or 204.3% from $8.6 million at December 31, 2008.

Total liabilities were $588.6 at September 30, 2009, compared to $537.3 million at December 31, 2008, an increase of $51.3 million or 9.5%. Total deposits were $540.1 million at September 30, 2009, an increase of $44.0 million or 8.9% over December 31, 2008 and $41.4 million or 8.3% higher than September 30, 2008. Our deposits have increase in all major categories due to a continued focus on deposit generation, through the offering of attractive products with competitive pricing. Our borrowings have increased $5.0 million to $43.1 million at September 30, 2009, a 13.1% increase over $38.1 million at December 31, 2008.

Stockholders’ equity was $63.5 million at September 30, 2009, compared to $60.0 million at December 31, 2008. Components of the change in stockholders’ equity include net income of $3.6 million, increase in net unrealized gains on available-for-sale securities totaling $29 thousand, stock based compensation totaling $211 thousand, exercised stock options totaling $272 thousand, net of a preferred stock dividend declaration of $557 thousand.

Year ended December 31, 2008 compared to year ended December 31, 2007 and year ended December 31, 2007 compared to year ended December 31, 2006

Our total assets at December 31, 2008 were $597.2 million, an increase of $94.0 million from $503.2 million at December 31, 2007. Net loans outstanding at December 31, 2008 were $496.7 million, reflecting an increase of $81.5 million from $415.1 million at December 31, 2007. The primary source of asset growth in 2008 was in the loan portfolio and loans held for sale, which were loans originated for the secondary market by Monarch Mortgage, that were closed but not yet been funded by the investor.

Our total assets at December 31, 2007 were $503.1 million, an increase of $95.4 million from $407.7 million at December 31, 2006. Net loans outstanding at December 31, 2007 increased $97.1 million from $318.0 million at December 31, 2006. The primary source of asset growth in 2007 has been in the loan portfolio and loans held for sale, which are loans originated for the secondary market by Monarch Mortgage, which have closed but not yet been sold to the investor.

Total liabilities were $537.3 million at December 31, 2008, compared to $466.6 million at December 31, 2007, an increase of $70.7 million or 15.2%. Total deposits increased $106.4 million to $496.1 million during 2008, or 27.3%, compared to $389.7 million at December 31, 2007. This deposit growth was due to our focus on deposit generation, marketing efforts, new office maturation, and providing attractive deposit products and pricing in our markets. Our deposit growth allowed us to reduce FHLB borrowings $35.8 million from $63.5 million at December 31, 2007 to $27.7 million at December 31, 2008. Total stockholders’ equity was $59.8 million at December 31, 2008, compared to $36.5 million at December 31, 2007, an increase of $23.3 million or 63.8%.

Total liabilities grew 24.9% at December 31, 2007, when compared to $373.7 million at December 31, 2006. Total deposits increased $75.6 million or 24.1% during 2007. Total deposits were $389.7 million and $314.1 million at December 31, 2007 and 2006, respectively. Other borrowings increased $15.5 million to help support asset growth. Total stockholders’ equity was $36.5 million at December 31, 2007, compared to $34.0 million at December 31, 2006.

Securities

Our securities portfolio consists primarily of securities for which an active market exists. Our policy is to invest primarily in securities of the U. S. Government and its agencies and in other high grade fixed income securities to minimize credit risk. Our securities portfolio plays a role in the management of interest rate sensitivity and generates additional interest income. In addition, our portfolio serves as a source of liquidity and is used to meet collateral requirements.

Our securities portfolio consists of two components, securities held-to-maturity and securities available-for-sale. Securities are classified as held-to-maturity based on our intent and ability, at the time of purchase, to hold such securities to maturity. These securities are carried at amortized cost (book value). Securities which may be sold in response to changes in market interest rates, changes in securities’ prepayment risk, increases in loan demand, general liquidity needs, and other similar factors are classified as available-for-sale and are carried at estimated fair value (market value).

SECURITIES PORTFOLIO

(In thousands)

	As of September 30,		As of December 31,
	2009	2008	2008	2007	2006
Securities available-for-sale, at fair value:
U.S. government agency obligations	$4,627	$14,996	$4,632	$5,819	$6,642
Mortgage-backed securities	642	831	760	1,034	2,799
Corporate debt securities	493	1,463	455	2,021	2,014

	$5,762	$17,290	$5,847	$8,874	$11,455

Securities held-to-maturity, at cost:
U.S. government agency obligations	$500	$500	$500	$22,085	$38,574

Total Securities Portfolio	$6,262	$17,790	$6,347	$30,959	$50,029

At September 30, 2009, total investment securities were $6.3 million, compared to $17.8 million at September 30, 2008. At December 31, 2008, total investment securities were $6.3 million, compared to $31.0 million at December 31, 2007. Excluding securities of U.S. agencies, neither the aggregate book value nor the aggregate market value of the securities of any issuer exceeded ten percent of our stockholders’ equity. Additional information on our investment securities portfolio is in Note 2 to our Consolidated Financial Statements for the year ended December 31, 2008.

We had a net unrealized gain of $56 thousand related to the available-for-sale investment portfolio at September 30, 2009 compared to a net unrealized loss of $47 thousand at September 30, 2008. At December 31, 2008, there was a net unrealized gain of $41 thousand related to the available-for-sale investment portfolio compared to a net unrealized loss of $27 thousand at December 31, 2007.

The market value of securities held-to-maturity at September 30, 2009 was $2 thousand over book value and $10 thousand over book value at September 30, 2008. The market value of securities held-to-maturity at December 31, 2008 was $18 thousand over the book value and $4 thousand over the book value at December 31, 2007. Note 2 of our Consolidated Financial Statements for the year ended December 31, 2008 provides details of the amortized cost, unrealized gains and losses, and estimated fair value of each category of the investment portfolio as of December 31, 2008 and 2007.

The following table sets forth the estimated maturities of securities, based on current performance. Contractual maturities may be different.

ESTIMATED MATURITIES OF SECURITIES HELD AS OF PERIOD INDICATED

(In thousands)

	September 30, 2009
	1 Year or Less	1 to 5 Years	5 to 10 Years	Over 10 Years	Total
	(Dollars In thousands)
US Agency Securities:
Amortized cost	$3,000	$2,038	$—	$—	$5,038
Fair value	$3,037	$2,092	—	—	$5,129
Weighted average yield	3.74%	2.70%	—	—	3.32%
Mortgage Backed Securities and Collateralized Mortgage Obligations:
Amortized cost	$256	$328	$—	$55	$639
Fair value	$259	$338	$—	$45	$642
Weighted average yield	2.73%	4.19%	—	4.65%	3.64%
Corporate Debt Securities:
Amortized cost	$—	$500	$—	$—	$500
Fair value	$—	$493	$—	$—	$493
Weighted average yield	—	4.15%	—	—	4.15%
Total Securities:
Amortized cost	$3,256	$2,866	$—	$55	$6,177
Fair value	$3,296	$2,923	$—	$45	$6,264
Weighted average yield	4.30%	3.53%	4.38%	4.98%	3.42%

	December 31, 2008
US Agency Securities:
Amortized cost	$2,500	$2,535	$—	$—	$5,035
Fair value	$2,537	$2,613	—	—	$5,150
Weighted average yield	4.36%	3.64%	—	—	4.00%
Mortgage Backed Securities and Collateralized Mortgage Obligations:
Amortized cost	$279	$147	$288	$57	$771
Fair value	$274	$149	$295	$42	$760
Weighted average yield	4.00%	3.91%	4.42%	7.10%	4.37%
Corporate Debt Securities:
Amortized cost	$—	$500	$—	$—	$500
Fair value	$—	$455	$—	$—	$455
Weighted average yield	—	4.15%	—	—	4.15%
Total Securities:
Amortized cost	$2,779	$3,182	$288	$57	$6,306
Fair value	$2,811	$3,217	$295	$42	$6,365
Weighted average yield	4.33%	3.73%	4.42%	7.10%	4.06%

Loan Portfolio

Total loans held for investment at September 30, 2009 were $522.3 million, an increase of $17.6 million, or 3.5%, from $504.7 million at December 31, 2008. On an annual basis total loans increased $21.2 million, or 4.2%, from $501.1 million at September 30, 2008.

Loans, net of unearned income, increased $85.6 million or 20.4% during 2008. Loans held for sale increased 189.3% or $35.6 million to $54.4 million at December 31, 2008 compared to $18.8 million at December 31, 2007. This notable increase in 2008 was due to increases in our mortgage originations and sales coupled with a full year of operation for Monarch Mortgage. In May 2007, we reorganized our mortgage operations and focused on new markets in Maryland and on growing the number of loan officers employed. The discussion below excludes loans held for sale.

Commercial loans and loans secured by real estate should be considered together under the title of commercial when comparing loans outstanding in 2008 to prior years. In May 2008, we evaluated the classification of our loan portfolio as reported on March 31, 2008, with regard to underlying collateral. Based on that evaluation, loans previously classified as commercial were moved to real estate loans – secured by nonfarm, nonresidential properties. Prior years presented have not been reclassified.

Construction and land development, commercial and home equity loans were our primary areas of growth in 2008. Loans secured by real estate comprised 86.3% of our total loan portfolio as of December 31, 2008, and include a diverse product mix. Commercial loans comprised 39.0% of our total loan portfolio as of December 31, 2008 compared to 44.8% as of December 31, 2007. Real estate construction and development loans comprised 25.2% of the loan portfolio as of December 31, 2008 and 17.4% one year prior. Our consumer portfolio, excluding home equity lines of credit and loans included above, comprised 0.7% of total loans as of December 31, 2008, and 0.9% as of December 31, 2007.

We consider our overall loan portfolio diversified as it consists of 34.2% in residential real estate loans including home equity and residential construction loans, 52.1% in other real estate secured loans including commercial real estate, multi-family, farmland and construction and land development loans, 13.0% in commercial, industrial and agricultural loans, and 0.7% in consumer loans as of December 31, 2008, as detailed in the table below, classified by type.

Interest income on consumer, commercial, and real estate mortgage loans was computed on the principal balance outstanding. Most variable rate loans carry an interest rate tied to the WSJ. Note 3 to our Consolidated Financial Statements for the year ended December 31, 2008 provides a schedule of loans by type and other information. We do not participate in highly leveraged lending transactions, as defined by the regulators, and there are no loans of this nature recorded in the loan portfolio. We do not have foreign loans in our portfolio. At December 31, 2008 and June 30, 2009, we had loan concentrations (loans to borrowers engaged in similar activities) which exceeded 10% of total loans in two areas. These areas of concentration are to borrowers who are principally engaged in the acquisition, development and construction of 1-4 single family homes and developments and to residential home owners with equity lines.

LOANS

(In thousands)

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
Real estate loans:
Construction and land development	$134,644	$128,624	$126,987	$72,858	$55,121	$58,765	$31,941
Secured by 1-4 family residential properties	172,088	204,383	172,648	146,189	116,419	76,344	52,556
Secured by multi-family (5 or more) residential properties	12,406	4,594	4,587	8,766	4,234	3,017	1,778
Secured by nonfarm, nonresidential properties	135,499	129,577	131,264	54,581	50,915	30,622	36,158
Commercial and industrial loans	63,810	30,591	65,663	133,120	91,152	89,412	51,729
Consumer loans	3,811	3,219	3,490	3,567	3,349	5,025	4,756
Deposit overdrafts	75	64	73	72	73	81	27

Loans - net of unearned income	$522,333	$501,052	$504,712	$419,153	$321,263	$263,266	$178,945

LOAN MATURITIES

(In thousands)

	At September 30, 2009
	Due within one year		Due after one year but within five years		Due after five years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Loans:
Construction and land development	$107,778	5.50%	$25,800	5.83%	$1,066	7.63%	$134,644	5.58%
Secured by 1-4 family residential properties	50,025	5.74%	26,419	6.73%	95,644	3.86%	172,088	4.78%
Secured by multi-family (5 or more) residential properties	1,774	5.00%	10,632	6.90%	—	0.00%	12,406	6.63%
Secured by nonfarm, nonresidential properties	50,617	6.09%	76,451	6.64%	8,431	6.41%	135,499	6.42%
Commercial and industrial	48,032	5.69%	15,498	5.82%	280	7.75%	63,810	5.75%
Consumer loans	1,569	5.92%	2,111	16.68%	131	7.28%	3,811	11.87%
Deposit overdrafts/lines	7	12.25%	27	16.89%	41	20.11%	75	18.25%

Total	$259,802	5.69%	$156,938	6.60%	$105,593	4.12%	$522,333	5.63%

	At December 31, 2008
	Due within one year		Due after one year but within five years		Due after five years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Loans:
Construction and land development	$110,381	4.63%	$15,517	5.21%	$1,089	7.62%	$126,987	4.73%
Secured by 1-4 family residential properties	54,662	4.90%	23,479	6.61%	94,507	4.41%	172,648	4.86%
Secured by multi-family (5 or more) residential properties	547	5.84%	4,040	7.29%	—	0.00%	4,587	7.11%
Secured by nonfarm, nonresidential properties	41,193	5.37%	74,486	6.74%	15,585	6.63%	131,264	6.30%
Commercial and industrial	45,431	5.08%	18,631	5.63%	1,601	5.51%	65,663	5.25%
Consumer loans	1,117	6.72%	2,229	15.17%	144	6.53%	3,490	12.13%
Deposit overdrafts/lines	11	18.99%	15	13.00%	47	18.24%	73	18.70%

Total	$253,342	4.90%	$138,397	6.55%	$112,973	4.77%	$504,712	5.33%

Allowance and Provision For Loan Losses

Our allowance for loan losses is to provide for losses inherent in the loan portfolio. Our management is responsible for determining the level of the allowance for loan losses, subject to review by the board of directors. Among other factors, management considers on a quarterly basis our historical loss experience, the size and composition of our loan portfolio, the value and adequacy of collateral and guarantors, non-performing credits including impaired loans and our risk-rating-based loan watch-list, and national and local economic conditions.

The economy of our trade area is well diversified. There are additional risks of future loan losses that cannot be precisely quantified or attributed to particular loans or classes of loans. Since those factors include general economic trends as well as conditions affecting individual borrowers, the allowance for loan losses is an estimate. The sum of these elements is our management’s recommended level for the allowance. The unallocated portion of the allowance is based on loss factors that cannot be associated with specific loans or loan categories. These factors include management’s subjective evaluation of such conditions as credit quality trends, collateral values, portfolio concentrations, specific industry conditions in the regional economy, regulatory examination results, internal audit and loan review findings, recent loss experiences in particular portfolio segments, etc. The unallocated portion of the allowance for loan losses reflects management’s attempt to ensure that the overall allowance appropriately reflects a margin for the imprecision necessarily inherent in estimates of credit losses.

We developed a methodology to determine an allowance to absorb probable loan losses inherent in the portfolio based on evaluations of the collectability of loans, historical loss experience, peer bank loss experience, delinquency trends, economic conditions, portfolio composition, and specific loss estimates for loans considered substandard or doubtful. All commercial and commercial real estate loans that exhibit probable or observed credit weaknesses are subject to individual review. Based on management’s evaluation, estimated loan loss allowances are assigned to the individual loans which present a greater risk of loan loss. If necessary, reserves would be allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral and other sources of cash flow. Any reserves for impaired loans are measured based on the present value of estimated cash flows or fair value of the underlying collateral. We evaluate the collectability of both principal and interest when assessing the need for a loss accrual. A composite allowance factor that considers our and other peer bank loss experience ratios, delinquency trends, economic conditions, and portfolio composition are applied to the total of commercial and commercial real estate loans not specifically evaluated.

The remaining loan loss allowance is allocated to the remaining loans on an overall portfolio basis based on industry and/or historical loss experience. The allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Homogenous loans, such as consumer installment, residential mortgage loans, and home equity loans are not individually reviewed and are generally risk graded at the same levels. The risk grade and reserves are established for each homogenous pool of loans based on the expected net charge offs from a current trend in delinquencies, losses or historical experience and general economic conditions.

While we believe we have sufficient allowance for our existing portfolio, there can be no assurances that an additional allowance for losses on existing loans may not be necessary in the future. The allowance for loan losses totaled $9.6 million and $5.0 million at September 30, 2009 and 2008, respectively. The ratio of the allowance for loan losses to total loans outstanding at September 30, 2009 and 2008 was 1.83% and 1.00%, respectively.

During the first nine months of 2009 we recorded $4.1 million in provision expense, compared to $1.2 million for the same period in 2008. For the first nine months of 2009, gross charge-offs were $2.7 million and recoveries were $81 thousand.

In 2008, we accrued $5.0 million in provision for loan losses compared to $976 thousand in 2007. Based on the economic environment, the composition of our loan portfolio, and the level of our charged-off loans combined with our peer bank loss experience, we considered it prudent to allocate additional funds to our loan loss allowance in 2008 and 2009. The unfortunate side effect of this decision was a decrease in our earnings for the year ended December 31, 2008 and the nine months ended September 30, 2009, because the additional allocation had to be expensed through our income statement.

Loan charge-offs during 2008 totaled $1.0 million compared to $238 thousand in 2007 and recoveries totaled $89 thousand and $2 thousand in 2008 and 2007, respectively. The ratio of net charge-offs to average outstanding loans was 0.20% in 2008 compared to 0.06% in 2007. The table below presents our loan loss and recovery experience for the past five years.

The allowance for loan losses totaled $8.0 million at December 31, 2008, an increase of 102.4% over the allowance at December 31, 2007. The ratio of the allowance to loans, less unearned income, was 1.59% at December 31, 2008 and 0.95% at December 31, 2007. The allowance to loans ratio is supported by the level of non-performing loans, the seasoning of the loan portfolio, and the growing experience of the lending staff in the market. We believe that the allowance for loan losses is adequate to absorb any inherent losses on existing loans in our loan portfolio at December 31, 2008. See Note 4 to our Consolidated Financial Statements for the year ended December 31, 2008 for more information concerning our loan loss and recovery experience.

LOAN LOSS ALLOWANCE AND LOSS EXPERIENCE

(In thousands)

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
Balance at beginning of period	$8,046	$3,976	$3,976	$3,235	$2,685	$1,804	$1,500

Charge-offs:
Commercial loans	(449)	(144)	(235)	(217)	—	(32)	—
Real estate loans	(2,185)	(135)	(749)	(20)	—	—	—
Consumer loans	(28)	(16)	(49)	—	(13)	(2)	(1)

	(2,662)	(295)	(1,033)	(237)	(13)	(34)	(1)

Recoveries:
Commercial loans	16	54	54	2	—	—	—
Real estate loans	49	—	24	—	—	—	—
Consumer loans	16	10	11	—	4	—	—

	81	65	89	2	4	—	—

Net charge-offs	(2,581)	(230)	(944)	(235)	(9)	(34)	(1)
Provision for loan losses	4,085	1,245	5,014	976	559	915	305

Balance at end of period	$9,550	$4,991	$8,046	$3,976	$3,235	$2,685	$1,804

Percent of net charge-offs to average net loans outstanding during the period	0.50%	0.05%	0.20%	0.06%	0.00%	0.01%	0.00%

Asset Quality and Non-Performing Loans

We identify specific credit exposures through periodic analysis of our loan portfolio and monitor general exposures from economic trends, market values and other external factors. We maintain an allowance for loan losses, which is available to absorb losses inherent in the loan portfolio. The allowance is increased by the provision for losses and by recoveries from losses. Charged-off loan balances are subtracted from the allowance. The adequacy of the allowance for loan losses is determined on a quarterly basis. Various factors described in the previous section “Allowance and Provision for Loan Losses” are considered in determining the adequacy of the allowance. Loans are generally placed on non-accrual status after they are past due for 90 days.

Non-performing loans include loans on which interest is no longer accrued, accruing loans that are contractually past due 90 days or more as to principal and interest payments, and loans classified as troubled debt restructurings. At September 30, 2009 our total non-performing loans as a percentage of total loans was 1.47% compared to 0.98% at September 30, 2008. Our total non-performing loans as a percentage of total loans was 1.49% and 0.10% at December 31, 2008 and 2007, respectively.

The majority of our non-performing loans at December 31, 2008 were related to one secured relationship that has subsequently been reclassified to performing due to a significant infusion of cash by the borrower and provision of an external source of funding to help complete the project funded by the loan. At September 30, 2009, there were eighteen loans totaling $6.9 million in non-accrual status compared to nine loans totaling $4.0 million in non-accrual status at September 30, 2008. There were twenty-three loans totaling $7.5 million in non-accrual status at December 31, 2008 compared to three loans in non-accrual status totaling $82 thousand at December 31, 2007. All of these loans have been identified as impaired according to the accounting standards for impaired loans. A loan is considered impaired if it is probable that the lender will be unable to collect all amounts due under the contractual terms of the loan agreement. We provided specific reserves for these loans in our allowance for loan loss of $1.7 million at September 30, 2009, $4.2 million at December 31, 2008 and $48 thousand at December 31, 2007. In the first nine months of 2009, we recognized interest income on these loans of $113 thousand compared to $108 thousand for the same period of 2008. We recognized interest income on these loans of $359 thousand and $11 thousand in 2008 and 2007, respectively. For the first nine months of 2009, our average recorded investment in impaired loans was $7.5 million compared to $991 thousand for the same period of 2008. Our average recorded investment in impaired loans was $1.5 million in 2008 and $21 thousand in 2007. The increase in average impaired loans during the first nine months of 2009 was attributable to the impact of the deteriorating economy.

At September 30, 2009, there were five loans for $837 thousand on accrual status and past due 90 days or more compared to no loans on accrual status and past due 90 days or more at December 31, 2008. At September 30, 2009, there were 7 parcels totaling $1.1 million in other real estate held due to loan foreclosure compared to three parcels totaling $532 thousand in other real estate held due to loan foreclosure at December 31, 2008. There were no other classified assets.

The increase in non-performing loans and in other real estate owned over the past two years has been driven by declining economic activity in our markets, specifically a slowdown in the development, construction, and sale of residential properties. The decline in sales has created diminished cash flows for many of our borrowers, and at times left some borrowers unable to properly service their loan obligations. The rise in unemployment has also affected the ability of consumers to properly service their debt obligations. Management has been aggressive during this period in the recognition, provisioning and charging off of non-performing loans.

NON-PERFORMING ASSETS

(In thousands)

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
Nonaccruing loans:
Real Estate	$6,643	$3,966	$6,967	$—	$—	$—	$—
Commercial	208	—	125	82	99	—	—
Agricultural	—	—	—	—	—	—	—
Consumer	—	—	414	—	—	—	—

Total nonaccruing loans	6,851	3,966	7,506	82	99	—	—

Loans past due 90 days and accruing interest:
Real Estate	833	931	—	—	—	—	—
Commercial	4	—	—	333	—	—	—
Agricultural	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—

Total past due loans	837	931	—	333	—	—	—

Restructured loans	—	—	—	—	—	—	—
Foreclosed property	1,077	410	532	—	—	—	—

Total nonperforming assets	$8,765	$5,307	$8,038	$415	$99	$—	$—

Asset Quality Ratios:
Allowance for loan losses to period-end net loans	1.83%	1.00%	1.59%	0.95%	1.01%	1.02%	1.01%
Allowance for loan losses to nonperforming loans	124.22%	101.92%	107.19%	958.07%	3267.68%	na	na
Nonperforming assets to period-end assets	1.34%	0.89%	1.35%	0.08%	0.02%	0.00%	0.00%

Deposits

Our major source of funds and liquidity is our deposit base. Deposits provide funding for our investment in loans and securities. A primary objective is to increase core deposits as a means to fund asset growth at a lower cost. Interest paid for deposits must be managed carefully to control the level of interest expense. We offer individuals and small-to-medium sized businesses a variety of deposit accounts, including checking, savings, money market, and certificate of deposits.

Total deposits were $540.1 million at September 30, 2009, an increase of $44.0 million or 8.9% over December 31, 2008 and $41.4 million or 8.3% higher than September 30, 2008. Non-interest bearing demand deposits increased $5.4 million over December 31, 2008 and on an annual basis $11.0 million over September 30, 2008. Interest bearing deposits increased $38.5 million to $455.7 million compared to December 31, 2008. On an annual basis interest bearing deposits increased $30.4 million over September 30, 2008. Our interest bearing deposits are comprised of savings accounts, money market accounts and CDs.

We are continually evaluating the mix of our deposit base (time deposits versus demand, money market and savings) in relation to our funding needs and current market conditions. In 2008, we developed two higher yielding account products in areas that have traditionally offered lower rates: an interest bearing demand account and a savings account. In response, our 2008 interest bearing demand deposits increased $5.8 million on average with an average rate increase of 0.69% over 2007 and average savings deposits increased $3.5 million with average rate increase of 0.62%. During that same period, non-interest bearing demand deposits increased an average of $7.5 million.

We have developed a new multi-tiered savings product that rewards higher balances with a higher rate. With our new product, savings balances began to show significant increases. At September 30, 2008, total savings accounts, at $14.3 million, were roughly 3.4% of our interest bearing deposit total. Total savings accounts had grown to $20.4 million and 4.9% of interest bearing deposits at December 31, 2008 and is at $27.7 million and 6.1% of total interest bearing deposits at September 30, 2009.

Total money market balances were $139.1 million at September 30, 2009, an increase of $9.8 million compared to $129.3 million at December 31, 2008. On an annual basis, money market accounts have increased $28.6 million compared to $110.5 million at September 30, 2008. We had reported a decline in money market account balances in previous quarters. The increase noted in the first nine months of 2009 is due to our adding a low rate brokered money market account. The balance in the account was $30.0 million at September 30, 2009. Excluding this account, retail money market balances have declined $20.2 million at September 30, 2009 compared to December 31, 2008 and only $1.4 million on an annual basis.

CDs have risen in popularity with the stock market volatility and higher consumer savings rates, resulting in significant growth in that area. Our regular CD portfolio, which is comprised of CDs with balances of less than $100 thousand, was $185.8 million at September 30, 2009, compared to $156.6 million at December 31, 2008 and $155.6 million at September 30, 2008. Our Jumbo CDs, which are CDs with balances of $100 thousand or greater, have declined $44.1 million to $83.9 at September 30, 2009 compared to September 30, 2008. This decline was part of our deposit strategy for 2009. In early 2008, we had determined to use larger, out of market CDs that typically cost less than in market CDs, to help buffer some of the effects of the steep decline in rates and fund our growing mortgage loans held for sale. With these CDs we could stay shorter on term and react more quickly to market conditions. As these CDs have matured, we have allowed a portion of them to “run off” as we have replaced them with longer term “in market” CDs and many of our mortgage loans held for sale are now funded with our FHLB mortgage line of credit.

In the third quarter of 2008, we ran a certificate of deposit campaign to increase liquidity which brought in $40.5 million in new money at a cost of 3.72%. This campaign offered market competitive rates on shorter term certificates of deposits. We continue to fund our mortgage loans held for sale and balance our yield on deposits by maintaining a level of out-of-market brokered products which allow for more flexibility in pricing and timing of maturities. At December 31, 2008, our total brokered certificates of deposits to total deposits was 18.1% compared to 16.9% at December 31, 2007. More information on deposits is contained in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2008. At September 30, 2009, our total brokered certificates of deposits to total deposits was 11.6% compared to 21.7% at September 30, 2008.

The following table presents the average balances of deposits and the average rates paid on those deposits for the first nine months of 2009 and 2008 in addition to the past three years ended December 31, 2008, 2007, and 2006.

DEPOSITS

(In thousands)

	September 30,				December 31,
	2009		2008		2008		2007		2006
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Demand deposits non-interest bearing	$71,839	0.00%	$62,816	0.00%	$65,607	0.00%	$58,104	0.00%	$51,685	0.00%
NOW accounts	16,396	0.41%	16,711	0.63%	16,364	0.93%	10,549	0.24%	9,561	0.21%
Money market accounts	117,605	1.27%	128,880	2.81%	123,542	2.59%	144,964	4.39%	154,176	4.43%
Savings accounts	29,889	1.30%	6,228	0.63%	9,509	1.21%	5,982	0.59%	7,751	0.63%
Certificates of deposit	271,160	2.80%	227,736	3.89%	240,648	3.82%	120,352	4.91%	70,217	4.31%

	$506,889	1.89%	$442,371	2.73%	$455,670	2.78%	$339,951	3.63%	$293,390	3.38%

Certificates of deposit are detailed in the “Certificates of Deposits of $100,000 or More”, table below.

CERTIFICATES OF DEPOSITS OF $100,000 OR MORE

(In thousands)

	September 30,		December 31,
	2009	2008	2008	2007	2006
3 months or less	$71,699	$68,881	$64,855	$44,076	$14,163
Over 3 through 6 months	42,322	58,619	51,344	73,428	23,636
Over 6 through 12 months	34,338	56,135	50,427	7,714	15,270
Over 12 months	33,327	17,563	4,681	4,591	4,685

	$181,686	$201,198	$171,307	$129,809	$57,754

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale of existing assets or the acquisition of additional funds through short-term borrowings. Our liquidity is provided from cash and amounts due from banks, federal funds sold, interest bearing deposits in other banks, repayments from loans, increases in deposits, lines of credit from the FHLB and five correspondent banks, and maturing investments. As a result of our management of liquid assets, and our ability to generate liquidity through liability funding, we believe that we maintain overall liquidity sufficient to satisfy our depositors’ requirements and to meet clients’ credit needs. We also take into account any liquidity needs generated by off-balance sheet transactions such as commitments to extend credit, commitments to purchase securities and standby letters of credit.

We monitor and plan our liquidity position for future periods. Liquidity strategies are implemented and monitored by ALCO. ALCO uses a simulation and budget model to assess current and future liquidity needs.

Cash, cash equivalents and federal funds sold totaled $26.2 million as of September 30, 2009 compared to $8.6 million as of December 31, 2008. At September 30, 2009, cash, securities classified as available for sale and federal funds sold were $31.9 million or 5.2% of total earning assets, compared to $14.4 million or 2.7% of total earning assets at December 31, 2008.

Cash, cash equivalents and federal funds sold totaled $8.6 million as of December 31, 2008, down $868 thousand from the year ended December 31, 2007. At December 31, 2008, cash, securities classified as available for sale and federal funds sold were $14.4 million or 2.7% of total earning assets, compared to $18.3 million or 4.0% of total earning assets at December 31, 2007.

We have additional sources of liquidity available to us including the capacity to borrow additional funds through several established arrangements. Further information on borrowings is contained in Note 9 to our Consolidated Financial Statements for the year ended December 31, 2008.

In the course of operations, due to fluctuations in loan and deposit levels, we occasionally find it necessary to purchase federal funds on a short-term basis. We maintain unsecured federal funds line arrangements with five other banks, which allow us to purchase funds totaling $31.0 million. These lines mature and reprice daily. At December 31, 2008 and 2007, we had $385 thousand and $0, respectively, in federal funds purchased.

We also have access to the Federal Reserve Bank of Richmond’s discount window should a liquidity crisis occur. We have not used this facility in the past and consider it a backup source of funds.

As of September 30, 2009

We have lines of credit with the FHLB that can equal up to 30% of our assets. Our primary line of credit (Primary) totaled approximately $78.0 million with $51.4 million available at September 30, 2009. This line is currently reduced by $5.0 million, which has been pledged as collateral for public deposits.

In February 2009, we negotiated an additional line of credit with FHLB which is secured by a portion of our loans held for sale (“LHFS”). We pledge these loans, which have been sold to FHLB approved investors, as collateral. In return, we are allowed to borrow up to 70% of these loans for 120 days. The investor remits the proceeds for the purchased loans directly to FHLB, which then releases the collateral pledged. At September 30, 2009, assets pledged and advances outstanding totaled $16.4 million and $11.5 million, respectively.

Borrowings outstanding under the combined FHLB lines of credit were $38.1 million at September 30, 2009 and $27.7 million at December 31, 2008. We had the following borrowing advances under our Primary line outstanding as of September 30, 2009, with the following final maturities:

Expiration Date	Advance Amount
November 2009	$10,000,000
November 2010	10,000,000
September 2015	1,600,320

$21,600,320

The advance maturing in November 2009 bears a fixed interest rate of 4.04% and had a one-time conversion feature which expired November 17, 2008. The advance maturing in 2010 bears a fixed interest rate of 3.97%

and had a one-time conversion feature which expired on May 15, 2009. The advance maturing in 2015 is a principal reducing credit that matures on September 28, 2015. Terms include 39 quarterly principal payments of $25 thousand beginning December 2005, with a final payment of $1.0 million in September 2015. We are utilizing this advance to match-fund several long term fixed rate loans. The interest rate for this advance is fixed at 4.96%.

Under our LHFS line we had two advances outstanding at September 30, 2009. Both advances mature in January 2010 and are broken down as follows:

Advance Date	Current Balance	Original Balance
September 10, 2009	$2,099,760	$4,912,532
September 17, 2009	$9,381,700	$9,381,700

	$11,481,460	$14,294,232

We have no material commitments or long-term debt for capital expenditures at the report date. The only long-term debt is for funding loans.

In the course of operations, due to fluctuations in loan and deposit levels, we occasionally find it necessary to purchase federal funds on a short-term basis. We also have federal funds lines of credit facilities established with five other banks in the total amount of $32.0 million. At September 30, 2009, there were no outstanding balances on these lines. We also have access to the Federal Reserve Bank of Richmond’s discount window should a liquidity crisis occur.

As of December 31, 2008

Our line of credit with FHLB allowed us to borrow up to 30% of assets, or approximately $238.9 million, if collateralized, as of December 31, 2008. Blanket liens pledged on certain designated loan portfolios amounted to $91.0 million at December 31, 2008 and $77.8 million at December 31, 2007. Additionally, investment securities with carrying values of $733 thousand at December 31, 2008 and $1.0 million at December 31, 2007 were pledged to secure any borrowings. Based on pledged collateral we had a total line of $91.7 million at December 31, 2008.

Capital Resources

We review the adequacy of our capital on an ongoing basis with reference to the size, composition, and quality of our resources and consistent with regulatory requirements and industry standards. We seek to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

In December 2008, we were approved for and received $14.7 million from the Treasury under the CPP. Under this program, we issued 14,700 shares of Series A Preferred Stock, together with the Warrant to purchase up to 264,706 shares of our Common Stock at an initial exercise price of $8.33 per share. This stock will carry a 5% dividend for each of the first five years of the investment, and 9% thereafter, unless we elect to redeem the shares.

Monarch Bank, as a Virginia banking corporation, may pay dividends only out of retained earnings. In addition, regulatory authorities may limit payment of dividends by any bank, when it is determined that such limitation is in the public interest and necessary to ensure financial soundness of our bank. Regulatory agencies place certain restrictions on dividends paid and loans or advances made by our bank to the Company. The amount of dividends the bank may pay to the Company, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. At September 30, 2009, the amount available was approximately $7.3 million. In accordance with our acceptance of funds from the Treasury in connection with our participation in the CPP, cash dividends on our Common Stock are not permitted without prior approval from the Treasury.

In June 2008, we raised $6.8 million in capital through the sale of 774,110 shares of our Common Stock in two private placements. The purchasers were accredited investors and included certain qualifying insiders. These insiders were members of our board of directors and senior management whose purchases were made in accordance with NASDAQ Capital Market guidelines. More information regarding this issue is contained in Note 11 to our Consolidated Financial Statements for the year ended December 31, 2008.

On July 5, 2006, we issued Trust Preferred Subordinated Notes in the amount of $10.0 million through a private transaction. These notes, which are non-dilutive to Common Stock, are included in Tier 1 capital for regulatory capital determination purposes. The notes have a LIBOR-indexed rate which adjusts, and is payable, quarterly. The rate on the notes at September 30, 2009 was 1.88%. The notes may be redeemed at par beginning on September 30, 2011. The proceeds were used for general corporate purposes to support the growth of the Company. In accordance with Generally Accepted Accounting Principles, the financing is recorded as debt in the balance sheet.

On April 11, 2005, we announced an offering of a minimum of 414,900 shares and a maximum of 742,500 shares of Common Stock at a pre-established price of $8.78 per share. The offering was completed on May 31, 2005 with the full 742,500 shares sold. The proceeds were used for general corporate purposes to support the continued growth of the Company.

The Federal Reserve, the Comptroller of the Currency and the FDIC have adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. At September 30, 2009, the required minimum ratio of qualifying total capital to risk-weighted assets was 8%, of which 4% must be Tier 1 capital. Tier 1 capital includes stockholders’ equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. At September 30, 2009, our total risk-based capital ratio was 13.89%, which is well above the regulatory minimum of 8% and the well capitalized minimum of 10%.

All share and per share amounts are retroactively adjusted to reflect the stock dividend and splits.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized
	Amounts	Ratio	Amounts	Ratio	Amounts	Ratio
	(Dollars in Thousands)
As of September 30, 2009
Total Risk-Based Capital Ratio
Consolidated company	$78,798	13.89%	$45,370	8.00%	N/A	N/A
Bank	$64,198	11.32%	$45,370	8.00%	$56,712	10.00%
(Total Risk-Based Capital to Risk-Weighted Assets)
Tier 1 Risk-Based Capital Ratio
Consolidated company	$71,671	12.64%	$22,670	4.00%	N/A	N/A
Bank	$57,071	10.07%	$22,670	4.00%	$34,005	6.00%
(Tier 1 Capital to Risk-Weighted Assets)
Tier 1 Leverage Ratio
Consolidated company	$71,671	11.17%	$25,679	4.00%	N/A	N/A
Bank	$57,071	8.89%	$25,679	4.00%	$32,098	5.00%
(Tier 1 Capital to Average Assets)
As of December 31, 2008
Total Risk-Based Capital Ratio
Consolidated company	$74,241	14.79%	$40,156	8.00%	N/A	N/A
Bank	$59,603	11.87%	$40,156	8.00%	$50,213	10.00%
(Total Risk-Based Capital to Risk-Weighted Assets)
Tier 1 Risk-Based Capital Ratio
Consolidated company	$67,941	13.53%	$20,085	4.00%	N/A	N/A
Bank	$53,303	10.62%	$20,085	4.00%	$30,115	6.00%
(Tier 1 Capital to Risk-Weighted Assets)
Tier 1 Leverage Ratio
Consolidated company	$67,941	11.76%	$23,108	4.00%	N/A	N/A
Bank	$53,303	9.22%	$23,108	4.00%	$28,906	5.00%
(Tier 1 Capital to Average Assets)

Off-Balance Sheet Transactions

We enter into certain financial transactions in the ordinary course of performing traditional banking services that result in off-balance sheet transactions. The off-balance sheet transactions recognized as of September 30, 2009 and December 31, 2008 were a line of credit to secure public funds and commitments to extend credit and standby letters of credit issued to customers. The line of credit to secure public funds was from the FHLB for $5.0 million at September 30, 2009 and December 31, 2008 and 2007.

We entered into an interest rate swap agreement with PNC Bank on July 29, 2009, for our $10 million Trust Preferred borrowings which carries a floating interest rate of 90 day LIBOR plus 160 basis points. Under the terms of this agreement, at the end of each quarter we will swap our floating rate for a fixed rate of 3.26%. The effective date of this swap is September 30, 2009, with an expiration date of September 30, 2014. With the 160 basis point spread this swap will fix our interest cost on our $10 million Trust Preferred borrowings to 4.86% for five years.

Commitments to extend credit, which amounted to $233.9 million at September 30, 2009, $166.3 million at December 31, 2008, and $242.2 million at December 31, 2007, represent legally binding agreements to lend to customers with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements.

We did not have any outstanding commitments to purchase securities at September 30, 2009, December 31, 2008, or December 31, 2007.

Standby letters of credit are conditional commitments we issue guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. We had $5.9 million in outstanding standby letters of credit at September 30, 2009, $6.1 million at December 31, 2008, and $6.2 million at December 31, 2007.

We and our subsidiaries have twenty-six non-cancellable leases for premises at September 30, 2009. We had twenty-one non-cancellable leases for premises at December 31, 2008. Further information on lease commitments is contained in Note 4 to our Consolidated Financial Statements for the year ended December 31, 2008.

Recent Accounting Pronouncements

In June 2008, the FASB issued guidance (ASC 260) addressing whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method (ASC 260-45-60). The guidance is effective for periods beginning after December 15, 2008, and did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value. This update provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance in this update will be effective for the quarter beginning October 1, 2009 and is not expected to have a material impact on our financial condition or results of operations.

In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification (the “Codification” or “ASC”) as the source of authoritative GAAP recognized by the FASB for nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also included in the Codification as sources of authoritative GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes all existing non-SEC accounting and reporting standards. Following this effective date, instead of issuing new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts, the FASB issues Accounting Standards Updates, which serves only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. We started following the guidelines in the Codification effective July 1, 2009.

In May 2009, the FASB issued guidance (ASC 855) that establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, it sets forth: a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. We adopted the subsequent event guidance in the quarter ended June 30, 2009, which did not have a material impact on our financial condition or results of operations.

In June 2009, the FASB issued Statement of Financial Accounting Standard (“SFAS”) 166, “Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140,” to improve the relevance, faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This statement is effective for periods beginning after November 15, 2009, and is not expected to have a significant effect on the Company’s consolidated financial statements.

In June 2009, the FASB issued SFAS 167, “Amendments to FASB Interpretation No. 46(R).” This statement amends Interpretation 46(R) to require an enterprise to replace the quantitative-based analysis in determining whether the enterprise’s variable interest or interests give it controlling financial interest in a variable interest entity with a more qualitative approach by providing additional guidance regarding considerations for consolidating an entity. This guidance also requires enhanced disclosures to provide users of financial information with more transparent information about the enterprise’s involvement in a variable interest entity. This statement is effective for periods beginning after November 15, 2009, and is not expected to have a significant effect on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance (ASC 805) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not expect the implementation of this guidance to have a material impact on our consolidated financial statements. However, this standard could have a significant effect on the accounting for future business combinations.

On April 9, 2009, FASB issued the following application guidance to enhance disclosures regarding fair value measurements and impairments of securities:

1. The first guidance relates to interim disclosures about fair value of financial instruments (ASC 825-10-50), which requires an entity to provide quantitative and qualitative disclosures about fair value of any financial instruments for interim reporting periods as well as in annual financial statements. Prior to issuing this guidance, fair values for these assets and liabilities were only disclosed annually. We adopted the interim fair value disclosure guidance in the quarter ended June 30, 2009, and the adoption did not have a material impact on our financial condition or results of operations. See Note 4 for further information.

2. The second guidance relates to recognition and presentation of other-than-temporary impairments (ASC 320-10-35), which is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and non-credit components of impaired debt securities that are not expected to be sold. Further, it replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. It also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. We adopted ASC 320-10-35 for the quarter ended June 30, 2009, and the adoption did not have a material impact on our financial condition or results of operations. See Note 4 for further information.

3. The third guidance relates to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly (ASC 820-10-35-15A). It reaffirms the objective of fair value measurement— to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. It also requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. Adoption of this guidance did not have a material impact on our financial condition or results of operations.

In December 2007, the FASB issued guidance (ASC 810) which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This guidance also establishes expanded disclosure requirements that clearly identify and distinguish between the interest of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 160 has not had a material impact on our financial condition and results of operations.

In February, 2008, the FASB issued guidance (ASC 860) which requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction, unless certain criteria are met. This guidance was effective for our financial statements for the year beginning on January 1, 2009, and earlier adoption was not permitted. The adoption has not had a material impact on our financial condition and results of operations.

In March 2008, the FASB issued guidance (ASC 815) which requires enhanced disclosures about derivative instruments and hedged items that are accounted for under (ASC 815) and related interpretations. The standard was effective for periods beginning after November 15, 2008, with early adoption permitted. The standard expands the disclosure requirements for derivatives and hedged items and has not had a material impact on our consolidated financial position and results of operations.

Critical Accounting Policies

Critical accounting policies are those applications of accounting principles or practices that require considerable judgment, estimation, or sensitivity analysis by management. In the financial service industry, examples, though not an all inclusive list, of disclosures that may fall within this definition are the determination of the adequacy of the allowance for loan losses, valuation of mortgage servicing rights, valuation of derivatives or securities without a readily determinable market value, and the valuation of the fair value of intangibles and goodwill. Except for the determination of the adequacy of the allowance for loan losses and fair value estimations, we do not believe there are other practices or policies that require significant sensitivity analysis, judgments, or estimations.

Our financial statements are prepared in accordance with GAAP. The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. A variety of factors could affect the ultimate value that is obtained when earning income, recognizing an expense, recovering an asset or relieving a liability. In addition, GAAP itself may change from one previously acceptable method to another method. Although the economics of our transactions would be the same, the timing of events that would impact our transactions could change.

Our critical accounting policies are listed below. A summary of our significant accounting policies is set forth in Note 1 to our Consolidated Financial Statements for the year ended December 31, 2008.

Allowance for Loan Losses

Our allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on GAAP guidance which requires that losses be accrued when they have a probability of occurring and are estimable and that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses has three basic components: the formula allowance, the specific allowance and the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses a historical loss view as an indicator of future losses along with various economic factors and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss for specifically identified loans. Historical loss information, expected cash flows and fair value of collateral are used to estimate these losses. The unallocated allowance captures losses whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance. The use of these values is inherently subjective, and our actual losses could be greater or less than the estimates.

Fair Value Measurements

Under GAAP we are permitted to choose to measure many financial instruments and certain other items at fair value. The estimation of fair value is significant to certain assets, including loans held-for-sale, available-for-sale securities, rate lock commitments, and real estate owned. These assets are recorded at fair value or lower of cost or fair value, as applicable. The fair values of loans held-for-sale are based on commitments from investors. The fair values of available-for-sale securities are based on published market or dealer quotes for similar securities. The fair values of rate lock commitments are based on fees currently charged to enter into similar agreements, and may consider the difference between current interest rates and committed rates. The fair value of real estate owned is estimated based on our evaluation of fair value of similar properties.

Fair values can be volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds, discount rates, and market conditions, among others. Since these factors can change significantly and rapidly, fair values are difficult to predict and subject to material changes that could impact our financial condition and results of operation.

Non-GAAP Presentations

Our management’s discussion and analysis refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income. This is a non-GAAP financial measure which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. In referring to our net income, we are referring to income under GAAP.

The analysis of net interest income in this document is performed on a tax equivalent basis. We feel the tax equivalent presentation better reflects total return, as many financial assets have specific tax advantages that modify their effective yields. A reconcilement of tax-equivalent net interest income to net interest income under GAAP is provided in those statements.

Impact of Inflation and Changing Prices

The majority of assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from most industrial companies that have significant investments in fixed assets. Due to this fact, the effects of inflation on our balance sheet are minimal, meaning that there are no substantial increases or decreases in net purchasing power over time. The most significant effect of inflation is on other expenses that tend to rise during periods of general inflation. We feel that the most significant impact on financial results is changes in interest rates and our ability to react to those changes. As discussed previously, management is attempting to measure, monitor and control interest rate risk.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates or prices such as interest rates, foreign currency exchange rates, commodity prices and equity prices. Our primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of our asset/liability management process, which is governed by policies established by our board of directors that are reviewed and approved annually. Our board of directors delegates responsibility for carrying out asset/liability management policies to the Asset/Liability Management Committee. In this capacity, this committee develops guidelines and strategies that govern our asset/liability management related activities, based upon estimated market risk sensitivity, policy limits and overall market interest rate levels and trends.

Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change, the interest income and expense streams associated with our financial instruments also change, affecting net interest income, the primary component of our earnings. ALCO uses the results of a detailed and dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. While this committee routinely monitors simulated net interest income sensitivity over a rolling 12 month horizon, it also employs additional tools to monitor potential longer-term interest rate risk.

The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on our balance sheet. The simulation model is prepared and updated four times each year. This sensitivity analysis is compared to ALCO policy limits, which specify a maximum tolerance level for net interest income exposure over a one-year horizon given a 300, 200 and 100 basis point (bp) upward or downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. The following reflects the range of our net interest income sensitivity analysis and Market Value of Portfolio Equity Sensitivity as of December 31, 2008. All except the 100 basis point increase of the Market Value of Portfolio Equity Sensitivity results met the approved policy limits of our Asset Liability Management Policy. Only the 300 basis point shifts in the net interest income sensitivity results were within the approved limits. We continue to focus its efforts on complying with approved limits.

Changes in Net Interest Income and Market Value of Portfolio Equity

(In thousands)

	September 30, 2009
Change in Interest Rates (1)	Changes in Net Interest Income (2)		Changes in Market Value of Portfolio Equity (3)
	Amount	Percent	Amount	Percent
Up 3%	$782	2.73%	$4,495	6.00%
Up 2%	(113)	(0.39)	2,783	3.71
Up 1%	(124)	(0.43)	1,319	1.76
Down 1%	312	1.09	(7,247)	(9.67)
Down 2%	(231)	(0.81)	(9,487)	(12.66)
Down 3%	(590)	(2.06)	(10,101)	(13.48)

	December 31, 2008
Change in Interest Rates (1)	Changes in Net Interest Income (2)		Changes in Market Value of Portfolio Equity (3)
	Amount	Percent	Amount	Percent
Up 3%	$2,467	11.26%	$4,886	7.54%
Up 2%	2,582	11.79	4,516	6.97
Up 1%	1,472	6.72	3,264	5.04
Down 1%	(1,292)	(5.89)	(3,138)	(4.85)
Down 2%	(2,386)	(10.89)	(5,295)	(8.18)
Down 3%	(2,275)	(10.38)	(3,672)	(5.67)

(1)	Monarch Bank’s simulation model makes assumptions including, among others the slope and timing of rate increases, the rates that drive certain financial instruments, and prepayment assumption.
(2)	Represents the difference between estimated net interest income for the next 12 months in the current rate environment.
(3)	Represents the difference between market value of portfolio equity in the current interest rate environment.

As of September 30, 2009, our interest rate risk model indicated that in a rising rate environment of 200 basis points over a 12 month period net interest income could decrease by 0.39% on average, down from an 11.79% increase on average as of December 31, 2008. At the same time period, the interest rate risk model indicated that in a declining rate environment of 200 basis points over a 12 month period net interest income could decrease by 0.81% on average, up from a 10.89% decrease on average as of December 31, 2008. While these numbers are subjective based upon the parameters used within the model, management believes the balance sheet is balanced with limited short-term risk to rising rates in the future.

During the first nine months of 2009, our balance sheet has grown by $54.6 million. Deposit inflows, primarily in the form of short-term certificates of deposits and money market accounts have provided the funding for the growth in the loan portfolio. Overall, we continue to have moderate interest rate risks to both falling and rising interest rates. Based upon the simulation as of September 30, 2009, we could expect an average negative impact to net interest income of $113 thousand over the next 12 months if rates rise 200 basis points. If rates were to decline 200 basis points, the Company could expect an average negative impact to net interest income of $231 thousand over the next 12 months.

The preceding sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, including the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment or replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot make any assurances about the predictive nature of these assumptions, including how customer preferences or competitor influences might change.

Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to factors such as prepayment and refinancing levels likely deviating from those assumed, the varying impact of interest rate change, caps or floors on adjustable rate assets, the potential effect of changing debt service levels on clients with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal and external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in response to or anticipation of changes in interest rates.

BUSINESS

General

Monarch Financial Holdings, Inc. is a Virginia-chartered bank holding company headquartered in Chesapeake, Virginia engaged in commercial and retail banking, investment and insurance sales, and mortgage origination and brokerage. We conduct our operations through our wholly-owned subsidiary, Monarch Bank, and its two wholly-owned subsidiaries, Monarch Investment, LLC and Monarch Capital, LLC. We also do business in some markets as OBX Bank, Monarch Mortgage and under various names via joint ventures with other partners.

We were created on June 1, 2006 through a reorganization plan, under the laws of the Commonwealth of Virginia, in which Monarch Bank became our wholly-owned subsidiary. Monarch Bank was incorporated on May 1, 1998 and opened for business on April 14, 1999 as a Virginia-chartered bank and a member of the Federal Reserve system. We have grown through de novo expansion, acquisition and the hiring of seasoned banking professionals in our target markets. While we have grown rapidly over the past five years, our strategy has been to do so profitably and without compromising our asset quality.

Monarch Bank serves the needs of local businesses, professionals, corporate executives and individuals in the South Hampton Roads area of Southeastern Virginia and the Outer Banks region of Northeastern North Carolina. We operate eight banking offices, five residential mortgage offices and one investment services office in the cities of Chesapeake, Norfolk, Suffolk and Virginia Beach, Virginia. Our ninth full-service banking office operates under the name “OBX Bank” in the Outer Banks region of Northeastern North Carolina in the town of Kitty Hawk. We also operate twelve additional residential mortgage offices outside of our primary market areas.

Monarch Mortgage, a division of Monarch Bank, was formed in May 2007 when we hired a group of approximately 70 experienced mortgage professionals to staff the division. At that time our employment of these individuals increased the size of our mortgage group from approximately 10 to approximately 80 mortgage professionals. Monarch Mortgage is a residential mortgage lender with offices in Virginia, Maryland, North Carolina and South Carolina. We sell 99% of the mortgages we originate on a loan by loan basis to a large number of national banks, mortgage companies, and directly to certain governmental agencies. By maintaining correspondent and broker relationships with a number of companies, and by monitoring the financial condition of those companies, we feel we can limit the risk of our correspondents not purchasing loans we originate. We originate and sell primarily long-term fixed rate mortgage loans, both conventional and for government programs such as FHA, VA, and the Virginia Housing and Development Authority. A small portion of our loan clients select shorter term, variable rate loans. All loans originated are considered prime loans. We do not securitize pools of loans.

Mortgage originations and sales have become a major source of revenue and net income for the company since the formation of Monarch Mortgage in 2007, with significant growth in both 2008 and 2009 due to a low interest rate environment coupled with recent government stimulus to the mortgage marketplace. We currently manage our interest rate risks by locking in the interest rate for each mortgage loan with our correspondents and borrowers at the same time.

We utilize a “Market President” approach to deliver products and services in each of our primary markets. We hire experienced bankers to serve in these leadership roles, and each Market President is responsible for building a strong team of bankers in their respective markets, developing and managing an advisory board of directors, managing sales and service delivery, and integrating our other lines of business in their communities. We believe this approach allows us to expand into new markets with fewer banking office locations and achieve profitability earlier than by utilizing the traditional banking model of opening a banking office and then looking for bankers to staff the location.

Our current capitalization enables us to provide loans in amounts that are responsive to the credit needs of a large portion of our targeted market segments. If clients have credit requirements that exceed our credit limits, we generally accommodate those clients by arranging loans on a participation basis with other financial institutions. Our board of directors believes our capitalization supports current growth levels in loans and deposits, however, any additional capital will increase our loan-to-one borrower limit and permit us to retain more of a borrower’s loan if we deem it to be in our stockholders’ best long-term interest.

Other services offered by us include investment advisory services, insurance sales, safe deposit boxes, cash management services, check and bankcard services, direct deposit of payroll and social security checks and automatic drafts for various accounts. We offer our clients access to their accounts and our banking services utilizing traditional in-office transactions as well as telephone banking, internet banking and internet cash management, and through more than 50 automated teller machines (ATMs) located throughout South Hampton Roads and Northeastern North Carolina.

We operate in several integrated lines of business. Our Business Banking Group has been a core line of business since our opening. This group supports our business/commercial clients and offers both secured and unsecured commercial loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and the purchase of equipment and machinery, as well as loans secured by commercial real estate. This group also originates business deposits and related services. We have Business Banking groups in Chesapeake, Norfolk, Virginia Beach and the Outer Banks, each led by a Market President.

Our Real Estate Banking Group has been a core line of business since our opening. This group supports the delivery of residential and commercial real estate construction, acquisition and development loans, with the majority of its focus in the 1-4 family residential development markets of Hampton Roads and Northeastern North Carolina. This group supports this type of banking in all of our current markets.

Our Private Banking Group delivers the banking and financial needs of our consumer clients and has also been a core line of business since we opened. The Private Banking Group targets the financial needs of professionals and business executives, and provides custom tailored product and service solutions to our clients. The Private Banking Group services the deposit needs for all of our clients and offers consumer lending and general banking services. We offer a full range of deposit services including checking accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. Consumer loans include home equity lines of credit, professional lines of credit, secured and unsecured loans for financing automobiles, home improvements, education and personal investments.

As a mortgage lender, Monarch Mortgage underwrites mortgage loans for our clients to be sold in the secondary market or booked on our balance sheet. Monarch Mortgage currently has eighteen offices with locations in Chesapeake, Norfolk and Virginia Beach, Suffolk, Manassas, and Fredericksburg, Virginia; Rockville, Bowie, Crofton, Gaithersburg, Waldorf and College Park, Maryland; Charlotte, Wilmington and Kitty Hawk, North Carolina; and Greenwood, South Carolina. Monarch Mortgage originates and sells loans under two different financial models. All the offices in Maryland operate as fee-based offices, with each office paying a per loan processing fee with the net income or loss of each office the responsibility of each office’s manager or management team. The fee-based offices allow Monarch Mortgage to attract quality entrepreneurial leaders focused on their bottom line. The loan fees from these operations lower the cost basis and breakeven volume for the Virginia operations while reducing the downside risk of startup and operating losses. The Virginia offices are traditional operations with the profits and losses accruing to Monarch Mortgage.

Monarch Capital, LLC, a wholly-owned subsidiary of Monarch Bank formed in 2004, provides commercial mortgage brokerage services in the placement of primarily long-term fixed-rate, non-recourse debt for the commercial, hospitality, and multi-family housing markets.

Monarch Investment, LLC, a wholly-owned subsidiary of Monarch Bank, offers investment advisory services through licensed investment advisors and also sells specific lines of insurance. Monarch Investment has ownership interests in several subsidiaries. Monarch Investment, LLC owns a minority stockholder interest in Infinex Financial, LLC, a broker-dealer located in Meriden, Connecticut. Investment services are offered through

Infinex. Monarch Investment also owns a minority interest in Bankers Insurance, LLC, a joint venture with the Virginia Bankers’ Association and many other community banks in Virginia. This insurance agency offers a full line of commercial and personal lines of insurance to the general public and to our clients. In October 2006, we formed a subsidiary, Virginia Asset Group, LLC, which we owned 51% of while the remaining 49% was held by an investment professional. VAG was formed to sell insurance and non-deposit investment products. We sold our 51% ownership in VAG to the minority partner effective August 31, 2009. Monarch Investment also delivers services through other subsidiaries or investments as follows:

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Coastal Home Mortgage, LLC became a subsidiary of Monarch Investment, LLC in July 2007 when a 51% ownership interest in the company was purchased from another bank. This is a joint venture with four unaffiliated individuals involved with residential construction in Hampton Roads, with its primary mission to provide residential mortgage loan services for the builder’s end product. All loans are processed and underwritten by Monarch Mortgage.

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Real Estate Security Agency, LLC was formed in October 2007 to offer title insurance services to clients of Monarch Mortgage and Monarch Bank. This agency offers residential and commercial title insurance to our clients. Monarch Investment, LLC, owns 75% of this company with 25% owned by an unaffiliated party, TitleVentures, LLC. In 2007, we sold our minority interest in Bankers Title of Central Virginia, LLC, a joint venture with the Virginia Bankers’ Association and many other community banks in Virginia.

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Home Mortgage Solutions, LLC was formed in March 2008 and is 51% owned by Monarch Investment, LLC. This is a joint venture with a local builder and developer involved with residential construction in the Richmond, Virginia and Hampton Roads, Virginia markets. Its primary mission is to provide residential mortgage loan services for the builder’s end product. All loans are processed and underwritten by Monarch Mortgage.

Our Market Areas

We operate in the Virginia Beach-Norfolk-Newport News, VA-NC MSA, more commonly known as Greater Hampton Roads. The Greater Hampton Roads area includes the cities of Virginia Beach, Norfolk, Newport News, Chesapeake, Hampton, Portsmouth and Suffolk, and is the 2nd largest MSA in Virginia and the 5th largest MSA in the Southeast with a population of approximately 1.7 million people as of July 2009. The Greater Hampton Roads has a diversified economy that includes military, tourism, government, education, shipping, healthcare and professional services which has resulted in lower unemployment rates when compared to the overall United States. As of September 2009, the unemployment rate for the Greater Hampton Roads area was 6.7% compared to 9.8% for the U.S. As of September 2008, the unemployment rate for the Greater Hampton Roads area was 4.3%. The labor pool in Hampton Roads has grown in the past year, with 788 thousand working and 35 thousand unemployed in September 2008 compared to 775 thousand working and 56 thousand unemployed in September 2009. The September 2009 numbers are preliminary estimates of the U.S. Bureau of Labor Statistics.

Our primary market areas are South Hampton Roads, which includes the cities of Virginia Beach, Norfolk, Chesapeake, Portsmouth and Suffolk, Virginia, and the Outer Banks region of Northeastern North Carolina, which is comprised of Currituck and Dare counties. We believe the economic conditions encountered in South Hampton Roads, including the level of home purchases and sales, are consistent with those encountered in Greater Hampton Roads as a whole.

South Hampton Roads, with a population of over one million people as of July 2009, has experienced steady growth in recent years and is one of the largest metropolitan areas in Virginia. The area has a significant military base presence with all of the U.S. armed forces represented in the area. The most notable military base is Naval Station Norfolk, the largest naval installation in the world. Norfolk is also the home of the Port of Hampton Roads, the third largest volume port on the East Coast in terms of general cargo. The presence of the military and port provide stability to the market and help the area weather market downturns in other sectors of the local economy. We currently concentrate our operations and have banking offices in Chesapeake, Virginia Beach and Norfolk, Virginia.

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Chesapeake – Chesapeake’s population was 223,572 as of July 1, 2009, and it is projected to grow 4.5% over the next five years to 233,677. Chesapeake has the region’s highest median household income, $66 thousand and it is projected to increase 7.0% to $70 thousand over the next five years. Chesapeake’s major industries include manufacturing, maritime and military related industries, oil and petroleum businesses, and an increasing number of back office service and support centers. Our headquarters is located in Chesapeake, in addition to two banking offices, one investment office and one mortgage office.

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Virginia Beach – with a population of 437,648 as of July 1, 2009, is the most populous city in Virginia and the 42nd largest city in the United States. Virginia Beach’s median household income was $64 thousand and it is projected to increase 5.3% to $67 thousand over the next five years. Virginia Beach’s major industries include tourism, retail and wholesale trade, light manufacturing and military related industries. Virginia Beach demographics make it an attractive market for banking services. We operate four banking offices and two mortgage offices in the Kempsville, Lynnhaven, Oceanfront and Town Center areas of Virginia Beach.

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Norfolk – with a population of 234,541 as of July 1, 2009, is a cultural, industrial, business and medical center and hosts the area’s international airport. Norfolk’s median household income was $42 thousand and it is projected to increase 8.1% to $45 thousand over the next five years. We operate two banking offices and one mortgage office in the city of Norfolk.

The Outer Banks region primarily consists of Currituck and Dare counties on North Carolina’s northeast coast and is a natural extension of our South Hampton Roads market. Currituck County is a part of the Virginia Beach-Norfolk-Newport News, VA-NC MSA. We operate a banking office under the name “OBX Bank” in the town of Kitty Hawk with a second OBX Bank office opening in December 2009 in Nags Head, North Carolina.

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Currituck County – has a population of 25,305 as of July 1, 2009, has experienced total population growth of 39.1% since 2000 and is expected to grow another 14.3% to 28,922 by 2014. Currituck County has a median household income of $51 thousand, and it is projected to increase 5.7% over the next five years to $54 thousand.

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Dare County – has a population of 35,508 as of July 1, 2009, has experienced total population growth of 18.5% since 2000 and is expected to grow another 5.8% to 37,578 by 2014. Dare County has a median household income of $54 thousand, and it is projected to increase 1.7% over the next five years to $55 thousand.

Our mortgage offices outside of the Hampton Roads and Outer Banks markets are all located for the convenient delivery and sales of residential mortgage loans. We have additional mortgage offices in College Park, Maryland, Rockville, Maryland (2), Gaithersburg, Maryland, Green Belt, Maryland, Crofton, Maryland, Waldorf, Maryland; Charlotte and Wilmington, North Carolina; and Richmond, Virginia through our Home Mortgage Solutions joint venture.

Competition

The banking business is highly competitive. We encounter strong competition from a variety of bank and non-bank financial services providers. These competitors include commercial banks, savings banks, credit unions, consumer finance companies, brokerage firms, money market mutual funds, mortgage banks, leasing, and finance companies. In addition, the delivery of financial services has changed significantly with the telephone, ATM, personal computer and the internet being used to access information and perform banking transactions.

Competition in our target market area for loans to businesses, professionals and consumers is very strong. Many of our competitors have substantially greater resources and lending limits than us and offer certain services, such as extensive and established banking office networks and other services that we cannot provide. Moreover, larger institutions operating in the South Hampton Roads have access to borrowed funds at a lower cost than us. Several community banks are headquartered in our trade areas. Several regional and super-regional banks, as well as a number of large credit unions, also have offices in our market area. Competition among institutions for deposits in the area remains very strong.

Factors affecting the competition for bank loans and deposits are interest rates and terms offered, the number and location of banking offices and types of products offered, as well as the reputation of the institution. Advantages the Company has over the competition include experienced and dedicated employees, our Market President structure, long-term customer relationships, a commitment to excellent customer service, experienced management and directors, and the support and involvement in the communities that the Company serves. The Company focuses on providing products and services to individuals, professionals, and small to medium-sized businesses within its communities. According to FDIC deposit data as of June 30, 2009, Monarch Bank was ranked 9th in deposit market share with 2.54% of the deposits in the Greater Hampton Roads market. The top four banks in our markets together control 60.0% of the total deposits in the Greater Hampton Roads market, providing us with ample opportunity to continue to grow our market share.

Factors affecting competition for our mortgage banking operations are our status as a mortgage lender as opposed to being a mortgage broker, the number and location of mortgage offices and types of loan programs offered, as well as the reputation of the company and our mortgage loan officers. Advantages the Company has over the competition include experienced and dedicated employees, long-term customer and referral relationships, local and experienced underwriting, a commitment to excellent customer service, experienced management, and the support and involvement in the communities that the Company serves. The Company focuses on residential mortgage loan origination and placement in the secondary market.

Business Strategy

Our overall strategic goal is to continue building the area’s top community-based financial services company. We plan to continue to grow both our core banking business as well as our non-interest income lines of business. Specifically, we plan to:

Continue to Penetrate the Greater Hampton Roads Market

Most of our offices are located in the cities of Chesapeake, Virginia Beach and Norfolk, Virginia, and we are continuously looking for additional banking locations in these existing markets that will help support our loan and deposit growth goals. In October 2009, we announced our intention to open our fifth banking office in Virginia Beach, which we expect to open in the first quarter of 2010. Logical extensions of our footprint include the cities of Suffolk, Portsmouth, Newport News and Hampton, Virginia and other markets adjacent to Greater Hampton Roads. We believe our Market President approach to market delivery positions us to successfully expand into new markets. Successful expansion into new markets means we must locate, attract and retain the best talent in our businesses. We will not enter a new market without the right person in the Market President leadership role. This approach may delay our market expansion, but it is our experience that with the right leadership we are able to attract complementary banking professionals and grow loans and deposits more quickly, thus minimizing the short term dilutive effects of de novo branching on our overall profitability.

We believe the Greater Hampton Roads banking market is experiencing a significant amount of market disruption created by the acquisition of Wachovia by Wells Fargo, which held the largest deposit market share at June 30, 2009 representing 19.4% of deposits in the MSA. Other area banks have also been impacted negatively by the recent financial markets downturn. These disruptions create an opportunity for us to acquire both seasoned banking professionals and new clients that are seeking to join a stable and growing franchise in the Greater Hampton Roads marketplace. In August 2009, we announced the hiring of four seasoned banking professionals from regional and local bank competitors in our market. These professionals all have significant client relationships and loan and deposit books of business that we expect to be a source of future growth. The hiring of seasoned bankers and banking teams in our existing and contiguous markets will continue to be a strategy for us as we grow our market share.

Expand OBX Bank

In May 2007, we opened our first full-service banking office in Kitty Hawk, North Carolina under the name “OBX Bank, a Monarch Bank division.” While there have been a number of banks entering this growing market over the past 10 years, most of the banks have out-of-market headquarters and decision-making. Consistent with our strategy, we identified our Market President and developed a local advisory board of directors that have significant experience and deep local ties that we believe will provide us with a competitive advantage in the Outer Banks market. We are also building strong support among local businesses, professionals and consumers, as well as reaching targeted non-residents with residential construction and mortgage loans. We plan to open our second OBX Bank office in the town of Nags Head, North Carolina during December 2009.

Grow Core Deposits

Growing low cost core deposits has been and will continue to be vital to funding our loan growth and preserving our net interest margin. In recent years, we have been successful in growing overall deposits in our target markets. From 2003 to 2008, we opened one banking center per year, increasing our deposit market share penetration in Greater Hampton Roads from 0.98% in 2003 to 2.54% in 2009. Total deposits were $540.1 million at September 30, 2009, an increase of $41.4 million or 8.3% over September 30, 2008. We generate core deposits by offering our clients technology on par with our large bank competitors, including remote deposit capture, sophisticated online internet-based cash management system, and the use of our internal core deposit generating sweep services that allow businesses to earn interest on their excess funds. Our Private Banking Group drives core deposit generation by tailoring the packaging and sales of these services to meet the needs of our retail and commercial clients. At September 30, 2009, we were ranked 9th in deposit market share with 2.54% of the deposits in the Greater Hampton Roads market. The top four regional or national money center banks in our market control 60.0% of the total deposits in the Greater Hampton Roads market, providing us with ample opportunity to continue to grow our market share.

Grow Non-Interest Income Lines of Business

Our strategy involves building and maintaining sustainable revenue and net income sources incremental to our bank’s spread income (the difference between asset yields and funding costs). Through our subsidiaries and joint ventures, our goal is to provide a full array of products and services, including residential mortgage, investment advisory, title insurance and commercial mortgage brokerage to our clients to meet their financial needs. These ancillary products drive non-interest income, adding diversity to our revenue base and increasing our overall profitability. Over the past several years, we have successfully grown our non-interest income lines of businesses, increasing our non-interest income to operating revenue to 59.6% for the year ended December 31, 2008 compared to 28.0% for the year ended December 31, 2004. We expect that, in the absence of non-organic growth, we will continue to earn non-interest income attributable to our mortgage banking operations at current levels until interest rates rise to rates that discourage residential sales and refinancing by existing homeowners. We operate the following companies that generate non-interest income:

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Monarch Mortgage – a division of Monarch Bank formed in 2007, Monarch Mortgage and our affiliate mortgage companies (Coastal Home Mortgage, LLC and Home Mortgage Solutions, LLC) underwrite permanent residential mortgage loans to be sold in the secondary market. Monarch Mortgage is headquartered in Virginia Beach, Virginia and operates sixteen additional offices in Chesapeake, Norfolk, Virginia Beach, Suffolk, Manassas, and Fredericksburg, Virginia; Rockville, Bowie, Crofton, Gaithersburg, Waldorf, and College Park, Maryland; Kitty Hawk, Charlotte, and Wilmington, North

Carolina; and Greenwood, South Carolina. We have been successful in hiring seasoned mortgage originators since opening and continue to evaluate expansion opportunities to hire individual loan officers, entire production groups and offices within our current mortgage market areas.

•	Monarch Investment, LLC – a wholly-owned subsidiary of Monarch Bank formed in 2003, delivers retail and commercial investment and insurance services to our clients.

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Monarch Capital, LLC – a wholly-owned subsidiary of Monarch Bank formed in 2004, provides structured financing and commercial mortgage brokerage services in the placement of primarily long-term, fixed-rate, non-recourse debt for the commercial, hospitality, and multi-family housing markets.

•	Real Estate Security Agency, LLC – a majority-owned joint venture formed in 2007, offers residential and commercial title and settlement services to our banking and mortgage clients.

Maintain Financial Discipline

We are committed to being a high performing financial services company and will continue to expand our banking office network and grow our loan portfolio, but will only do so in a disciplined manner. We will expand only when we have the appropriate local banking officers retained and will not reduce our credit standards or pricing to generate new loans. Our focus on credit risk management has enabled us to successfully grow our balance sheet while generally maintaining strong asset quality through our conservative underwriting practice despite the recent adverse economic climate. We believe that maintaining our financial discipline will generate strong long-term stockholder value.

Lending Activities

Credit Policies

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers. Within each category, such risk is increased or decreased, depending on prevailing economic conditions. In an effort to manage the risk, our loan policy gives loan amount approval limits to individual loan officers based on their position and level of experience and to our loan committees based on the size of the lending relationship. The risk associated with real estate and construction loans, commercial loans and consumer loans varies, based on market employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies, based on the supply and demand for the type of real estate under construction.

We have written policies and procedures to help manage credit risk. We utilize an outside third party loan review process that includes regular portfolio reviews to establish loss exposure and to ascertain compliance with our loan policy.

We use a management loan committee and a directors’ loan committee to approve loans. The management loan committee is comprised of members of management, and the directors’ loan committee is composed of five directors, of which four are independent directors. Both committees approve new, renewed and or modified loans that exceed officer loan authorities. The directors’ loan committee also reviews any changes to our lending policies, which are then approved by our board of directors.

Construction and Development Lending

We make construction loans, primarily residential, and land acquisition and development loans. The construction loans are secured by residential houses under construction and the underlying land for which the loan was obtained. The average life of a construction loan is approximately 12 months, and it is typically repriced monthly. Because the majority of the interest rates charged on these loans floats with the market, the construction loans help us in managing our interest rate risk. Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Another risk involved in construction lending is attributable to the fact that loan funds are advanced upon the security of the land or home under construction, which value is estimated prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, we generally limit loan amounts to 80% to 90% of appraised value, in addition to analyzing the creditworthiness of our borrowers. We also obtain a first lien on the property as security for our construction loans and typically require personal guarantees from the borrower’s principal owners.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in our market area, including multi-family residential buildings, commercial buildings and offices, shopping centers and churches. Commercial real estate lending entails significant additional risks, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy in general. Our commercial real estate loan underwriting criteria require an examination of debt service coverage ratios and the borrower’s creditworthiness, prior credit history and reputation. We also evaluate the location of the security property and typically require personal guarantees or endorsements of the borrower’s principal owners.

Business Lending

Business loans generally have a higher degree of risk than residential mortgage loans but have higher yields. To manage these risks, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of our business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from his employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate.

Consumer Lending

We offer various consumer loans, including personal loans and lines of credit, automobile loans, deposit account loans, installment and demand loans, and home equity lines of credit and loans. Such loans are generally made to clients with whom we have a pre-existing relationship. We currently originate all of our consumer loans in our geographic market area.

The underwriting standards employed by us for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment and additionally from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount. For home equity lines of credit and loans, our primary consumer loan category, we require title insurance, hazard insurance and, if required, flood insurance.

Portfolio Mortgage Lending

Through our mortgage division Monarch Mortgage, for our own portfolio, we offer adjustable rate mortgages and construction loans to individual borrowers. All adjustable rate mortgages have initial resets in five years or less and are structured for a potential later sale on the secondary market. Our construction permanent loan program offers individual clients, typically working with a custom builder, a residential construction loan with the ability to sell the loan on the secondary market once complete through a Monarch Mortgage loan. All other residential mortgage loans originated by Monarch Mortgage are sold to investors on the secondary market.

Employees

As of September 30, 2009, we had 351 full-time equivalent employees. None of our employees are represented by any collective bargaining agreements, and relations with employees are considered excellent.

Segment Reporting

Our reportable segments include community banking and mortgage banking services. Community banking involves making loans to and generating deposits from individuals and businesses in the markets where we have offices. Our mortgage banking services consist of originating residential loans and subsequently selling them to investors. Our mortgage banking segment is a strategic business unit that is managed separately from the community banking segment because the mortgage banking services segment appeals to different markets and, accordingly, requires different technology and marketing strategies. We do not have other reportable operating segments. For a discussion of our segment accounting policies, see Note 1 to our Consolidated Financial Statements for the year ended December 31, 2008. The assets and liabilities and operating results of our other wholly owned subsidiary, Monarch Capital, LLC, are included in the mortgage banking segment. Monarch Capital, LLC, provides commercial mortgage brokerage services.

Segment information for the nine months ended September 30, 2009 and 2008 and for the years 2008, 2007, and 2006 is shown in the following table. The “Other” column includes corporate related items, results of insignificant operations and, as it relates to segment profit (loss), income and expense not allocated to reportable segments.

SELECTED FINANCIAL INFORMATION

	Commercial and Other Banking	Mortgage Banking Operations	Intersegment Eliminations	Total
Nine Months Ended September 30, 2009
Net interest income after provision for loan losses	$11,640,747	$100,840	$—	$11,741,587
Non-interest income	4,661,175	24,081,642	(2,216,525)	26,526,292
Non-interest expenses	(10,736,718)	(22,406,226)	509,612	(32,633,332)

Net income before income taxes and noncontrolling interest	$5,565,204	$1,776,256	$(1,706,913)	$5,634,547

Nine Months Ended September 30, 2008
Net interest income after provision for loan losses	$11,291,869	$(810,374)	$579,970	$11,061,465
Non-interest income	3,032,007	13,636,821	(2,017,850)	14,650,978
Non-interest expenses	(10,175,743)	(11,176,460)	(106,742)	(21,458,945)

Net income before income taxes and minority interest	$4,148,133	$1,649,987	$(1,544,622)	$4,253,498

Segment Assets
September 30, 2009	$653,545,436	$97,697,312	$(99,468,285)	$651,774,463
September 30, 2008	$595,365,222	$40,186,681	$(40,717,126)	$594,834,777
Year Ended December 31, 2008
Net interest income after provision for loan losses	$9,817,190	$(289,045)	$—	$9,528,145
Non-interest income	5,202,191	18,391,537	(2,180,415)	21,413,313
Non-interest expenses	(13,128,391)	(16,302,768)	408,314	(29,022,845)

Net income before income taxes and minority interest	$1,890,990	$1,799,724	$(1,772,101)	$1,918,613

Year Ended December 31, 2007
Net interest income after provision for loan losses	$15,577,809	$(288,398)	$—	$15,289,411
Non-interest income	2,333,291	5,152,074	893,694	8,379,059
Non-interest expenses	(12,932,207)	(6,013,448)	133,250	(18,812,405)

Net income before income taxes and minority interest	$4,978,893	$(1,149,772)	$1,026,944	$4,856,065

Year Ended December 31, 2006
Net interest income after provision for loan losses	$13,850,073	$(159,656)	$—	$13,690,417
Non-interest income	1,692,675	2,060,700	(167,617)	3,585,758
Non-interest expenses	(10,160,871)	(1,882,721)	174,000	(11,869,592)

Net income before income taxes and minority interest	$5,381,877	$18,323	$6,383	$5,406,583

Segment Assets
2008	$597,478,596	$76,045,662	$(76,325,856)	$597,198,402
2007	$503,060,106	$22,851,897	$(22,748,232)	$503,163,771
2006	$408,338,386	$1,391,334	$(2,010,145)	$407,719,575

Properties

The listing below provides certain information with respect to our properties. We believe our facilities are in good operating condition, are suitable and adequate for our operational needs and are adequately insured.

Corporate Headquarters

1101 Executive Boulevard, Chesapeake, Virginia (leased)

Monarch Bank Offices

750 Volvo Parkway, Chesapeake, Virginia (land leased, building owned)

1034 S. Battlefield Boulevard, Chesapeake, Virginia (owned)

100 Lynnhaven Parkway, Virginia Beach, Virginia (leased)

3701 Pacific Avenue, Suite 100, Virginia Beach, Virginia (leased)

4216 Virginia Beach Boulevard, Virginia Beach, Virginia (leased)

5225 Providence Road, Virginia Beach, Virginia (leased)

1635 Laskin Road, Virginia Beach, Virginia 23451 (anticipated opening in first quarter of 2010; leased)

318 W. 21st Street, Norfolk, Virginia (leased)

150 Boush Street, Suite 100, Norfolk, Virginia (leased)

OBX Bank Offices

3708 Croatan Highway, Kitty Hawk, North Carolina (leased)

2520 South Croatan Highway, Nags Head, North Carolina (anticipated opening during December 2009; land leased, building owned)

Monarch Capital Office

150 Boush Street, Suite 201, Norfolk, Virginia (leased)

Monarch Investment Office

1034 S. Battlefield Boulevard, Chesapeake, Virginia (owned)

Monarch Mortgage Office

2138 Priest Bridge Court, Suite 7, Crofton, Maryland (leased)

600 Jefferson Plaza, Suites 205 and 360, Rockville, Maryland (leased)

4201 Northview Drive, Bowie, Maryland (leased)

4 Industrial Park Drive, Suite d, Waldorf, Maryland 20602 (leased)

845 Quince Orchard Blvd, Suite N, Gaithersburg, Maryland 20878 (leased)

6301 Ivy Lane, Suite 206, Greenbelt, Maryland 20770 (leased)

3708 N. Croatan Highway, Kitty Hawk, North Carolina (leased)

1427 Military Cutoff Rd, Suite 207, Wilmington, North Carolina 28403 (leased)

7900 Matthews Mint Hill Rd, Suite 115, Charlotte, North Carolina 28227 (leased)

224 West Cambridge Avenue, Greenwood, South Carolina 29646 (leased)

2809 S. Lynnhaven Road, Suite 200, Virginia Beach, Virginia (leased) (headquarters)

750 Volvo Parkway, Chesapeake, Virginia (land leased, building owned)

318 W. 21st Street, Norfolk, Virginia (leased)

1320 Central Park Blvd, Suite 214 and 215, Fredericksburg, Virginia (leased)

114 North Main Street, Suffolk, Virginia (leased)

Coastal Home Mortgage Office

2101 Parks Avenue, Suite 101, Virginia Beach, Virginia (leased)

Home Mortgage Solutions Office

5943 Harbour Park Drive, Suite B, Midlothian, Virginia (leased)

Legal Proceedings

It is possible we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

SUPERVISION AND REGULATION

General

As a financial holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the Federal Reserve. Other federal and state laws govern the activities of our bank subsidiary, Monarch Bank, including the activities in which it may engage, the investments that it makes, the aggregate amount of loans that it may grant to one borrower, and the dividends it may declare and pay to us. Monarch Bank is also subject to various consumer and compliance laws. As a state-chartered bank, Monarch Bank is primarily subject to regulation, supervision and examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission. Monarch Bank also is subject to regulation, supervision and examination by the FDIC.

The following description summarizes the more significant federal and state laws applicable to us. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

Bank Holding Company Act

To acquire the shares of Monarch Bank and thereby become a bank holding company within the meaning of the Bank Holding Company Act, we were required to obtain approval from, and register as a bank holding company, with the Federal Reserve, and are subject to ongoing regulation, supervision and examination by the Federal Reserve. As a condition to its approval, the Federal Reserve required that we obtain approval of the Federal Reserve Bank of Richmond prior to incurring any indebtedness. We are required to file with the Federal Reserve periodic and annual reports and other information concerning our business operations and those of our subsidiaries. In addition, the Bank Holding Company Act requires a bank holding company to obtain Federal Reserve approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more than 5% of such shares, unless it already owns or controls a majority of such voting shares. Federal Reserve approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company. Any acquisition by a bank holding company of more than 5% of the voting shares, or of all or substantially all of the assets, of a bank located in another state may not be approved by the Federal Reserve unless such acquisition is specifically authorized by the laws of that second state.

A bank holding company is prohibited under the Bank Holding Company Act, with limited exceptions, from acquiring or obtaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank, or from engaging in any activities other than those of banking or of managing or controlling banks or furnishing services to or performing services for its subsidiaries. An exception to these prohibitions permits a bank holding company to engage in, or acquire an interest in a company which engages in, activities which the Federal Reserve, after due notice and opportunity for hearing, by regulation or order, has determined is so closely related to banking or of managing or controlling banks as to be a proper incident thereto. A number of such activities have been determined by the Federal Reserve to be permissible, including servicing loans, performing certain data processing services, and acting as a fiduciary, investment or financial advisor.

A bank holding company may not, without providing notice to the Federal Reserve, purchase or redeem its own stock if the gross consideration to be paid, when added to the net consideration paid by the company for all purchases or redemptions by the company of its equity securities within the preceding 12 months, will equal 10% or more of the company’s consolidated net worth, unless it meets the requirements of a well capitalized and well managed organization.

Monarch Bank

The Federal Reserve and the Virginia Bureau of Financial Institutions regulate and monitor all significant aspects of Monarch Bank’s operations. The Federal Reserve requires quarterly reports on our financial condition, and both federal and state regulators conduct periodic examinations of us. The cost of complying with these regulations and reporting requirements can be significant. In addition, some of these regulations, such as the ability to pay dividends, impact investors directly.

For member banks like Monarch Bank, the Federal Reserve has the authority to prevent the continuance or development of unsound and unsafe banking practices and to approve conversions, mergers and consolidations. Obtaining regulatory approval of these transactions can be expensive, time consuming, and ultimately may not be successful. The opening of any additional banking offices by us requires prior regulatory approval, which takes into account a number of factors, including, among others, adequate capital to support additional expansion and a finding that public interest will be served by such expansion. While we plan to seek regulatory approval to establish additional banking offices, there can be no assurance when, or if, we will be permitted to so expand.

As a member of the Federal Reserve, we are also required to comply with rules that restrict preferential loans by us to “insiders,” require us to keep information on loans to principal stockholders and executive officers, and prohibit certain director and officer interlocks between financial institutions. Our loan operations, particularly for consumer and residential real estate loans, are also subject to numerous legal requirements, as are our deposit activities. In addition to regulatory compliance costs, these laws may create the risk of liability to us for noncompliance.

Dividends

The amount of cash dividends permitted to be paid by us will depend upon our earnings and capital position and is limited by federal and state law, regulations and policy. Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under Virginia law, no dividend may be declared or paid that would impair a bank’s paid-in capital, and payments must be paid from retained earnings. Virginia banking regulators and the Federal Reserve have the general authority to limit dividends paid by us if such payments are deemed to constitute an unsafe and unsound practice.

Under current supervisory practice, prior approval of the Federal Reserve is required if cash dividends declared in any given year exceed the total of our net profits for such year, plus our retained net profits for the preceding two years. In addition, we may not pay a dividend in an amount greater than our undivided profits then on hand after deducting current losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of all loans which are in arrears with respect to interest by six months or more, unless such loans are fully secured and in the process of collection. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

Bank Capital Guidelines

Federal bank regulatory authorities have adopted risk-based capital adequacy guidelines that redefine traditional capital ratios to take into account assessments of risks related to each balance sheet category, as well as off-balance sheet financing activities. This represents an effort to measure capital adequacy in a way that is more sensitive to the individual risk profiles of specific financial institutions. The risk-weighted asset base is equal to the sum of the aggregate dollar value of assets and certain off-balance sheet items (such as currency or interest rate swaps) in each of the four separate risk categories, multiplied by the risk weight assigned to each specific asset category. After the items in each category have been totaled and multiplied by the category’s risk factor, category totals are aggregated to derive the total risk-weighted assets, and the total adjusted capital base is divided by the total risk-weighted assets to derive a ratio.

Under the Federal Reserve’s current risk-based capital guidelines for member banks, we are required to maintain a minimum ratio of total capital to risk-weighted assets of eight percent, with at least four percent consisting of Tier 1 capital. Tier 1 capital consists of common and qualifying preferred stock, certain other qualifying instruments, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. In addition, the Federal Reserve requires its member banks to maintain a minimum ratio of Tier 1 capital to average total assets. This capital measure generally is referred to as the leverage capital ratio. The minimum required leverage capital ratio is four percent if the Federal Reserve determines that the institution is not anticipating or experiencing significant growth and has well-diversified risks—including no undue interest rate exposure, excellent asset quality, high liquidity and good earnings—and, in general, is considered a strong banking organization and rated Composite 1 under the Uniform Financial Institutions Rating Systems. If we do not satisfy any of these criteria, we may be required to maintain a ratio of total capital to risk-based assets of 10% and a ratio of Tier 1 capital to risk-based assets of at least six percent. We would then be required to maintain a five percent leverage capital ratio. These regulations can impact us by requiring us to hold more capital and may inhibit our ability to grow.

Emergency Economic Stabilization Act of 2008

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, EESA was signed into law on October 3, 2008. Pursuant to EESA, the Treasury was given the authority to, among other things, purchase up to $700 billion of mortgages, mortgage-backed securities and certain other financial instruments from financial institutions for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On October 14, 2008, Treasury Secretary Paulson announced that the Department of the Treasury would purchase equity stakes in certain banks and thrifts through the CPP. Under the CPP, the Treasury has made $250 billion of capital available to U.S. financial institutions in the form of preferred stock (from the $700 billion authorized by EESA). In conjunction with the purchase of preferred stock, the Treasury would receive warrants to purchase Common Stock with an aggregate market price equal to 15% of the preferred investment. Participating financial institutions would be required to adopt the Treasury’s standards for executive compensation and corporate governance for the period during which the Treasury holds equity issued under the CPP. These standards include a prohibition against incentives to take unnecessary and excessive risks, recovery of bonuses paid to senior executives based on materially inaccurate earnings or other statements and a prohibition against agreements for the payment of golden parachutes. Institutions that sell more than $300 million in assets under TARP auctions or participate in the CPP would not be entitled to a tax deduction for compensation in excess of $500 thousand paid to its chief executive or chief financial official or any of its other three most highly compensated officers. In addition, any severance paid to such officers for involuntary termination or termination in connection with a bankruptcy or receivership will be subject to the golden parachute rules under the Internal Revenue Code. Additional standards with respect to executive compensation and corporate governance for institutions that have participated or will participate in the CPP were enacted as part of ARRA, described below.

American Recovery and Reinvestment Act of 2009

ARRA was enacted on February 17, 2009. ARRA includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs. In addition, ARRA imposes certain new executive compensation and corporate governance obligations on all current and future CPP recipients until the institution has redeemed the preferred stock, which CPP recipients are now permitted to do under ARRA without regard to the three year holding period and without the need to raise new capital, subject to approval of its primary federal regulator.

Federal Deposit Insurance Corporation

Our deposits are insured by the Deposit Insurance Fund, as administered by the FDIC, to the maximum amount permitted by law. EESA, as amended by the Helping Families Save Their Homes Act of 2009, temporarily increased the limit on FDIC coverage to $250 thousand for all accounts through December 31, 2013. Additionally, on October 14, 2008, after receiving a recommendation from the boards of the FDIC and the

Federal Reserve, and consulting with the President, the Secretary of the Treasury signed the systemic risk exception to the FDI Act, enabling the FDIC to establish its Temporary Liquidity Guarantee Program (“TLGP”). Under the transaction account guarantee program of the TLGP, the FDIC will fully guarantee, until the end of 2009, all non-interest bearing transaction accounts, including NOW accounts with interest rates of 0.5 percent or less and IOLTAs (lawyer trust accounts). The TLGP also guarantees all senior unsecured debt of insured depository institutions or their qualified holding companies issued between October 14, 2008 and June 30, 2009 with a stated maturity greater than 30 days. All eligible institutions were permitted to participate in both of the components of the TLGP without cost for the first 30 days of the program. Following the initial 30 day grace period, institutions were assessed at the rate of ten basis points for transaction account balances in excess of $250 thousand for the transaction account guarantee program and at the rate of either 50, 75, or 100 basis points of the amount of debt issued, depending on the maturity date of the guaranteed debt, for the debt guarantee program. Institutions were required to opt-out of the TLGP if they did not wish to participate. We elected to participate in the transaction account guarantee program of the TLGP.

In addition, in May 2009, the FDIC announced that it had voted to levy a special assessment on insured institutions in order to facilitate the rebuilding of the Deposit Insurance Fund. The assessment is equal to five basis points of our total assets minus Tier 1 capital as of June 30, 2009. This represents a charge of approximately $309 thousand for our bank, which was recorded as a pre-tax charge during the second quarter of 2009. The FDIC released a proposed rulemaking on September 29, 2009 that, if made final, would require all insured institutions, including Monarch Bank, to prepay their FDIC premiums for the fourth quarter of 2009 and all of 2010 through 2012. The FDIC also approved an increase of assessment rates by three basis points effective January 2011. Any such prepayment will decrease our earnings and could have a material adverse effect on the value of, or market for, our capital securities.

Affiliate Transactions and Branching

The Federal Reserve Act restricts loans, investments, asset purchases and other transactions between banks and their affiliates, including placing collateral requirements and requiring that those transactions are on terms and under conditions substantially the same as those prevailing at the time for comparable transactions with non-affiliates. Subject to receipt of required regulatory approvals, we may acquire banking offices without geographic restriction in Virginia, and we may acquire banking offices or banks or merge across state lines in most cases.

Community Reinvestment Act

The Community Reinvestment Act of 1977 requires that federal banking regulators evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a banking office or facility. We received a “Satisfactory” CRA rating in our latest CRA examination.

Other Regulations

We are subject to a variety of other regulations. State and federal laws restrict interest rates on loans, potentially affecting our income. The Truth in Lending Act and the Home Mortgage Disclosure Act impose information requirements on us in making loans. The Equal Credit Opportunity Act prohibits discrimination in lending on the basis of race, creed, or other prohibited factors. The Fair Credit Reporting Act and the Fair and Accurate Credit Transactions Act govern the use and release of information to credit reporting agencies. The Truth in Savings Act requires disclosure of yields and costs of deposits and deposit accounts. Other acts govern confidentiality of consumer financial records, automatic deposits and withdrawals, check settlement, endorsement and presentment, and disclosure of cash transactions exceeding $10 thousand to the Internal Revenue Service.

USA PATRIOT Act of 2001

In October 2001, the USA PATRIOT Act was enacted in response to the terrorist attacks in New York, Pennsylvania and Washington, D.C., which occurred on September 11, 2001. The USA PATRIOT Act is intended to strengthen the ability of U.S. law enforcement agencies and the intelligence communities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA PATRIOT Act on financial institutions of all kinds is significant and wide ranging. The USA PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties in publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act is the most far-reaching U.S. securities legislation enacted since the 1930’s. The Sarbanes-Oxley Act generally applies to all companies that, like us, file or are required to file periodic reports under the Securities Exchange Act of 1934, as amended.

The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of specified issues by the SEC. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

The Sarbanes-Oxley Act addresses, among other matters, audit committees, certification of financial statements by the chief executive officer and the chief financial officer, the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the 12-month period following initial publication of any financial statements that later require restatement, a prohibition on insider trading during pension plan black out periods, disclosure of off-balance sheet transactions, a prohibition on personal loans to directors and officers (subject to certain exceptions for public companies that are financial institutions, like us), disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code, “real time” filing of periodic reports, the formation of a public accounting oversight board, auditor independence, and various increased criminal penalties for violations of securities laws.

We were not required to comply with the Sarbanes-Oxley Act Section 404(b) reporting requirements for auditor attestation for the year ending December 31, 2009. The Securities and Exchange Commission approved an extension of the Section 404(b) requirement for smaller reporting companies such as us that would require an independent auditor attestation of the Company’s internal controls over financial reporting beginning with the year ending December 31, 2010. We anticipate the cost of Section 404(b) compliance to have limited impact on profitability should the current implementation date not be further modified.

Governmental Monetary Policies

Our earnings and growth are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the Federal Reserve. The Federal Reserve’s Open Market Committee implements national monetary policy in U.S. government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions’ deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits.

Our management is unable to predict the effect of possible changes in monetary policies upon our future operating results.

MANAGEMENT

Directors

The following individuals currently serve as members of our board of directors:

Name	Principal Occupation for the Past Five Years	Age	Since
Directors of Class II to continue in office until 2010

Lawton H. Baker, CPA	President of Baker & McNiff, Certified Public Accountants and Business Consultants, P.C., Virginia Beach, Virginia, Vice-Chairman of Board of Directors	66	1998

Cassell D. Basnight	Attorney, founder and member of Basnight, Kinser, Telfeyan, Leftwich & Nucholls, P.C., Chesapeake, Virginia	72	1998

Jeffrey F. Benson	Vice President, Overton Enterprises and Partner, Benson & Associates, Chesapeake, Virginia (real estate development, construction and management firms), Chairman of Board of Directors	47	1998

Robert M. Oman	President, Oman Funeral Homes, Inc., Chesapeake, Virginia	55	1998

Directors of Class III to continue in office until 2011

Joe P. Covington, Jr.	President, Covington Contracting, Inc. and Covington & Assoc. Realtors, Inc., Norfolk, Virginia	58	2005

E. Neal Crawford, Jr.	President, Monarch Bank 2009 – present, Market President – Norfolk, Monarch Bank, 2003 – present	47	2008

William F. Rountree, Jr.	President and Chief Executive Officer of Monarch Financial Holdings, Inc.	65	1998

Dwight C. Schaubach	President, Johns Brothers, Inc., (heating oil and HVAC contractor), Johns Brothers Security, Inc., and Bay Disposal (waste management), Norfolk, Virginia	67	2005

Directors of Class I to continue in office until 2012

Taylor B. Grissom	Vice-President and co-founder of VisuTel, Inc., Chantilly, Virginia (a broadband telecommunications company)	44	1998

Elizabeth T. Patterson	Founder and President, Waypoint Advisors, L.L.C., Norfolk, Virginia (wealth management firm)	61	1998

Brad E. Schwartz	Executive Vice President, Secretary and Chief Operating and Financial Officer of Monarch Financial Holdings, Inc. 2004 – present; Chief Executive Officer of Monarch Bank, 2009 – present	47	2004

Executive Officers Who Are Not Directors

The following individuals are our executive officers who are not also directors. Officer titles are for Monarch Bank, unless specified otherwise. Unless otherwise specified, each officer has held his current position for at least five years.

Name	Principal Occupation	Age	Since
James R. Ferber	President – Real Estate and Construction	53	1999

Barry A. Mathias	Market President – Chesapeake	59	1999

David W. McGlaughon	Market President – OBX Bank; previously Outer Banks Executive, Southern Bank	52	2007

Donald F. Price	Market President – Norfolk, previously Executive Vice President, Bank of the Commonwealth, Norfolk	58	2009

W. Craig Reilly	Market President – Virginia Beach	34	2005

Edward O. Yoder	President, Monarch Mortgage; previously President, Resource Mortgage, a division of Resource Bank	43	2007

Barbara N. Lane	Executive Vice President and Senior Operations Officer	60	2003

Andrew N. Lock	Executive Vice President and Chief Credit Officer; previously Finance and Accounting Director, Oceana Sensor Technologies	45	2005

William T. Morrison	Executive Vice President and Chief Operating Officer, Monarch Mortgage; previously Executive Vice President and Chief Operating Officer, Resource Mortgage, a division of Resource Bank	49	2007

Lynette P. Harris	Senior Vice President, Chief Financial Officer, Monarch Bank	52	2004

Nancy B. Porter	Executive Vice President, Marketing and Sales; previously Vice President, Marketing, Chartway Federal Credit Union	40	2007

Independence of the Directors

Our board of directors in its business judgment has determined that the following eight of its eleven members are independent as defined by the listing standards of the NASDAQ Capital Market: Mrs. Patterson and Messrs. Baker, Basnight, Benson, Oman, Covington, Schaubach, and Grissom. Further, our board of directors in its business judgment has determined that each member of our Audit, Compensation and Nominating and Corporate Governance Committees meets the independence standards of the NASDAQ Capital Market. In reaching these conclusions, the board considered that we and our subsidiaries provide services to, and otherwise conduct business with, companies of which certain members of the board or members of their immediate families are or were directors or officers. Consistent with the NASDAQ Capital Market listing standards, our Corporate Governance Guidelines (established and monitored by our Nominating and Corporate Governance Committee) establish categorical standards under which our board views the following as impairing a director’s independence:

•	a director who is our employee, or whose immediate family member is an executive officer;

•

a director who receives, or whose immediate family member receives, more than $100 thousand per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, our present or former internal or external auditor;

•

a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee; and

•

a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

None of our non-employee directors, their immediate family members or employers are engaged in such relationships with us. Our board considered the following transactions between us and certain of our directors or their affiliates to determine whether such director was independent under the above standard:

•	We use the legal services from time to time of Basnight, Kinser, Telfeyan, Leftwich & Nucholls, P.C., of which Mr. Basnight is a stockholder, officer and director.

•	We engage Bay Disposal at certain locations, which is owned by Mr. Schaubach to address our waste requirements.

•	We engage Johns Brothers Security at certain locations, which is owned by Mr. Schaubach to address our security monitoring requirements.

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries have had, and expect to have in the future, banking transactions in the ordinary course of business with directors, officers, principal stockholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the lender. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $16,842,505 at December 31, 2008, or 28.2% of the Company’s equity capital at that date. All loans to directors are approved at the Directors Loan Committee and ratified at the next board of directors meeting, with the director receiving the loan abstaining from the vote. The board of directors has approved all related party transactions with members of the board of directors.

Other than as set forth above, there were no transactions during 2008 between the Company’s directors or officers and the Company or its subsidiaries, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal stockholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

Related Party Transactions

We have not adopted a formal policy that covers the review and approval of related person transactions by our board of directors. The board of directors, however, does review all such transactions that are proposed to it for approval.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth information relating to the beneficial ownership of Common Stock as of September 30, 2009, by (i) each of the Company’s directors and the named executive officers listed in the Summary Compensation Table below and (ii) all of the Company’s directors and executive officers as a group. Each of the Company’s directors and named executive officers currently receive mail at the Company at 1101 Executive Boulevard, Chesapeake, Virginia 23320. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Number of Shares Beneficially Owned (1)(2)(3)	% of Outstanding Shares
Lawton H. Baker	56,064	*
Cassell D. Basnight	47,242	*
Jeffrey F. Benson	61,283	1.05%
Joe P. Covington, Jr.	31,190	*
E. Neal Crawford	27,407	*
Taylor B. Grissom	47,319	*
Robert M. Oman	58,515	1.01%
Elizabeth T. Patterson	72,964	1.26%
William F. Rountree, Jr.	144,764	2.48%
Dwight C. Schaubach	140,977	2.43%
Brad E. Schwartz	36,721	*
Edward O. Yoder	11,575	*

Directors and Executive Officers as a Group (22 persons)	983,337	16.18%

*	Indicates ownership interest of less than 1%
(1)	Unless otherwise indicated in the footnotes, the individuals named above have sole voting and investment power over the shares beneficially owned by them. This table is based upon information supplied by officers, directors, and principal stockholders. Unless indicated in the footnotes above and subject to community property laws where applicable, the Company believes that each of the stockholders named above has voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Baker, 6,638 shares; Mr Benson, 5,940 shares; Mr. Oman, 23,034 shares; Mrs. Patterson, 45,097 shares; and Mr. Rountree, 1,185 shares.
(3)	Includes shares subject to options currently exercisable as of March 1, 2009: Mr. Baker, 17,754 shares; Mr. Benson, 17,754 shares; Mr. Covington, 3,300 shares; Mr. Crawford, 20,130 shares; Mr. Grissom, 14,190 shares; Mr. Oman, 29,158 shares; Mr. Rountree, 35,178 shares; and Mr. Schwartz, 23,100 shares. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person listed above as a beneficial owner.

Security Ownership of Certain Beneficial Owners

As of September 30, 2009, the most recent date available, no person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, was known by us to be the beneficial owner of more than 5% of our outstanding Common Stock.

EXECUTIVE COMPENSATION

General Compensation Philosophy

The Company believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. Compensation should be structured to ensure that a significant portion of compensation opportunity will be directly related to the Company’s performance and other factors that directly and indirectly influence stockholder value. The Company believes that increases in loan and deposit market share, franchise footprint, non-interest income sources, earnings per share, stock value, and net equity improves stockholder market value and, accordingly, compensation should be structured to enhance the profitability of the Company and the total return to the stockholders. To that end, it is the view of the Company that the total compensation program for executive officers should consist of the following items: salary; cash incentive awards, bonuses or commissions; long-term incentive compensation; and certain other benefits.

It is the intent of the Compensation Committee (the “Committee”) that salary and bonus levels are set based on a peer group of competitive financial services companies in the Company’s market area and also a general industry peer group of similar size and/or age banks and bank holding companies, based on available information. Where appropriate, the target position is adjusted to reflect the Company’s scale and scope, the scale and scope of the executive’s position, as well as performance relative to peer. The Company pays an annual cash bonus available to the named executives based on profitability. Mr. Rountree recommends bonus levels for executive officers to the Compensation Committee, and the Committee then determines the bonus, if any, to be paid to Mr. Rountree based on the Company’s strategic and financial performance.

Retention of management talent is critical to the Company’s long-term success. Prior to 2006, the only retention tool available to the Company was stock options, all of which fully vested in 2005, prior to the Company adopting Financial Accounting Standard No. 123R, Share Based Payments. Retention is now designed to be accomplished through the payment of market-based salary and bonuses, as well as with two additional compensation vehicles: the Supplemental Executive Retirement Plan and 2006 Equity Incentive Plan. The Supplemental Executive Retirement Plan implemented in 2006 vests over a period as long as 10 years, based on the executive’s retirement date. The 2006 Equity Incentive Plan provides for both incentive and non-qualified stock awards to executive officers, directors, and key employees of the Company. The restricted stock grants that have been made by the Company under the 2006 Equity Incentive Plan are designed to align the executive to stockholder value growth and, through the use on multi-year vesting periods, to retain the executive as well as focus them on long-term value creation.

The Committee determined it was in the best interest of the Company to enter into management contracts with Mr. Rountree, Mr. Schwartz, and Mr. Yoder. Mr. Rountree’s previous contract was approved in 1999 and was in need of updating. These contracts, which became effective for Messrs. Rountree and Schwartz in March 2008, and for Mr. Yoder in May 2007, guarantee certain levels of compensation for the executives, and in return all have agreed to non-competition and non-solicitation provisions should they leave the company. Should a change in control occur the contracts terminate. See “Severance and Change in Control Benefits” for further discussion.

The Company’s policy on the tax deductibility of compensation for the named executive officers is to maximize the deductibility, to the extent possible, while preserving the Company’s flexibility to maintain a competitive compensation program. The Company expects all executive compensation paid or awarded during 2008 to be fully deductible.

Recent Developments Related to the Company’s Participation in TARP

The Company elected to participate in the Treasury’s CPP. The Company issued shares of its preferred stock in the Treasury in return for $14.7 million and a warrant to sell 264,706 shares of our Common Stock at a price of $8.33 per share.

As a condition to participating in the program, we agreed to several limits on executive compensation. First, our senior executive officers agreed to a limit on severance pay in the event of an involuntary termination of employment. Generally, the limit is three times the executive’s average W-2 compensation in the five calendar years that precede an involuntary termination. Second, all our senior executive officers agreed to a “clawback”, which will require repayment of any bonus or incentive compensation if it is later proven that the payment was based on statements of earnings, gains or other criteria that were materially inaccurate.

We also agreed to exclude incentives for all our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. Finally, we agreed not to claim any federal income tax deduction for compensation in any year in excess of $500 thousand to any senior executive officer.

Before electing to participate in the program, we carefully considered the foregoing limits and concluded that they are not inconsistent with, and would not unduly interfere with, our compensation philosophy or our compensation plans and programs.

On February 17, 2009, President Obama signed ARRA into law which imposes additional compensation restrictions on institutions that participate in the CPP. This law requires the Secretary of the Treasury to establish compensation standards, including the following:

•	Limits on compensation that exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the institution;

•

Provisions for the recovery of any bonus, retention award or incentive compensation paid to a senior executive officer and any of the next 20 most highly compensated employees based on statements of earnings, revenues, gains or other criteria later found to be materially inaccurate; and

•

A prohibition on payments to a senior executive officer or any of the next five most highly compensated employees for departure from the institution for any reason, except payment for services performed or benefits accrued.

The first two of these required standards are substantially the same as those to which we and our senior executive officers agreed before we decided to participate in the CPP. The third standard goes well beyond the CPP requirements in that it completely prohibits most severance payments. This standard is inconsistent with our obligations to our senior executive officers under employment agreements.

Additionally, ARRA requires the Secretary of the Treasury to prohibit certain bonuses, retention awards and incentive compensation. In our case the prohibition would apply to Mr. Rountree only. It would limit such compensation to one-third of total annual compensation and it could be paid only in the form of restricted stock that does not vest until we have returned all CPP funds to the Treasury.

The Treasury released an interim final rule on standards for compensation and corporate governance on June 10, 2009, which implemented and further expanded the limitations and restrictions imposed on executive compensation and corporate governance by the CPP and ARRA. The new Treasury interim final rules, which became effective on June 15, 2009, also prohibit any tax gross-up payments to senior executive officers and the next 20 highest paid executives. The rule further authorizes the Treasury to establish the Office of the Special Master for TARP Executive Compensation with broad powers to review compensation plans and corporate governance matters of TARP recipients.

ARRA also allows the Treasury, subject to consultation with the appropriate federal banking agency, to permit us to repay any assistance previously provided to us under TARP, without regard to whether we have replaced such funds from any source, and without regard to any waiting period. If we choose to repay our TARP assistance pursuant to this provision, we would no longer be subject to the executive compensation provisions of ARRA.

Annual Compensation

The following table provides, for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006, information on the total compensation paid or accrued to the named executive officers-the Principal Executive Officer and our two other most highly compensated executive officers whose total compensation exceeded $100 thousand in 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
William F. Rountree, Jr	2008	350,000	45,000	24,837	0	95,850	26,493	542,180
President & Chief	2007	300,000	75,000	0	0	86,046	24,385	485,431
Executive Officer	2006	250,000	100,000	4,229	0	77,033	20,485	451,747

Brad E. Schwartz	2008	200,000	33,500	12,657	0	5,858	18,636	270,684
Executive Vice President &	2007	173,000	60,000	0	0	5,259	18,792	257,051
Chief Operating & Financial Officer	2006	148,000	75,000	4,229	0	4,708	17,349	249,394

Edward O. Yoder (2)	2008	165,000	0	11,340	95,065	5,275	18,102	294,782
President Monarch Mortgage	2007	96,250	0	0	0	0	11,700	107,950

(1)	The Company granted restricted stock awards pursuant to the Company’s 2006 Equity Incentive Plan which was approved by stockholders at the 2006 annual meeting. All shares have been adjusted for any previous stock dividends/stock splits prior to December 31, 2008. Stock award valuations are calculated by multiplying the number of shares awarded by the closing price of the stock as of December 31 of each year. This value is then multiplied by the vesting percentage.
(2)	Mr. Yoder joined the Company in May 2007. He received $95,065 in 2008 in profit sharing directly related to the profitability of Monarch Mortgage and Real Estate Settlement Agency, LLC. These profit-based awards are included in the column above titled Non-equity Incentive Plan Compensation for Mr. Yoder.
(3)	These amounts represent the aggregate change in the actuarial present value of each officer’s accumulated benefit under the Company’s Supplemental Executive Retirement Plan.
(4)	Includes life insurance premiums, personal use of a Company-owned vehicle or vehicle allowance, 401(k) benefit match. See Summary Perquisite Table below for further detail by named executive officer for 2008.

Summary Perquisite Table

The following table provides, for the fiscal year ended December 31, 2008, information on compensation in the form of perquisites and other personal benefits paid to named executive officers.

Name and Principal Position	Company Vehicle ($) Use/ Allowance	Company Contributions to 401(k) ($)	Company Contributions to Employee Stock Purchase Plan ($)	Life Insurance Premiums ($)	Total ($)
William F. Rountree, Jr.	5,549	17,908	621	2,415	26,493
Brad E. Schwartz	6,725	11,190	190	531	18,636
Edward O. Yoder	5,810	11,836	0	456	18,102

There were no severance payments or change in control payments in 2008 for any of the named executive officers.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of us or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Employment Agreement

The Company entered into employment agreements with Messrs. Rountree and Schwartz on March 10, 2008. The contracts for Mr. Rountree will expire on March 10, 2011 and for Mr. Schwartz will expire on March 10, 2012, unless terminated earlier in accordance with its provisions. Each year on the anniversary of the signing of the contracts each contract renews for a two year period for Mr. Rountree and a three year period for Mr. Schwartz, unless either party gives written notice indicating a desire to the contrary. The Company signed an employment agreement with Mr. Yoder on May 4, 2007 with an initial term of two years, beginning on May 1, 2007, and automatic renewal for successive two-year periods unless either party gives written notice indicating a desire to the contrary. Under each agreement, the board of directors agreed to pay a base salary of no less than the executive’s then current base salary, and any annual bonuses that the board of directors elects to give to senior management. Mr. Yoder’s contract also provides that he will share in the pre-tax net income of Monarch Mortgage and Real Estate Settlement Agency, LLC, payable quarterly. The board of directors has also agreed to allow the named executives to participate in any fringe benefit or benefit plan that the Company may adopt, including the Company’s 2006 Equity Incentive Plan. The Company has also agreed to pay for a $100 thousand life insurance policy on Mr. Rountree’s life for his benefit, and to provide a vehicle or vehicle allowance for each named executive’s use. The employment agreements will terminate upon death, retirement or disability. Additionally, the agreements may be terminated by the Company or a named executive at any time with proper notice. Each of the named executive officers signed an agreement on December 19, 2008 with the Company to make any modifications to their existing contracts to ensure compliance with any executive compensation guidelines issued by the Treasury.

Equity Grants in 2008

The Company’s 2006 Equity Incentive Plan provides for the granting of both incentive and non-qualified stock awards to executive officers, directors, and key employees of the Company. The following table provides information concerning equity-based awards granted to the named executive officers during 2008. There were no stock options granted to the named executive officers in 2008. There were restricted stock grants in 2008, as detailed below.

Grants of Plan-Based Awards

Name and Principal Position	Grant Date	Date of Compensation Committee Action (1)	All Other Stock Awards: Number of Shares of Stock (#) (2)	Grant date Fair Value of Stock and Option Awards ($)
William F. Rountree, Jr.	March 10, 2008 July 15, 2008	November 26, 2007 July 15, 2008	6,000 2,000	$60,300 16,000

Brad E. Schwartz	March 10, 2008 July 15, 2008	November 26, 2007 July 15, 2008	4,500 2,000	$45,225 16,000

Edward O. Yoder	January 2, 2008 July 15, 2008	November 26, 2007 July 15, 2008	6,000 1,000	$56,700 8,000

(1)	The Compensation Committee approved the restricted stock grants included in this table with the grant date approved at that time.
(2)	Vesting periods vary. The 6,000 shares granted to Mr. Rountree were granted as an incentive to sign a new management contract, which added non-competition and non-solicitation restrictions and these shares vest 24 months from the date of the grant or upon a change in control, whichever occurs first. The 4,500 shares granted to Mr. Schwartz were granted as an incentive to sign a new management contract, which added non-competition and non-solicitation restrictions and these shares vest 36 months from the date of the grant or upon a change in control, whichever occurs first. The 6,000 shares that Mr. Yoder received vest 60 months from the date of the grant or upon a change in control, whichever occurs first. Shares granted to Mr. Rountree on July 15, 2008 vest 36 months from the date of the grant or upon a change in control, whichever occurs first. Shares granted to Messrs. Schwartz and Yoder on July 15, 2008 vest 60 months from the date of the grant or upon a change in control, whichever occurs first.

Stock Option Exercises

In the table below, we list information on the exercise of stock options and the vesting of stock awards during the year ended December 31, 2008 for each of the named executive officers:

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William F. Rountree, Jr.	25,000	$94,750	0	0
Brad E. Schwartz	0	0	0	0
Edward O. Yoder	0	0	0	0

Outstanding Equity Awards at Fiscal Year End 2008

The following table lists information on the holdings of unexercised stock options and unvested stock awards as of December 31, 2008 for each of the named executive officers:

	Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)(2)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($)
William F. Rountree, Jr.	16,040 7,128 19,800 8,250	0 0 0 0	0 0 0 0	4.21 6.31 6.31 9.42	4/14/2009 9/20/2010 7/14/2013 9/14/2015	12,000	81,000	0	0

Brad E. Schwartz	14,850 8,250	0 0	0 0	8.13 9.42	5/1/2014 9/14/2015	10,500	70,875	0	0

Edward O. Yoder	0	0	0	—	—	7,000	47,250	0	0

(1)	Exercise price per share, number of unexercised options and number of unvested restricted stock shares reflect a 6:5 stock split in 2003, a 6:5 stock split in 2004, an 11:10 stock dividend in 2005, a 5:4 stock split in 2006, and a 6:5 stock split in 2007. All stock awards have been adjusted for stock splits/dividends.
(2)	Each stock grant vests at the end of a specified period ranging from two to five years, or upon a change in control, whichever occurs first. Mr. Rountree was granted 3,000 shares of restricted stock on September 18, 2006 that vest on September 18, 2009, 1,000 shares of restricted stock on December 31, 2007 that will vest on December 31, 2009, 6,000 shares of restricted stock on March 10, 2008 that will vest on March 18, 2010, and 2,000 shares of restricted stock on July 15, 2008 that will vest on July 15, 2011. Mr. Schwartz was granted 3,000 shares of restricted stock on September 18, 2006 that vest on September 18, 2009, 1,000 shares of restricted stock on December 31, 2007 that will vest on December 31, 2012, 4,500 shares of restricted stock on March 10, 2008 that will vest on March 18, 2011, and 2,000 shares of restricted stock on July 15, 2008 that will vest on July 15, 2013. Mr. Yoder was granted 6,000 shares of restricted stock on January 2, 2008 that will vest on January 2, 2013, and was granted 1,000 shares of restricted stock on July 15, 2008 that will vest on July 15, 2013.

Nonqualified Deferred Compensation

We do not offer deferred compensation benefits to the named executive officers.

Pension and Retirement Benefits

The Company implemented a Supplemental Executive Retirement Plan in 2006 to provide supplemental payments upon the retirement at age 65 of each named executive. Mr. Rountree will receive annual payments under the plan of $50 thousand per year for 10 years, and the other named executives will each receive $30 thousand per year for 10 years. Vesting in the plan occurs at 10% per year for 10 years for Messrs. Schwartz and Yoder. Mr. Rountree vests at 25% per year with the vesting accelerating to 100% in 2009 when he reaches the retirement age of 65. The Supplemental Executive Retirement Plan fully vests upon a change in control of the Company based on the current present value of benefits to be received at retirement. The Supplemental Executive Retirement Plan assumes each participant retires at age 65, and uses a 5.85% discount rate and a 34% tax rate in the assumptions used to accrue for the eventual payments.

Name and Principal Position	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During the Last Fiscal Year ($)
William F. Rountree, Jr.	Supplemental Executive Retirement Plan	3	269,400	0
Brad E. Schwartz	Supplemental Executive Retirement Plan	3	23,976	0
Edward O. Yoder	Supplemental Executive Retirement Plan	1	6,739	0

(1)	The number of years of credited service for each named executive officer are counted from the inception of the Supplemental Executive Retirement Plan in 2006 pursuant to its terms. Mr. Yoder was added to the plan on January 2, 2008. Each named executive officer has actual years of service in excess of the number listed in this column.

Severance and Change in Control Benefits

The table below shows the value of estimated Company payments pursuant to the employment agreements, equity plans and other non-qualified plans described below, upon a termination of employment for the named executives. On December 19, 2008, the Company entered into agreements with the named executive officers to limit their existing change in control agreements to the limits established by the Treasury. All termination events are assumed to occur on December 31, 2008 and termination upon a change in control is assumed to be involuntary by the Company or its successor. Payments by the Company to a terminated executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits. There were no severance payments or change in control payments in 2008 for any of the named executive officers.

The severance and change in control payments disclosed below will be limited by the statutes and regulations that apply to the Company as a consequence of the Company’s participation in TARP. These limitations will only apply so long as the Treasury’s investment in our preferred stock remains outstanding. For further discussion see “—Recent Developments Related to the Company’s Participation in TARP.”

Estimated Current Value of Severance and Change-in-Control Benefits

Name and Principal Position (1)	Severance Amount ($) (2)	Supplemental Executive Retirement Plan Enhancement (3)	Early Vesting of Restricted Stock Awards (4)	Other ($) (5)	Estimated Tax Gross Up	Total ($)
Termination of Employment by Executive For Good Reason or Company Without Just Cause
William F. Rountree, Jr.	1,132,066	—	—	115,479	—	1,247,515
Brad E. Schwartz	662,077	—	—	91,908	—	753,985
Edward O. Yoder	493,049	—	—	90,306	—	583,355

Termination of Employment by Executive Without Just Cause
William F. Rountree, Jr.	350,000	—	—	38,493	—	388,493
Brad E. Schwartz	200,000	—	—	30,636	—	230,636
Edward O. Yoder	165,000	—	—	30,102	—	195,102

Death
William F. Rountree, Jr.	175,000	—	—	19,247	—	194,247
Brad E. Schwartz	100,000	—	—	15,318	—	115,318
Edward O. Yoder	—	—	—	—	—	—

Company Payment upon Change in Control
William F. Rountree, Jr.	909,714	93,052	129,300	115,479	—	1,247,545
Brad E. Schwartz	339,421	208,431	114,225	91,908	—	753,985
Edward O. Yoder	205,037	223,312	64,700	90,306	—	583,355

(1)	Principal position for Mr. Rountree is President and Chief Executive Officer. Principal position for Brad E. Schwartz is Executive Vice President and Chief Operating and Financial Officer. Principal position for Edward O. Yoder is President, Monarch Mortgage.
(2)	Severance amount for Mr. Rountree, Schwartz and Yoder upon a termination of employment by executive for good reason or by the company without just cause is, based on a December 31, 2008 effective date, equal to current salary and highest two year bonus, with a maximum of the Internal Revenue Service (“IRS”) Section 280g limit for severance payments from December 31, 2008 to the end of his current contract. If employment is terminated by the executive without just cause, then one year’s salary and benefits are paid in exchange for an agreement not to compete and not to solicit employees of the Company for a one year period. Severance for all of the named executive officers upon a change in control is equal to 2.99 times the executive’s current salary and highest bonus, up to the maximum of the IRS Section 280g limit for severance payments.
(3)	Upon a change in control the supplemental executive retirement plan vesting accelerates to 100% of the present value of the full retirement benefit.
(4)	Upon a change in control restricted stock grants fully vest.
(5)	Other expenses for Mr. Rountree, Mr. Schwartz and Mr. Yoder upon a termination of employment by executive with good reason or by the company without cause is, based on a December 31, 2008 date, comprised of the present value of health and life insurance premiums, auto allowance, and defined contribution plan contributions for the period running from December 31, 2008 to the end of their current management contracts. If employment is terminated by the executive without just cause, then one years benefits are paid in exchange for an agreement not to compete and not to solicit employees of the company for a one year period. Other expenses for all of the named executives upon a change in control is comprised of three years of health care expense, defined contribution plan contributions, auto allowances, and life insurance premiums.

Before March 10, 2008, Mr. Rountree’s employment contract stipulated required payments should he resign with good reason or the Company terminates his employment without cause. The Amended and Restated Employment Agreement (the “Amended Agreement”) signed March 10, 2008 between Monarch Bank and Mr. Rountree includes three substantive changes to the employment agreement entered into by and between the parties on April 14, 1999 and effective as of April 14, 1999: (1) if Mr. Rountree dies while employed by Monarch Bank, it will continue to pay Mr. Rountree’s designated beneficiary, or his estate, as applicable, an amount equal to Mr. Rountree’s then current base salary for six months after his death; (2) if Mr. Rountree is terminated as a result of his disability as determined pursuant to the Amended Agreement, then certain restrictions imposed by the Amended Agreement shall not apply after he ceases to be employed by the bank, and (3) at termination Mr. Rountree is prohibited from soliciting any employees of the bank or any related companies for employment.

On March 10, 2008, Mr. Rountree and Mr. Schwartz signed employment contracts. Prior to this Mr. Schwartz was not under contract. Under the employment agreements, termination by the Company without cause as set forth in the agreement, or by the named executive with good reason as set forth in the agreement, entitles the executive to receive payment equal to his salary, bonuses and welfare benefits for the remainder of the term of his agreement (in both cases computed using the highest rate paid for such salary or bonus in the previous year). If the named executive terminates his employment without just cause they are entitled to receive one year’s salary and benefits. These benefits are conditioned on a covenant not to compete or accept a position with another competing financial services company within a 35 mile radius of any Company banking office or hire any individual with the Company for a one year term beginning on the date of departure. If the named executive dies during the term of the agreement the named beneficiary will receive six months of salary and welfare benefits.

On May 4, 2007, Mr. Yoder signed an employment contract upon his employment with the Company. Under the employment agreement, termination by the Company without cause as set forth in the agreement entitles the executive to receive payment equal to the greater of his unpaid salary that would have otherwise been paid pursuant to the employment agreement for the period from the effective date of the termination to the end of the term or one year’s annual salary (in both cases computed using the rate in effect at the time the notice of termination was given). These benefits are conditioned on a covenant not to compete within a 30 mile radius of any office of Monarch Mortgage for a two year term beginning on the date of departure.

The Company recognizes that, as a publicly held corporation in the financial services industry, there exists the possibility of a change in the control of the Company. In order to minimize such uncertainty among senior management and to promote continuity in the event of a control change transaction, the Company has entered into change in control agreements with each of the named executive officers. For purposes of these agreements, “change in control” is defined with reference to a change in the composition of the board of directors, a change in the ownership of a majority of the Company’s voting stock or a sale of a majority of the Company’s assets.

The change in control agreements were modified on December 19, 2008 to meet Treasury guidelines, with each named executive agreeing to modify all executive compensation agreements to meet these guidelines. Under the terms of these agreements, as modified, the Company or its successor agrees to continue the named executive officers in its employ for a term of three years after the date of a change in control. During the term of the contracts, the named executive officers will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to that paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of a named executive officer is terminated during the three years other than for cause or disability as defined in the agreement, or if a named executive officer should terminate employment because a material term of his contract is breached by the Company, such terminating officer will be entitled to two times the sum of his base salary, annual bonus and equivalent benefits. The Company has agreed to establish and fund a trust within 10 days of a change in control to ensure payment of this contingent obligation in compliance with Treasury and Internal Revenue Service guidelines and rules.

Employee Benefit Plans

401(k) Plan. The Company has adopted a profit sharing and thrift plan (the “401(k) Plan”) qualified under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”). All employees of the Company may elect to participate and may contribute up to 15% of their annual salary to the 401(k) Plan. The Company may make a matching contribution and the amount of such matching contribution, if any, will be determined by the Company each year. The Company matched the employee’s contribution on a dollar for dollar basis for the first 6% of the employee’s contribution during 2008. Employer matching contributions are made in the form of shares of Common Stock, which is purchased on the open market.

Employee Stock Purchase Plan. The Monarch Employee Stock Purchase Plan (the “Purchase Plan”) is intended to provide eligible employees of the Company and its subsidiaries an opportunity to acquire an interest in the Company through the purchase of shares of Common Stock. The Purchase Plan is designed to meet the requirements of an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Company has reserved 90,000 shares of Common Stock for offering to eligible employees. All employees of the Company and its subsidiaries who have met certain requirements, other than those owning stock or outstanding options representing five percent or more of the total combined voting power or value of Common Stock, are eligible to participate in the Purchase Plan. Employees who elect to participate in an offering may utilize an unlimited amount of their compensation for the purchase of Common Stock through payroll deductions. No employee, however, may purchase more than $25 thousand in fair market value of Common Stock under the Purchase Plan in any calendar year. For 2007 the purchase price for the shares was the market value of the shares when purchased multiplied by 95%. The Purchase Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Equity Incentive Plan. In March 2006, the board of directors adopted and, in June 2006, the stockholders of the Company approved, the Monarch Financial Holdings, Inc. 2006 Equity Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to promote the interest of the Company and its stockholders by enabling the Company to recruit, reward and retain employees and outside directors. The Incentive Plan is administered and interpreted by the board of directors, unless the board of directors chooses to delegate its administration duties to a committee of the board of directors composed solely of two or more Non-Employee Directors as “Non-Employee” director is defined in Rule 16b-3 under the Securities Exchange Act of 1934. The number of shares of Common Stock that may be subject to award under the Incentive Plan may not exceed a currently adjusted 650,000 shares of the issued and outstanding Common Stock, to be adjusted for any additional future stock dividends/splits. In administering the Incentive Plan to employees, the board of directors has the authority to determine the terms and conditions upon which awards may be made and exercised, to construe and interpret the Incentive Plan and to make all determinations and actions with respect to all awards under the plan. The Incentive Plan succeeded the 1999 Incentive Stock Option Plan, in which all shares under the 1999 Incentive Stock Option Plan were vested as of December 31, 2005.

Securities Authorized for Issuance under Equity Compensation Plans

The following table shows certain information with respect to our equity compensation plans as of December 31, 2008.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders: 1999 Incentive Stock Option Plan	382,178	(1)	$7.09	13,460
Equity compensation plans approved by security holders: 2006 Equity Incentive Plan	0		N/A	501,560
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	382,178		$7.09	515,020

(1)	Consists entirely of shares of Common Stock underlying previously granted stock options that have not been exercised. All of these options were granted pursuant to Monarch Bank’s 1999 Incentive Stock Option Plan, the predecessor plan to the 2006 Equity Incentive Plan.

Director Compensation

During 2008, we paid non-employee directors for meeting attendance at a rate of $400 for monthly Monarch Bank board of director meetings and $200 for committee meetings, paid in cash or in shares of Common Stock at open market rates. All meetings of our board of directors were held at the same time and place as Monarch Bank board of directors meetings in 2007, with no additional compensation paid if the meetings were held on the same day. Messrs. Crawford, Rountree and Schwartz, all employee directors, have not been paid any director’s fees.

As an annual retainer, each director has been granted a restricted stock award in our Common Stock pursuant to our 2006 Equity Incentive Plan. Grants of 500 shares per non-employee director were made in as of December 31, 2008 at the closing market price of our Common Stock on the day issued. Shares vest one year from issuance during the full year. Those shares are detailed further under “Grants of Plan Based Awards.”

The following table sets forth certain information relating to compensation of directors as of December 31, 2008:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lawton H. Baker (3)	$6,400	$3,375	$9,775
Cassell D. Basnight	10,200	3,375	13,575
Jeffrey F. Benson (3)	9,800	3,375	13,175
Joe P. Covington, Jr. (3)	9,200	3,375	12,575
Taylor B. Grissom (3)	10,000	3,375	13,375
Robert M. Oman (3)	8,600	3,375	11,975
Elizabeth T. Patterson	4,400	3,375	7,775
Dwight C. Schaubach	4,800	3,375	8,175
Lawrence L. Sutton	5,200	3,375	8,575
Total	68,600	30,375	98,975

(1)	All meeting fees are paid in cash and on a quarterly basis the accrued balances for the majority of directors are used to purchase shares of Common Stock on the open market on their behalf.
(2)	Each of the directors named above was granted 500 shares of restricted stock as a retainer that vest December 31, 2009. The valuation is based on the closing market price of our Common Stock at December 31, 2008.
(3)	Outstanding stock options for non-employee directors: Mr. Baker, 17,754 shares; Mr. Benson, 17,754 shares; Mr. Covington, 3,300 shares; Mr. Grissom, 19,094 shares; and Mr. Oman, 29,158 shares. All are vested and all expire ten years from the date of issuance.

DESCRIPTION OF THE SERIES B PREFERRED STOCK

This section summarizes specific terms and provisions of the Series B Preferred Stock. The terms of the Series B Preferred Stock will include those stated in an amendment to our articles of incorporation, which are filed as an exhibit to the registration statement filed with the SEC of which this prospectus is a part. The following summary of the terms and provisions of the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our articles of incorporation, as will be amended effective immediately prior to the closing of the offering, including the amendment to the articles of incorporation for the Series B Preferred Stock. You should read our articles of incorporation, including the amendment, for a more complete understanding of the terms and provisions of the Series B Preferred Stock.

General

Our articles of incorporation authorize the issuance of up to 2,000,000 shares of preferred stock, par value $5.00 per share. On December 19, 2008, pursuant to the CPP, we issued to the Treasury 14,700 shares of our Series A Preferred Stock, with a liquidation amount per share equal to $1,000 for a total of $14.7 million. The terms of the Series A Preferred Stock are described in the section entitled “Description of Other Capital Stock.”

When issued, the Series B Preferred Stock will constitute a single series of our preferred stock, consisting of 700,000 shares (or 800,000 shares if the underwriter exercises its over-allotment option in full), par value $5.00 per share, having a liquidation preference of $25.00 per share. The holders of the Series B Preferred Stock will have no preemptive rights. In the opinion of our legal counsel Williams Mullen, all of the shares of the Series B Preferred Stock, when issued and paid for, will be validly issued, fully paid and non-assessable, subject to the assumptions set forth in the opinion filed as an exhibit to the registration statement of which this prospectus is a part, including that the amendment to our articles setting forth the terms of the Series B Preferred Stock has been accepted by the Virginia State Corporation Commission.

We will not be entitled to issue any class or series of our capital stock, the terms of which provide that such class or series will rank senior to the Series B Preferred Stock as to payment of dividends or distribution of assets upon our liquidation, dissolution or winding-up, without the approval of the holders of at least a majority of the shares of our Series B Preferred Stock then outstanding and any class or series of Parity Securities (defined below) then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Voting Rights.” We may, however, from time to time, without notice to or consent from holders of the Series B Preferred Stock, create and issue Parity Securities and Junior Securities (defined below).

As of the date of this prospectus, we are authorized to issue up to 20,000,000 shares of Common Stock, par value $5.00 per share. As of September 30, 2009, we had 5,792,914 shares of our Common Stock issued and outstanding.

Ranking

The Series B Preferred Stock will, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, rank:

•

senior to our Common Stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series B Preferred Stock (the “Issue Date”) by our board of directors, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Junior Securities”);

•

on parity with the Series A Preferred Stock and any class of capital stock or series of preferred stock established after the Issue Date by our board of directors, the terms of which expressly provide that such class or series will rank on parity with the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Parity Securities”); and

•

junior to each class of capital stock or series of preferred stock established after the Issue Date by our board of directors, the terms of which expressly provide that such class or series will rank senior to the Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (collectively referred to as “Senior Securities”).

The rights of the holders of Series B Preferred Stock will be subordinate to the rights of our general creditors, including depositors.

Dividends

Dividends on the Series B Preferred Stock will be payable quarterly in arrears, when, as and if authorized and declared by our board of directors out of legally available funds, on a noncumulative basis on the $25.00 per share purchase price, at an annual rate equal to 7.80%. Subject to the foregoing, dividends will be payable in arrears on the last day of March, June, September and December of each year (each, a “Dividend Payment Date”) commencing on December 31, 2009. Each dividend will be payable to holders of record as they appear on our stock register on the first day of the month, whether or not a business day, in which the relevant Dividend Payment Date occurs. Each period from and including a Dividend Payment Date (or the date of the issuance of the Series B Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.” Dividends payable for each Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. The term business day means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

Dividends on the Series B Preferred Stock will be noncumulative. If for any reason our board of directors does not authorize and declare a dividend on the Series B Preferred Stock for a Dividend Period, or if the board of directors authorizes and declares less than a full dividend, we will have no obligation to pay any dividend or full dividend for that period, whether or not our board of directors authorizes and declares dividends on the Series B Preferred Stock for any subsequent Dividend Period.

We are not obligated to and will not pay holders of the Series B Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date. We are also not obligated to and will not pay holders of the Series B Preferred Stock any dividend in excess of the dividends on the Series B Preferred Stock that are payable as described above.

There is no sinking fund with respect to dividends.

For information on the federal and state regulatory limitations with respect to our ability to pay dividends, see “Dividend Policy.” For a discussion of the tax consequences of dividends paid on the Series B Preferred Stock, see “Certain United States Tax Consequences.”

Dividend Stopper

So long as any share of Series B Preferred Stock remains outstanding, (1) no cash dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities will be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly (other than as (a) a result of a reclassification of Junior Securities for or into other Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (b) repurchases in support of our employee benefit and compensation programs and (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), unless, in each case, the full dividends (including the Series A Preferred Stock) for the most recent Dividend Payment Date on all outstanding shares of the Series B Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment of those dividends has been set aside.

Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, we will not declare, pay, or set aside for payment dividends on any Parity Securities for any period unless we have paid in full, or declared and set aside payment in full, in respect of all dividends for the then-current Dividend Period for all outstanding shares of Series B Preferred Stock. To the extent that we declare dividends on the Series B Preferred Stock and on any Parity Securities, but do not make full payment of such declared dividends, we will allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any such Parity Securities. For purposes of calculating the pro rata allocation of partial dividend payments, we will allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other.

In addition, the terms of our outstanding junior subordinated debt securities relating to certain issuances of trust preferred securities prohibit us from declaring or paying any dividends or distributions on our capital stock, including our Series B Preferred Stock and our Common Stock, or purchasing, acquiring, or making a liquidation payment on such stock, if we are in default or have given notice of our election to defer interest payments.

Redemption

The shares of Series B Preferred Stock will be redeemable at our option and, with the prior approval of the Federal Reserve, if required, in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after the third anniversary of the Issue Date at the cash redemption price of $25.00 per share of Series B Preferred Stock, plus declared and unpaid dividends, if any, from any and all Dividend Payment Dates preceding the date fixed for redemption.

If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, we will select those to be redeemed pro rata, or by lot, or in any other manner as our board of directors may determine. If a partial redemption of the Series B Preferred Stock would result in the delisting of the Series B Preferred Stock from any national securities exchange on which the shares of Series B Preferred Stock may then be listed, we may only redeem the Series B Preferred Stock in whole.

On and after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the Series B Preferred Stock called for redemption. These shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as stockholders, except the right to receive the amount payable on redemption, without interest, upon surrender of the shares of Series B Preferred Stock to be redeemed.

Should we redeem any shares of Series B Preferred Stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of Series B Preferred Stock to be redeemed as their addresses appear on our stock register.

Optional Conversion Right

Each share of the Series B Preferred Stock may be converted at any time, at the option of the holder, into 3.125 shares of our Common Stock (which reflects an initial conversion price of $8.00 per share of Common Stock, to the extent the initial conversion price is increased above $8.00 per share, you will receive a corresponding decrease in the number of shares of our Common Stock upon conversion) plus cash in lieu of fractional shares, subject to anti-dilution adjustments (such rate or adjusted rate, the “Conversion Rate”).

The Conversion Rate and the corresponding conversion price in effect at any given time are referred to as the “Applicable Conversion Rate” and the “Applicable Conversion Price,” respectively, and will be subject to adjustment as described below. The Applicable Conversion Price at any given time will be computed by dividing $25.00 by the Applicable Conversion Rate at such time.

If the conversion date is on or prior to the record date for any declared dividend for the Dividend Period in which you elect to convert, you will not receive any declared dividends for that Dividend Period. If the conversion date is after the record date for any declared dividend and prior to the corresponding Dividend Payment Date, you will receive that dividend on the relevant Dividend Payment Date if you were the holder of record on the record date for that dividend; however, whether or not you were the holder of record on the record date, if you convert after a record date and prior to the related Dividend Payment Date, you must pay to the conversion agent when you convert your shares of Series B Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless your shares of Series B Preferred Stock are being converted as a consequence of a conversion at our option.

Mandatory Conversion at Our Option

We may, at our option, at any time or from time to time cause some or all of the Series B Preferred Stock to be converted into shares of our Common Stock at the then Applicable Conversion Rate. We may exercise our conversion right if, for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date we give notice of mandatory conversion, the Closing Price (defined below) of our Common Stock exceeds 130% of the then Applicable Conversion Price of the Series B Preferred Stock.

If less than all of the shares of Series B Preferred Stock are converted, the conversion agent will select the Series B Preferred Stock to be converted by lot, or on a pro rata basis or by another method the conversion agent considers fair and appropriate. If the conversion agent selects a portion of your Series B Preferred Stock for partial mandatory conversion and you convert a portion of the same shares of Series B Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion.

We refer to the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of our Common Stock on the NASDAQ Capital Market as the “Closing Price” of the Common Stock on any determination date. If the Common Stock is not traded on the NASDAQ Capital Market on any determination date, the Closing Price of the Common Stock on any determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which our Common Stock is so listed or quoted, or, if no Closing Price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which our Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A trading day is a day on which the NASDAQ Capital Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business and the shares of our Common Stock are not suspended from trading at the close of business.

For purposes of this prospectus, all references to the Closing Price and last reported sale price of the Common Stock on the NASDAQ Capital Market shall be such Closing Price and last reported sale price as reflected on NASDAQ’s website (http://www.nasdaq.com) or any successor thereto, and as reported by Bloomberg Professional Service or any successor thereto; except that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on NASDAQ’s website and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the NASDAQ’s website will govern.

For purposes of calculating the “Closing Price” of our Common Stock, if a reorganization event (as defined below under “—Reorganization Events”) has occurred and (1) the exchange property consists only of shares of Common Stock, the “Closing Price” shall be based on the closing per share price of such Common Stock; (2) the exchange property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the exchange property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the Closing Price of such Common Stock, (y) the cash amount paid per share and (z) the value (as determined by our board of directors from time-to-time) of any other securities or property paid to our stockholders in connection with the reorganization event.

To exercise the mandatory conversion right described above, we must provide a notice of such conversion to each holder of our Series B Preferred Stock or issue a press release for publication and make this information available on our website, if any. The conversion date will be a date selected by us (the “Mandatory Conversion Date”) and will be no more than 20 and not less than 10 days after the date on which we provide such notice of mandatory conversion or issue such press release. In addition to any information required by applicable law or regulation, the notice of mandatory conversion and press release shall state, as appropriate:

•	the Mandatory Conversion Date;

•	the number of shares of our Common Stock to be issued upon conversion of each share of Series B Preferred Stock; and

•	the number of shares of Series B Preferred Stock to be converted.

Adjustments to the Conversion Price

The conversion price will be subject to adjustment if, after the issue date, any of the following events occur:

•	we issue any of our Common Stock as a dividend or distribution on any class of our capital stock, subject to certain exceptions;

•	we combine, subdivide or reclassify our Common Stock;

•

we issue to all holders of our Common Stock rights, options or warrants entitling them to subscribe for or purchase our Common Stock at less than the then-current conversion price, subject to certain exceptions;

•

we make a pro rata distribution to all holders of shares of our Common Stock consisting only of cash that, when combined with all other all cash distributions we made within the preceding twelve months and any cash and the fair market value of other consideration paid or payable for any tender offer by us for shares of our Common Stock concluded within the preceding twelve months, in the aggregate exceeds 15% of our market capitalization on the record date of such distribution;

•

we complete a stock repurchase, tender or exchange offer for shares of our Common Stock that involves an aggregate consideration that, together with any cash and other consideration payable in such offer expiring within the preceding twelve months and the aggregate amount of any all cash distributions referenced immediately above to all holders of shares of our Common Stock within the preceding twelve months, exceeds 15% of our market capitalization on the expiration of such tender offer; or

•

we make a distribution to all holders of our Common Stock of evidences of our indebtedness or other assets, including securities, but excluding both the dividends, distributions, rights and warrants, referred to above, and any dividend or distribution paid in cash out of retained earnings.

In the case of the items described in the first two bullet points, the conversion price in effect immediately prior to the occurrence of any such event will be adjusted so that the holder of shares of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of our Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of these events, had such shares of Series B Preferred Stock been converted into shares of our Common Stock immediately prior to the occurrence of such event. This adjustment will become effective retroactively (i) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (ii) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective; provided, however, if such dividend or distribution is declared but not paid or made, the conversion price shall be readjusted as if such dividend or distribution had not occurred.

In the case of the third bullet point, the conversion price in effect shall be adjusted by dividing the conversion price in effect on the day immediately prior to the record date of such issuance by a fraction (i) the numerator of which is the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised), and (ii) the denominator of which is the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised) plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security would purchase at the market value of our Common Stock as of the close of business on the day preceding the day on which the announcement by public notice of such issuance was made. If the shares of Common Stock are not delivered pursuant to such rights, options or warrants, upon the expiration or termination of such rights, options or warrants, the conversion price shall be readjusted to the conversion price which would then be in effect had the adjustments made upon the issuance of such rights, options or warrants, been made on the basis of the delivery of only the number of shares of Common Stock actually issued (or the number of shares of Common Stock actually issued upon conversion, exchange, or exercise of such other securities).

If we distribute rights or warrants (other than those referred to in bullet point three above) pro rata to the holders of our Common Stock, the conversion price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants so long as (x) such rights or warrants have not expired or been redeemed by us, and (y) the holder of any shares of Series B Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of our Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants, and (ii) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such shares of the Series B Preferred Stock were convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such shares of the Series B Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

In the case of the last three bullet points listed above, the conversion price then in effect shall be adjusted by dividing the conversion price in effect immediately prior to the date of the distribution or completion of the stock repurchase, tender or exchange offer, as the case may be, by a fraction (i) the numerator of which is the market value of our Common Stock for the period ending on the record date for the determination of stockholders entitled to receive such distribution, or, if such adjustment is made upon the completion of a stock repurchase, tender or exchange offer, on the payment date for such offer, and (ii) the denominator of which shall be such market value of our Common Stock less the then fair market value (which means what a willing buyer would pay to a willing seller in an arm’s length transaction as determined by our board of directors whose determination is made in good faith and, absent manifest error, will be final and binding upon the holders) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or paid in such stock repurchase, tender or exchange offer, applicable to one share of Common Stock (but such denominator shall not be less than one); although no adjustment will be made with respect to any distribution of rights to purchase our securities if the holder would otherwise be entitled to receive such rights upon conversion at any time of shares of the Series B Preferred Stock into shares of our Common Stock. Such adjustment will be made whenever any such distribution is made or stock repurchase, tender or exchange offer is completed, as the case may be, and will become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution or on the payment date for such offer.

No adjustment of less than 1% of the conversion price will be required. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.

The market value of our Common Stock will be the average Closing Price of a share of our Common Stock for a thirty consecutive trading day period ending on the day of any conversion on the NASDAQ Capital Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of the Common Stock.

The Series B Preferred Stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of Common Stock by us.

In the event of a consolidation or merger or similar transaction in which the outstanding shares of Common Stock are, by operation of law, exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of Series B Preferred Stock will, after the transaction, be convertible at each holder’s option or upon the exercise of our conversion option, subject to certain exceptions, on the same terms and conditions into the consideration receivable by a holder of the number of shares of Common Stock into which shares of Series B Preferred Stock could have been converted immediately prior to the transaction.

Business Combinations

In the event of any reclassification of our outstanding shares of Common Stock (other than a change in par value), or in the event of any consolidation, merger or share exchange of the Company with or into another entity or any merger or consolidation of another entity with or into the Company, other than a consolidation, merger or share exchange in which the Company is the resulting or surviving entity and which does not result in any reclassification of the outstanding Common Stock (other than a change in par value), or in the event of any sale, lease or other disposition to another entity of all or substantially all of our assets, other than to one or more of our subsidiaries (any of the foregoing considered a business combination) each share of the Series B Preferred Stock then outstanding shall be convertible, at the option of the holder, or pursuant to and in accordance with our conversion option, into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such reclassification or business combination by a holder of the number of shares of Common Stock into which such shares of the Series B Preferred Stock could have been converted immediately prior to such reclassification or business combination, after giving effect to any adjustment event. These provisions apply to successive reclassifications or business combinations. The right of a holder of Series B Preferred Stock to convert the holder’s shares of Series B Preferred Stock into Common Stock prior to the effective date of a reclassification or business combination shall not be affected by this provision. Holders of Series B Preferred Stock shall have no right to vote with respect to such reclassification or business combination, except as specifically required by Virginia law. See “—Voting Rights.”

We may enter into a business combination but in such event:

•

the shares of the Series B Preferred Stock (unless converted) will become shares of such survivor, successor, transferee or lessee, having in respect of such survivor, successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that the shares of the Series B Preferred Stock had immediately prior to such transaction; and

•	we must deliver to the transfer agent an officer’s certificate and an opinion of counsel stating that such transaction complies with our articles of incorporation.

Upon our consummation of a business combination, the successor resulting from such business combination will succeed to, and be substituted for, and may exercise every right and power of ours under the shares of the Series B Preferred Stock, and thereafter, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B Preferred Stock.

Fractional Shares

No fractional shares of our Common Stock will be issued to holders of the Series B Preferred Stock upon conversion. In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Series B Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price per share of our Common Stock determined as of the second trading day immediately preceding the effective date of conversion.

If more than one share of the Series B Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered.

Common Stock Rights

Reference is made to the “Description of Other Capital Stock” for a description of the rights of holders of Common Stock to be delivered upon conversion of the Series B Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of Series B Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $25.00 per share of Series B Preferred Stock, plus an amount equal to any declared but unpaid dividends thereon, out of assets legally available for distribution to our stockholders, before any distribution of assets is made to the holders of our Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to stockholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any Parity Securities, the holders of Series B Preferred Stock and the holders of such other Parity Securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

The holders of our Series B Preferred Stock have no voting rights except as required by Virginia law and as set forth in the Articles of Incorporation.

So long as any shares of Series B Preferred Stock are outstanding, we will not, without the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting separately as a class:

•

amend, alter or repeal or otherwise change any provision of our Articles of Incorporation authorizing and creating the Series B Preferred Stock, if the amendment, authorization or repeal would change the rights, preferences, powers or privileges of the Series B Preferred Stock;

•

create, authorize, issue or increase the authorized or issued amount of any class or series of any of our equity securities, or any warrants, options or other rights convertible or exchangeable into any class or series of any of our equity securities, which would constitute Parity Securities or Senior Securities, provided, however, that the consent of the holders of the Series B Preferred Stock will not be required in connection with the creation, authorization or issuance of Parity Securities unless the Parity Securities has cumulative dividend rights; or

•

consummate a share exchange or reclassification involving shares of Series B Preferred Stock or a merger or consolidation with another entity, unless in each case shares of Series B Preferred Stock remain outstanding.

The creation or the issuance of noncumulative Parity Securities or Junior Securities, or an amendment which increases the number of authorized shares of preferred stock, will not be considered to be a change requiring a vote of the holders of the Series B Preferred Stock.

Upon our consolidation with, or merger into, any other person or any conveyance, transfer or lease of all or substantially all our assets, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease, is made, will succeed to, and be substituted for, and may exercise every right and power of ours under the shares of the Series B Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series B Preferred Stock.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our Common Stock, solely for issuance upon the conversion of the Series B Preferred Stock, that number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series B Preferred Stock then outstanding. Any shares of the Series B Preferred Stock converted into shares of our Common Stock or otherwise reacquired by us shall resume the status of authorized and unissued preferred shares, undesignated as to series, and shall be available for subsequent issuance.

Transfer Agent, Registrar, Paying Agent and Conversion Agent

Registrar and Transfer Company will act as initial transfer agent, registrar and paying agent for the payment of dividends for the Series B Preferred Stock and the conversion agent for the conversion of the Series B Preferred Stock.

We and the transfer agent, registrar, paying agent and conversion agent may treat the registered holder of the Series B Preferred Stock as the absolute owner of the Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

Book-Entry, Delivery and Form

The Depository Trust Company (“DTC”) will act as securities depositary for our Series B Preferred Stock. Our Series B Preferred Stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of our Series B Preferred Stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below. Upon issuance of the Series B Preferred Stock and the deposit of the global certificate with or on behalf of DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective number of shares of Series B Preferred Stock represented by such certificate to the accounts of the participants. The accounts to be credited will be designated by the Underwriter.

The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in our Series B Preferred Stock so long as the shares of our Series B Preferred Stock are represented by global security certificates.

The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section l7A of the Exchange Act.

The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thus eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the SEC.

No Series B Preferred Stock represented by global security certificates may be exchanged in whole or in part for our Series B Preferred Stock in registered form, and no transfer of global security certificates will be made in whole or in part for our Series B Preferred Stock in registered form, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act, or there is a continuing default by us in respect of our obligations under our Series B Preferred Stock, the Articles of Incorporation or any other principal agreements or instruments executed in connection with this offering.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all of our Series B Preferred Stock represented by those certificates for all purposes under our Series B Preferred Stock. Except in the limited circumstances referred to above, owners of beneficial interest in global security certificates will not be entitled to have the global security certificates or shares of our Series B Preferred Stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of our Series B Preferred Stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any of our Series B Preferred Stock represented by those certificates for any purpose under our Series B Preferred Stock. Accordingly, all payments on our Series B Preferred Stock represented by the global security certificates and all related transfers and deliveries of common stock will be made to the depositary or its nominee as their holder.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants’ interests or by the participant with respect to interests of persons held by the participants on their behalf.

Procedures for conversion of the Series B Preferred Stock will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, voting and the exercises of any other rights or matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

Neither we, nor any of our agents, will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to those beneficial ownership interests.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Replacement of Series B Preferred Stock Certificates

If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the transfer agent and us.

We, however, are not required to issue any certificates representing shares of our Series B Preferred Stock on or after any conversion date thereof. In place of the delivery of a replacement certificate following such conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our common stock issuable pursuant to the terms of our Series B Preferred Stock evidenced by the certificate.

DESCRIPTION OF OTHER CAPITAL STOCK

General

We are authorized to issue (i) 20,000,000 shares of Common Stock, par value $5.00 per share, and (ii) 2,000,000 shares of preferred stock, par value $5.00 per share, of which 14,700 shares are designated as Series A Preferred Stock. As of October 13, 2009, we had issued and outstanding 5,792,914 shares of Common Stock held by 1,998 stockholders of record and 14,700 shares of Series A Preferred Stock held by one stockholder of record.

The description of our capital stock below is qualified in its entirety by reference to our articles of incorporation, as amended.

Common Stock

Voting Rights

Each holder of shares of Common Stock is entitled to one vote per share held on any matter submitted to a vote of stockholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of Common Stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No dividend will be declared or paid during any calendar year on the Common Stock unless and until there has been paid in full (or set apart for purposes of such payment) to the holders of our Series A Preferred Stock, accrued and unpaid dividends on such shares of preferred stock, through the date on which we propose to pay the cash dividend on the Common Stock. See “Preferred Stock” below.

No Preemptive or Conversion Rights

Holders of shares of our Common Stock do not have preemptive rights to purchase additional shares of our Common Stock and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our Common Stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of shares of our Common Stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of our Series A Preferred Stock and any other preferred stock that may be issued and outstanding having preference over the common shares.

Preferred Stock

Our board of directors, without stockholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without stockholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Summarized below are the material terms of our outstanding preferred stock.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

Designation

In connection with the Letter Agreement dated December 19, 2008, and the related Securities Purchase Agreement — Standard Terms with the Treasury, we established the Series A Preferred Stock. There are currently 14,700 shares of our Series A Preferred Stock outstanding.

Dividends

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000.00 per share of Series A Preferred Stock with respect to each dividend period from December 19, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series A Preferred Stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000.00 per share of Series A Preferred Stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we must provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

Priority of Dividends and Payments On Liquidation

With respect to the payment of dividends and the amounts to be paid on liquidation, the Series A Preferred Stock will rank:

•	senior to our Common Stock and all other new issuances of equity securities designated as ranking junior to the Series A Preferred Stock; and

•

at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets on our liquidation, dissolution or winding-up.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, we may not pay or declare any dividends on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases to offset the increase in the number of diluted shares outstanding resulting from the grant, vesting or exercise of equity based-compensation to employees, or the share dilution amount, pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that purchases to offset the share dilution amount shall not exceed the share dilution amount;

•

purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of our business;

•

purchases or other acquisitions by any of our broker-dealer subsidiaries, of which we currently have none, for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or a subsidiary of us, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before December 19, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Series A Preferred Stock may be redeemed by us, at our option, with approval of the Federal Reserve, in whole or in part, subject to notice as described below. In any redemption, the redemption price is an amount equal to the per share liquidation amount of $1,000 plus accrued and unpaid dividends to, but excluding, the date of redemption.

The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If we seek to redeem fewer than all of the outstanding shares of Series A Preferred Stock, we will select the shares we will redeem either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place of redemption and the number of shares of Series A Preferred Stock we will redeem (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares we will redeem from the holder).

Shares of Series A Preferred Stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of our preferred stock.

Liquidation Rights

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000.00 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Conversion Rights

Holders of Series A Preferred Stock shall have no right to exchange or convert such shares into any other securities.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.

Election of Two Directors on Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

On the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•

any amendment or alteration of our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding-up;

•	any amendment, alteration or repeal of any provision of our articles of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, that are not materially less favorable than the rights, preferences, privileges or voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately before such consummation, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will have one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Warrant

The following is a brief description of the Warrant that was issued to the Treasury through its CPP investment. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available on request from us.

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 264,706 shares of our Common Stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $14.7 million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of Common Stock underlying the Warrant then held by the selling security holders will be reduced by 50% to 132,353 shares. The number of shares subject to the Warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $8.33 per share of Common Stock for which the Warrant may be exercised. The Warrant may be exercised at any time on or before December 19, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of Common Stock issuable on exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the Warrant holder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

On exercise of the Warrant, certificates for the shares of Common Stock issuable on exercise will be issued to the Warrant holder. We will not issue fractional shares on any exercise of the Warrant. Instead, the Warrant holder will be entitled to a cash payment equal to the market price of our Common Stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable on exercise of the Warrant. We will at all times reserve the aggregate number of shares of our Common Stock for which the Warrant may be exercised.

Rights as a Stockholder

The Warrant holder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The initial selling security holder may not transfer a portion of the Warrant with respect to more than 132,353 shares of Common Stock until the earlier of the date on which we have received aggregate gross proceeds from a qualified equity offering of at least $14.7 million and December 31, 2009. The Warrant, and all rights under the Warrant, are otherwise transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted if we pay stock dividends or make distributions of our Common Stock, or subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment. Until the earlier of December 19, 2011 and the date the initial selling security holder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•

in connection with a public or broadly marketed offering and sale of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of December 19, 2008.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we affect a pro rata repurchase of Common Stock, both the number of shares issuable on exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving us and requiring stockholder approval, the Warrant holder’s right to receive shares of our Common Stock on exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the Warrant holder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Certain Protective Provisions

General

Our articles of incorporation and the Virginia Stock Corporation Act contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions, and the ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Common Stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our Common Stock.

The following briefly summarizes protective provisions that are contained in our articles of incorporation and which are provided by the Virginia Stock Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our articles of incorporation and the statutory provisions contained in the Virginia Stock Corporation Act.

Staggered Board of Directors

Under our articles of incorporation, our board of directors is divided into three classes serving staggered three year terms. Therefore, it would take several years for our stockholders to replace a majority of the members of our board of directors if they so desire.

Factors to be Considered in Certain Transactions

Our articles of incorporation provide that our directors shall consider a number of factors when evaluating transactions such as tender offers or mergers with other entities. These factors include certain matters that may not be of interest to our stockholders, including the effect of the potential transaction on employees, clients and the communities in which we serve. The consideration of these factors may cause our board of directors not to pursue a particular transaction that may be of interest and financial benefit to our stockholders.

State Anti-Takeover Statutes

The Virginia Stock Corporation Act (the “Virginia SCA”) includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute. These statutes would be available to us only if at the time of the transaction we have 300 or more stockholders of record, as described below. We currently have in excess of 300 stockholders.

The Affiliated Transactions Statute restricts affiliated transactions between a Virginia corporation having more than 300 stockholders of record and an interested stockholder, who is a beneficial owner of more than 10% of any class of voting stock. An “affiliated transaction” is defined in the Virginia SCA as any of the following transactions with or proposed by an interested stockholder: a merger, a share exchange, certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business, certain significant securities issuances, dissolution of the corporation, or reclassification of the corporation’s securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested stockholder during a three-year period commencing as of the date the interested stockholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested stockholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by disinterested stockholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia SCA and our articles of incorporation.

The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more stockholders of record, shares acquired in a transaction that would cause the acquiring person’s aggregate share ownership to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee director of the corporation. The statute sets out procedures whereby the acquiring person may call a special stockholders’ meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a merger or share exchange to which the corporation is a party and acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

Indemnification

Our articles of incorporation provide that to the full extent permitted by the Virginia SCA, we are required to indemnify our directors or officers against liabilities, fines, penalties and claims imposed upon or assessed against such director or officer (including expenses relating thereto), by reason of the fact that he is or was a director or officer or is or was serving in such capacity at our request in another corporation, partnership, joint venture, trust or other entity. In addition, our board of directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

We have agreed to indemnify our officers and directors with respect to certain liabilities including liabilities which may arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any such action, suit or proceeding) is asserted by our director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication on such issue.

Limitation of Liability

The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of stockholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the stockholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (ii) the greater of (a) $100 thousand or (b) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Our articles of incorporation provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, our directors or officers shall not be liable to us or our stockholders for monetary damages.

Registrar and Transfer Agent

The transfer agent for our Common Stock is Registrar and Transfer Company, Cranford, New Jersey.

CERTAIN UNITED STATES TAX CONSIDERATIONS

U.S. Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, prospective investors are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to in this prospectus or any document referred to herein is not intended or written to be used, and cannot be used by prospective investors for the purpose of avoiding penalties that may be imposed on them under the U.S. Internal Revenue Code; (b) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) prospective investors should seek advice based on their particular circumstances from an independent tax advisor.

General

The following summary describes the material U.S. federal income tax consequences relating to the ownership and disposition of the Series B Preferred Stock and to the ownership and disposition of our Common Stock received upon conversion thereof. It applies to you only if you acquire the Series B Preferred Stock in this offering and you hold your Series B Preferred Stock and Common Stock as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules under the U.S. federal income tax laws, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	an insurance company,

•	a tax-exempt organization,

•	a person that owns shares of Series B Preferred Stock or Common Stock that are a hedge or that are hedged against interest rate risks,

•	a person that owns shares of Series B Preferred Stock or Common Stock as part of a straddle or conversion transaction for tax purposes,

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

•	a U.S. expatriate.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the U.S., including the Code, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Legislation has been proposed by the current U.S. administration that would change the treatment described below and it is not possible at this time to determine whether such proposed legislation will be passed into law. You should consult your tax advisor with respect to such proposals.

If a partnership holds the Series B Preferred Stock or Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Series B Preferred Stock or Common Stock should consult its tax advisor with regard to the U.S. federal income tax treatment of the offer and of owning the Series B Preferred Stock and Common Stock received upon the conversion thereof.

Please consult your own tax advisor concerning the consequences of owning the Series B Preferred Stock and of owning the Common Stock received upon conversion thereof in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of Series B Preferred Stock or Common Stock received upon the conversion thereof and you are, for U.S. federal income tax purposes:

•	a citizen of or individual resident in the U.S.,

•	a domestic corporation,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “—U.S. Alien Holders” below.

Distributions on Series B Preferred Stock and Common Stock

In General

In general, distributions with respect to our Series B Preferred Stock and Common Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Series B Preferred Stock or Common Stock (as applicable) and thereafter as capital gain from the sale or exchange of such Series B Preferred Stock or Common Stock (as applicable). Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if you meet certain holding period and other applicable requirements. Dividends paid to a non-corporate U.S. holder in taxable years beginning before January 1, 2011 will qualify for taxation at special rates if you meet certain holding period and other applicable requirements.

Constructive Distributions

As a holder of Series B Preferred Stock, you might be treated as receiving a constructive dividend distribution from us if (1) the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our Common Stock. In addition, in certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution to you, if as a result of such failure, the proportionate interests of the holders of our Series B Preferred Stock or Common Stock, as applicable, in our assets or earnings and profits is increased. Thus, under certain circumstances, an increase in the conversion rate might give rise to a taxable dividend to you as a holder of Series B Preferred Stock even though you would not receive any cash related thereto.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to your tax basis in the Series B Preferred Stock or Common Stock could be characterized as an “extraordinary dividend” under the Code. If you are a corporation, you have held the stock for two years or less before the dividend announcement date and you receive an extraordinary dividend, you will generally be required to reduce your tax basis in your stock with respect to which such dividend was made by the non-taxed portion of such dividend. If the amount of the reduction exceeds your tax basis in such stock, the excess is treated as taxable gain. If you are a non-corporate U.S. holder and you receive an extraordinary dividend in taxable years beginning before January 1, 2011, you will be required to treat any losses on the sale of our Series B Preferred Stock or Common Stock as long-term capital losses to the extent of the extraordinary dividends you receive that qualify for the special rates.

Disposition of the Series B Preferred Stock and Common Stock

Upon the sale or other disposition of our Series B Preferred Stock (other than pursuant to a conversion into Common Stock) or our Common Stock received upon conversion thereof, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in such stock. Such capital gain or loss will generally be long-term if your holding period in respect of such stock is more than one year. For a discussion of your tax basis and holding period in respect of Common Stock received in the conversion of the Series B Preferred Stock, see below under “—Treatment of the Conversion.” Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treatment of the Conversion

In General

The conversion of Series B Preferred Stock into Common Stock will generally constitute a tax-free recapitalization and you will therefore not recognize any gain or loss on such conversion, except that (1) depending on your circumstances, you will generally include in gross income the amount of cash you receive in respect of accrued and unpaid dividends and (2) your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your adjusted federal income tax basis in the Common Stock that is allocable to the fractional shares. You should consult your own tax advisor to determine the specific tax treatment of the receipt of cash in lieu of a fractional share in your particular circumstances.

Tax Basis

Your tax basis in the Common Stock you receive upon a conversion of our Series B Preferred Stock (including any basis allocable to a fractional share) will generally equal the tax basis of the Series B Preferred Stock that was converted. Your tax basis in a fractional share will be determined by allocating your tax basis in the Common Stock between the Common Stock you receive upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for the Common Stock you receive will include your holding period for the Series B Preferred Stock converted.

Other Transactions

In the event your Series B Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

U.S. Information Reporting and Backup Withholding

You will be subject to information reporting with respect to any dividend payments by us to you and proceeds of the sale or other disposition by you of our Series B Preferred Stock and Common Stock, unless you are a corporation or other exempt recipient and appropriately establish that exemption. In addition, such payments will be subject to U.S. federal backup withholding tax, unless you supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. The backup withholding rate is currently 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder. You are a U.S. alien holder if you are the beneficial owner of Series B Preferred Stock or Common Stock received upon the conversion thereof and you are not a U.S. holder and are not a partnership. If you are a U.S. holder, this subsection does not apply to you.

Distributions on Series B Preferred Stock and Common Stock

Except as described below, if you are a U.S. alien holder of our Series B Preferred Stock or Common Stock, actual and constructive dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a U.S. alien holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the U.S. to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the U.S.), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

In the case of a constructive dividend as described above under “—U.S. Holders—Distributions on Series B Preferred Stock and Common Stock,” because such constructive distributions will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, we intend to set off any withholding tax that we are required to collect with respect to any such constructive distribution against cash payments and other distributions otherwise deliverable to you.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the U.S., and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the U.S., we generally are not required to withhold tax from the dividends, provided that you have furnished to us a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-U.S. person, and

•	the dividends are effectively connected with your conduct of a trade or business within the U.S. and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

If you are a corporate U.S. alien holder, “effectively connected” dividends that you receive may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of the Series B Preferred Stock and Common Stock

If you are a U.S. alien holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a disposition of your Series B Preferred Stock and Common Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes and certain other conditions are met. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Treatment of the Conversion

In General

Generally, if you are a U.S. alien holder, you will not recognize any gain or loss on the conversion of the Series B Preferred Stock for our Common Stock except that (1) depending on your circumstances the amount of cash and Common Stock you receive in respect of accrued, cumulated and unpaid dividends will generally be treated as, and we intend to withhold tax from such amounts as described above under “—Distributions on Series B Preferred Stock and Common Stock” and (2) cash received in lieu of a fractional share of Common Stock will generally be treated as described above under “—Disposition of the Series B Preferred Stock and Common Stock” (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share as set forth in “—U.S. Holders—Treatment of the Conversion).

Other Transactions

In the event your Series B Preferred Stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. You should consult your own tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Backup Withholding and Information Reporting

In general (and except as described below), backup withholding and information reporting will not apply to a distribution of dividends on our Series B Preferred Stock and Common Stock paid to you, or to the proceeds from the disposition of the Series B Preferred Stock or Common Stock by you, in each case, if you certify under penalties of perjury that you are a non-United States person and we do not have actual knowledge or reason to know to the contrary. In general, if your Series B Preferred Stock or Common Stock is not held through a qualified intermediary, the amount of dividends, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the Internal Revenue Service.

Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Monarch Financial Holdings, Inc. and Scott & Stringfellow, LLC have entered into an underwriting agreement with respect to the shares of Series B Preferred Stock being offered. Subject to the terms and conditions contained in the underwriting agreement, Scott & Stringfellow has agreed to purchase from us all of the shares of Series B Preferred Stock in this offering.

The underwriting agreement provides that Scott & Stringfellow’s obligation to purchase shares of our Series B Preferred Stock depends on the satisfaction of the conditions contained in the underwriting agreement, including that (i) the representations and warranties made by us to Scott & Stringfellow are true; (ii) there is no material adverse change in the financial markets; and (iii) we and our legal counsel deliver customary closing documents and legal opinions to Scott & Stringfellow. Subject to these conditions, Scott & Stringfellow is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the over-allotment option described below unless and until this option is exercised.

At our request, Scott & Stringfellow has reserved up to 50,000 shares of our Series B Preferred Stock in the offering for sale to our directors and executive officers at the public offering price set forth on the cover page of this prospectus. These individuals must commit to purchase the reserved shares from Scott & Stringfellow at the same time as the general public. The number of shares available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares purchased by our directors or executive officers will be subject to the restrictions on resale included in the lock-up agreements described below. We are not making loans to these officers, directors, family members or others to purchase such shares.

Over-allotment Option

We have granted Scott & Stringfellow an option to purchase up to an additional 100,000 shares of Series B Preferred Stock from us at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. Scott & Stringfellow may exercise this option any time during the 30-day period after the date of the underwriting agreement, but only to cover over-allotments, if any.

Commissions and Expenses

Scott & Stringfellow proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers at the same price less a concession not to exceed $0.75 per share. Scott & Stringfellow may allow, and these dealers may re-allow, a concession of not more than $0.10 per share on sales to certain other brokers or dealers. If all of the shares are not sold at the public offering price, Scott & Stringfellow may change the offering price and other selling terms.

The following table shows the per share and total underwriting discounts and commissions that we will pay to the underwriter and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of our Series B Preferred Stock.

	Per share	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$25.00	$17,500,000	$20,000,000
Underwriting discount and commissions payable by us (1)	$1.50	$1,018,750	$1,168,750
Proceeds to us (before expenses) (1)	$23.50	$16,481,250	$18,831,250

(1)	Scott & Stringfellow has agreed that the underwriting discount will be $0.875 per share for shares purchased by our directors, executive officers and others. The total underwriting discount and commissions and total proceeds assume the purchase of 50,000 shares by such persons.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $250 thousand.

Lock-up Agreements

We and each of our directors and executive officers have agreed not to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of or hedge, directly or indirectly, any shares of Series B Preferred Stock or Common Stock or any securities exercisable for or convertible into our Common Stock owned by them or acquired in the offering, for a period of 90 days from the date of this prospectus, without the prior written consent of Scott & Stringfellow. This consent may be given at any time without public notice.

Indemnity

We have agreed to indemnify Scott & Stringfellow against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that Scott & Stringfellow may be required to make in connection with these liabilities.

NASDAQ Capital Market Listing

The shares of Series B Preferred Stock are a new issue of securities with no established trading market. The Series B Preferred Stock has been approved for quotation on the NASDAQ Capital Market under the symbol “MNRKP.” We have been advised by Scott & Stringfellow that it intends to make a market in the Series B Preferred Stock. If a market in the Series B Preferred Stock is made by Scott & Stringfellow, this market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series B Preferred Stock.

Stabilization

In connection with this offering, Scott & Stringfellow may engage in stabilizing transactions, over-allotment transactions, syndicate covering transaction and penalty bids.

•

Stabilizing transactions permit bids to purchase Series B Preferred Stock and so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of our Series B Preferred Stock while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriter of Series B Preferred Stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares of Series B Preferred Stock over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of Series B Preferred Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which it may purchase Series B Preferred Stock through exercise of the over-allotment option. If the underwriter sells more Series B Preferred Stock than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying Series B Preferred Stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of our Series B Preferred Stock in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when our Series B Preferred Stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Series B Preferred Stock or preventing or retarding a decline in the market price of our Series B Preferred Stock. As a result, the price of our Series B Preferred Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the price of our Series B Preferred Stock. These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, Scott & Stringfellow and selected dealers, if any, who are qualified market makers on the NASDAQ Capital Market, may engage in passive market making transactions in our Series B Preferred Stock and our Common Stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits passive market making activity by the participants in our offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our Series B Preferred Stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the Common Stock during a specified period and must be discontinued when that limit is reached. Scott & Stringfellow and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Our Relationship with the Underwriter

Scott & Stringfellow and its respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary compensation.

The shares of Series B Preferred Stock are being offered by Scott & Stringfellow, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for Scott & Stringfellow and other conditions specified in the underwriting agreement. Scott & Stringfellow reserves the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

LEGAL MATTERS

The validity of the shares of our Series B Preferred Stock offered and certain other legal matters will be passed upon for Monarch Financial Holdings, Inc. by the law firm of Williams Mullen, Virginia Beach, Virginia. Attorneys employed by the firm beneficially owned an aggregate of approximately 300 shares of our common stock as of November 17, 2009. Certain legal matters in connection with the offering will be passed upon by LeClairRyan, A Professional Corporation, Richmond, Virginia, counsel to the underwriter.

EXPERTS

Our consolidated financial statements have been audited by Goodman & Company, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934 and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room facility located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our Series B Preferred Stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

Our Internet address is www.monarchbank.com. We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. After accessing the website, the filings are available upon selecting the About Monarch & Investor Documents menu items. The contents of the website are not incorporated into this report or into our other filings with the SEC.

INDEX TO FINANCIAL STATEMENTS

MONARCH FINANCIAL HOLDINGS, INC.

September 30, 2009 and September 30, 2008 financial statements are unaudited.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CONDITION

	Unaudited September 30, 2009	December 31, 2008

ASSETS:
Cash and due from banks	$14,003,900	$8,418,341
Interest bearing bank balances	4,406,911	111,634
Federal funds sold	7,748,985	66,367

Total cash and cash equivalents	26,159,796	8,596,342

Investment securities held-to-maturity, at cost	500,000	500,000
Investment securities available-for-sale, at fair value	5,762,087	5,846,917
Loans held for sale	71,232,195	54,369,215

Loans, net of unearned income	522,333,696	504,712,083
Less: allowance for loan losses	(9,550,000)	(8,046,000)

Loans, net	512,783,696	496,666,083

Property and equipment, net	8,252,514	8,386,430
Restricted equity securities	7,016,750	3,575,450
Bank owned life insurance	6,980,571	6,787,699
Goodwill	775,000	775,000
Intangible assets	863,098	997,027
Other assets	11,448,756	10,698,239

Total assets	$651,774,463	$597,198,402

LIABILITIES:
Deposits:
Demand deposits - non-interest bearing	$84,389,135	$78,894,120
Demand deposits - interest bearing	19,171,335	15,363,332
Savings deposits	27,684,407	20,443,846
Money market deposits	139,115,176	129,287,002
Time deposits	269,731,556	252,097,495

Total deposits	540,091,609	496,085,795

Borrowings:
Trust preferred subordinated debt	10,000,000	10,000,000
Federal Home Loan Bank advances	33,081,780	27,675,272
Federal funds purchased	—	385,000

Total borrowings	43,081,780	38,060,272

Other liabilities	5,452,356	3,163,645

Total liabilities	588,625,745	537,309,712

STOCKHOLDERS’ EQUITY:
Preferred stock, $5 par value, 1,985,300 shares authorized, none issued	—	—
Cumulative perpetual preferred stock, series A, $1,000 par value, 14,700 shares issued and outstanding	14,510,815	14,481,383
Common stock, $5 par value, 20,000,000 shares authorized, issued and outstanding 5,792,914 and 5,735,007 shares, respectively	28,964,570	28,675,035
Additional paid-in capital	8,229,998	8,065,602
Retained earnings	11,603,364	8,528,094
Accumulated other comprehensive (loss) income	(263,138)	27,302

Total Monarch Financial Holdings, Inc. stockholders’ equity	63,045,609	59,777,416
Noncontrolling interest	103,109	111,274

Total equity	63,148,718	59,888,690

Total liabilities and stockholders’ equity	$651,774,463	$597,198,402

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$7,960,150	$7,670,563	$23,772,474	$22,822,737
Interest on investment securities	53,794	141,123	181,539	367,649
Interest on federal funds sold	6,728	5,560	9,987	17,444
Dividends on equity securities	41,705	41,852	80,553	162,206
Interest on other bank accounts	494	10,060	1,902	65,040

Total interest income	8,062,871	7,869,158	24,046,455	23,435,076

Interest expense:
Interest on deposits	2,184,747	2,962,457	7,149,718	9,471,758
Interest on trust preferred subordinated debt	56,158	112,460	205,216	384,789
Interest on borrowings	285,887	435,059	864,998	1,272,451

Total interest expense	2,526,792	3,509,976	8,219,932	11,128,998

Net interest income	5,536,079	4,359,182	15,826,523	12,306,078
Provision for loan losses	1,546,788	480,581	4,084,936	1,244,613

Net interest income after provision for loan losses	3,989,291	3,878,601	11,741,587	11,061,465

Non-interest income:
Mortgage banking income	7,975,961	3,988,190	23,902,036	11,995,944
Investment and insurance commissions	163,761	294,671	677,433	991,095
Service charges and fees	395,981	357,395	1,052,808	1,021,517
Security gains, net	—	—	—	10,801
Gain (loss) on sale of assets, net	—	—	302,269	24,410
Other	227,653	173,174	591,746	607,211

Total noninterest income	8,763,356	4,813,430	26,526,292	14,650,978

Non-interest expenses:
Salaries and employee benefits	7,389,031	4,714,837	22,354,849	14,222,938
Occupancy expenses	642,842	545,350	1,817,821	1,593,265
Furniture and equipment expenses	340,101	330,712	975,298	951,103
Loan expense	1,033,829	386,727	2,540,723	1,311,311
Data processing	186,930	156,888	600,581	489,318
FDIC insurance	255,000	75,000	1,085,755	211,210
Other	1,109,730	1,204,411	3,258,305	2,679,800

Total noninterest expenses	10,957,463	7,413,925	32,633,332	21,458,945

Income before income taxes	1,795,184	1,278,106	5,634,547	4,253,498
Income tax expense	(619,870)	(412,700)	(1,833,770)	(1,327,500)

Net income	1,175,314	865,406	3,800,777	2,925,998
Less: Net income attributable to noncontrolling interests	(22,532)	(93,073)	(168,132)	(258,437)

Net income attributable to Monarch Financial Holdings, Inc.	$1,152,782	$772,333	$3,632,645	$2,667,561
Preferred stock dividend and accretion of discount	(197,766)	—	(586,807)	—

Net income available to common stockholders	$955,016	$772,333	$3,045,838	$2,667,561

Basic net income per share	$0.17	$0.14	$0.54	$0.52
Diluted net income per share	$0.17	$0.14	$0.53	$0.51

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Series A Perpetual Preferred Stock	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
	Shares	Amount
Balance - December 31, 2007	4,827,505	$24,137,525	$5,008,121	$7,419,711	$—	$(16,861)	$57,702	$36,606,198
Comprehensive income:
Net income for nine months ended September 30, 2008				2,667,561			258,437	2,925,998
Unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income taxes						(29,835)		(29,835)

Total comprehensive income								2,896,163

Stock-based compensation expense	69,060	345,300	(109,940)					235,360
Stock options exercised	17,905	89,525	15,329					104,854
Private capital offering net of issuance costs	774,110	3,870,550	2,896,956					6,767,506
Distributions to noncontrolling interests							(206,390)	(206,390)

Balance - September 30, 2008	5,688,580	$28,442,900	$7,810,466	$10,087,272	$—	$(46,696)	$109,749	$46,403,691

Balance - December 31, 2008	5,735,007	$28,675,035	$8,065,602	$8,528,094	$14,481,383	$27,302	$111,274	$59,888,690
Comprehensive income:
Net income for nine months ended September 30, 2009				3,632,645			168,132	3,800,777
Unrealized loss on interest rate swap						(319,473)		(319,473)
Unrealized gain (loss) on securities available-for-sale, net of reclassification adjustment and income taxes						29,033		29,033
Total comprehensive income								3,510,337
Stock-based compensation expense, net of forfeitures	(3,200)	(16,000)	227,364					211,364
Stock options exercised	61,107	305,535	(33,536)					271,999
Accretion of discount on cumulative perpetual preferred warrants			(29,432)		29,432			—
Cash dividend declared on cumulative perpetual preferred stock (5%)				(557,375)				(557,375)
Distributions to noncontrolling interests							(176,297)	(176,297)

Balance - September 30, 2009	5,792,914	$28,964,570	$8,229,998	$11,603,364	$14,510,815	$(263,138)	$103,109	$63,148,718

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	9 Months Ended September 30,
	2009	2008
Operating activities:
Net income attributable to Monarch Financial Holdings, Inc.	$3,632,645	$2,667,561
Adjustments to reconcile to net cash from operating activities:
Provision for loan losses	4,084,936	1,244,613
Depreciation	742,335	712,147
Accretion of discounts and amortization of premiums, net	9,878	(23,784)
Deferral of loan costs, net of deferred fees	(33,185)	(176,497)
Amortization of intangible assets	133,929	133,929
Stock-based compensation	211,364	235,360
Net income attributable to noncontrolling interests	168,132	258,437
Appreciation of bank-owned life insurance	(192,872)	(180,361)
Income from rate lock commitments	934,796	478,635
Net gain on disposition of investment securities	—	(10,801)
Net gain on sale of assets	(302,269)	(24,443)
Net (gain) loss on sale of other real estate	(111,366)	1,586
Amortization of deferred gain	(122,589)	(122,589)
Changes in:
Loans held for sale	(16,862,980)	(17,602,473)
Interest receivable	(60,611)	195,102
Other assets	607,552	(3,421,894)
Other liabilities	2,016,285	118,794

Net cash from operating activities	(5,144,020)	(15,516,678)

Investing activities:
Purchases of available-for-sale securities	(1,512,250)	(12,461,254)
Proceeds from maturities and calls of held-to-maturity securities	—	21,600,000
Proceeds from sales and maturities of available-for-sale securities	1,631,191	4,020,050
Proceeds from sale of other real estate	1,267,456	968,531
Loan originations, net of principal repayments	(23,270,395)	(82,364,097)
Purchases of premises and equipment	(608,419)	(1,243,097)
(Purchase) sale of restricted equity securities, net of redemptions	(3,441,300)	1,090,950

Net cash from investing activities	(25,933,717)	(68,388,917)

Financing activities:
Net increase in noninterest-bearing deposits	5,495,015	7,300,369
Net increase in interest-bearing deposits	38,510,799	101,699,429
Cash dividends paid on preferred stock	(481,833)	—
Net increase (decrease) of FHLB advances and federal funds purchased	5,021,508	(27,040,945)
Distributions to noncontrolling interests	(176,297)	(206,390)
Proceeds from issuance of common stock, net of issuance costs	271,999	6,842,863

Net cash from financing activities	48,641,191	88,595,326

CHANGE IN CASH AND CASH EQUIVALENTS	17,563,454	4,689,731
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,596,342	9,464,550

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$26,159,796	$14,154,281

SUPPLEMENTAL SCHEDULES AND CASH FLOW INFORMATION
Cash paid for:
Interest on deposits and other borrowings	$7,792,214	$7,810,654
Income taxes	$3,250,000	$2,242,000
Loans transferred to foreclosed real estate during the year	$1,700,158	$1,339,193
Loans to facilitate sale of real estate	$1,777,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments consisting of normal recurring accruals necessary to present fairly Monarch Financial Holdings, Inc.’s financial position as of September 30, 2009; the consolidated statements of income for the three and nine months ended September 30, 2009 and 2008; the consolidated statements of changes in shareholders’ equity for the nine months ended September 30, 2009 and 2008; and the consolidated statements of cash flows for the nine months ended September 30, 2009 and 2008. These financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all of the disclosures and notes required by generally accepted accounting principles. The financial statements include the accounts of Monarch Financial Holdings, Inc. and its subsidiaries, and all significant intercompany accounts and transactions have been eliminated. Operating results for the three and nine month period ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ended December 31, 2009. Certain prior year amounts have been reclassified to conform to current year presentations.

Recent Issued Accounting Standards

In August 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-05, Fair Value Measurements and Disclosures (Topic 820) - Measuring Liabilities at Fair Value. This update provides clarification for circumstances in which a quoted price in an active market for the identical liability is not available. In such circumstances a reporting entity is required to measure fair value using one or more of the following techniques: (1) A valuation technique that uses: (a) the quoted price of the identical liability when traded as an asset; or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; or (2) another valuation technique that is consistent with the principles of Topic 820 such as an income approach or a market approach. The guidance in this update will be effective for the quarter beginning October 1, 2009 and is not expected to have a material impact on our financial condition or results of operations.

In June 2009, the FASB issued guidance that establishes the FASB Accounting Standards Codification (the “Codification” or “ASC”) as the source of authoritative U.S. generally accepted accounting principles (“U.S. GAAP”) recognized by the FASB for nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also included in the Codification as sources of authoritative U.S. GAAP for SEC registrants. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification supersedes all existing non-SEC accounting and reporting standards. Following this effective date, instead of issuing new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts, the FASB issues Accounting Standards Updates, which serves only to: (a) update the Codification; (b) provide background information about the guidance; and (c) provide the bases for conclusions on the change(s) in the Codification. We started following the guidelines in the Codification effective July 1, 2009.

In May 2009, the FASB issued guidance (ASC 855) that establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, it sets forth: a) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; b) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and c) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. We adopted the subsequent event guidance in the quarter ended June 30, 2009, which did not have a material impact on our financial condition or results of operations.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 9, 2009, FASB issued the following application guidance to enhance disclosures regarding fair value measurements and impairments of securities:

1. The first guidance relates to interim disclosures about fair value of financial instruments (ASC 825-10-50), which requires an entity to provide quantitative and qualitative disclosures about fair value of any financial instruments for interim reporting periods as well as in annual financial statements. Prior to issuing this guidance, fair values for these assets and liabilities were only disclosed annually. We adopted the interim fair value disclosure guidance in the quarter ended June 30, 2009, and the adoption did not have a material impact on our financial condition or results of operations. See Note 4 for further information.

2. The second guidance relates to recognition and presentation of other-than-temporary impairments (ASC 320-10-35), which is intended to bring greater consistency to the timing of impairment recognition, and provide greater clarity to investors about the credit and non-credit components of impaired debt securities that are not expected to be sold. Further, it replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired security until recovery with a requirement that management assert: (a) it does not have the intent to sell the security; and (b) it is more likely than not it will not have to sell the security before recovery of its cost basis. It also requires increased and more timely disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. We adopted ASC 320-10-35 for the quarter ended June 30, 2009, and the adoption did not have a material impact on our financial condition or results of operations. See Note 4 for further information.

3. The third guidance relates to determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly (ASC 820-10-35-15A). It reaffirms the objective of fair value measurement – to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. It also requires an entity to base its conclusion about whether a transaction was not orderly on the weight of the evidence. Adoption of this guidance did not have a material impact on our financial condition or results of operations.

In June 2008, the FASB issued guidance (ASC 260) addressing whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method (ASC 260-45-60). The guidance is effective for periods beginning after December 15, 2008, and did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standard (SFAS) 166, “Accounting for Transfers of Financial Assets- an amendment of FASB Statement No. 140,” to improve the relevance, faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This guidance is effective for periods beginning after November 15, 2009, and is not expected to have a material effect on our consolidated financial statements.

In April 2009, the FASB issued guidance (ASC 805) to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This guidance is effective for assets and liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We do not expect the implementation of this guidance to have a material impact on our consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2007, the FASB issued guidance (ASC 810) which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. This guidance also establishes expanded disclosure requirements that clearly identify and distinguish between the interest of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Effective for fiscal years beginning after December 15, 2008, this guidance has not had a material impact on our financial condition and results of operations.

In March 2008, the FASB issued guidance (ASC 815) which requires enhanced disclosures about derivative instruments and hedged items that are accounted for under (ASC 815) and related interpretations. This guidance was effective for periods beginning after November 15, 2008, with early adoption permitted. The expanded disclosure requirements for derivatives and hedged items and has not had a material impact on our consolidated financial position and results of operations.

NOTE 2. GENERAL

We are a Virginia-chartered bank holding company engaged in business and consumer banking, investment and insurance sales, and mortgage origination and brokerage. We were created on June 1, 2006 through a reorganization plan, under the laws of the Commonwealth of Virginia, in which Monarch Bank became our wholly-owned subsidiary. Monarch Bank was incorporated on May 1, 1998, and opened for business on April 14, 1999. Our corporate office and main office are located in the Greenbrier area of Chesapeake. In addition we have seven other Virginia banking offices – in the Great Bridge area in Chesapeake, the Lynnhaven area in Virginia Beach, the Town Center area in Virginia Beach, the Oceanfront area in Virginia Beach, the Kempsville area in Virginia Beach, the Ghent area in Norfolk, and in downtown Norfolk. Our North Carolina banking division operates as OBX Bank through one office in Kitty Hawk.

In August 2001, we formed Monarch Investment, LLC, to enable us to offer additional services to our clients. We own 100% of Monarch Investment, LLC. As Monarch Investment, LLC, we invested in the formation of Bankers Investment Group, LLC, the parent company of BI Investments, LLC, a registered brokerage firm and investment advisor. On April 30, 2008, Bankers Investment Group, LLC, and BI Investments, LLC, were merged into Infinex Financial Group (Infinex), a broker-dealer headquartered in Meriden, Connecticut, with Monarch Investment, LLC, now holding a 5.62% ownership interest in Infinex. In June of 2008, investment clients began using Infinex as their broker-dealer. Infinex sells non-deposit investment products in over 200 community banks throughout the country.

In January 2003, Monarch Investment, LLC, purchased a noncontrolling interest in Bankers Insurance, LLC, in a joint venture with the Virginia Bankers Association and many other community banks. Bankers Insurance, LLC, is a full service property/casualty and life/health agency that ranks as one of the largest agencies in Virginia. Bankers Insurance, LLC, provides insurance to our customers and to the general public.

In February 2004, we formed Monarch Capital, LLC, for the purpose of engaging in the commercial real estate brokerage business. We own a 100% interest in Monarch Capital, LLC.

In September 2006, Monarch Investment, LLC, formed a subsidiary titled Virginia Asset Group, LLC (VAG). VAG was owned 51% by Monarch Investment, LLC, and 49% by a minority shareholder. In August 2009, Monarch Investment, LLC, sold its 51% ownership in VAG to the minority shareholder and began providing non-deposit investment services under the name of Monarch Investments.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In May 2007, we expanded banking operations into northeastern North Carolina with the opening of a full service banking office in the town of Kitty Hawk, under the name of OBX Bank (OBX). OBX, which operates as our division, is led by a local management team and a local advisory board of directors.

In June 2007, we announced the expansion of our mortgage operations through the acquisition of a team of experienced mortgage bankers, and our mortgage division changed its name from Monarch Home Funding to Monarch Mortgage (MM). MM originates and sells conventional, FHA, VA and VHDA residential loans and offers additional mortgage products such as construction-permanent loans for Monarch Bank’s loan portfolio. Their primary office is in Virginia Beach with additional offices in Chesapeake, Norfolk, Suffolk and Fredericksburg, Virginia, Rockville, Waldorf, Crofton, Bowie, Gaithersburg and Greenbelt, Maryland and Kitty Hawk, Wilmington and Charlotte, North Carolina, and Greenwood, South Carolina.

In July 2007, Monarch Investment, LLC, purchased a 51% ownership in Coastal Home Mortgage, LLC, from another bank. This joint venture provides residential loan services through Monarch Mortgage. The 49% ownership is shared by four individuals involved in commercial and residential construction in the Hampton Roads area.

In October 2007, Monarch Investment, LLC, formed a title insurance company, Real Estate Security Agency, LLC (RESA) along with TitleVentures, LLC. Monarch Investment, LLC, owns 75% of RESA and TitleVentures, LLC, owns 25%. RESA offers residential and commercial title insurance to the clients of Monarch Mortgage and Monarch Bank.

In March 2008, Monarch Investment, LLC, formed Home Mortgage Solutions, Inc., in the Richmond area of Virginia. Monarch Investment, LLC, owns 51% with BPRP Funding, LLC, a builder/developer, owning 49%. The primary goal of Home Mortgage Solutions, Inc. is to provide mortgages to the clients of BPRP Funding, LLC.

NOTE 3. EARNINGS PER SHARE (“EPS”)

Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	3 months ended September 30,		9 months ended September 30,
	2009	2008	2009	2008
Net income (numerator, basic and diluted)	$1,152,782	$772,333	$3,632,645	$2,667,561
Less: cumulative perpetual preferred dividend and accretion	(197,766)	—	(586,807)	—

Net income (numerator, basic and diluted)	955,016	772,333	3,045,838	2,667,561
Weighted average shares outstanding (denominator)	5,671,083	5,561,773	5,650,780	5,088,633

Income per common share - basic	$0.17	$0.14	$0.54	$0.52

Weighted average shares - diluted (denominator)	5,741,274	5,690,731	5,704,082	5,250,089

Income per common share - diluted	$0.17	$0.14	$0.53	$0.51

Dilutive effect- average number of shares	70,191	128,958	53,302	161,456

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 4. FAIR VALUE ACCOUNTING

Fair Value Hierarchy and Fair Value Measurement

We group our assets and liabilities that are recorded at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 – Valuations based on quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-based valuations for which all significant assumptions are observable or can be corroborated by observable market data.

•

Level 3 – Valuations based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Valuations are determined using pricing models and discounted cash flow models and include management judgment and estimation which may be significant.

The methods we use to determine fair value on an instrument specific basis are detailed in the section titled “Valuation Methods” below.

The following table presents our assets and liabilities related to continuing operations, which are measured at fair value on a recurring basis for each of the fair value hierarchy levels, as of September 30, 2009 and December 31, 2008:

	Fair Value Measurements at Reporting Date Using
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets at September 30, 2009
Investment securities - available for sale	$5,762,087	$—	$5,762,087	$—
Rate lock commitments, net	934,796	—	—	934,796

Total Assets	$6,696,883	$—	$5,762,087	$934,796

Derivative financial liability	$319,473		$319,473

Assets at December 31, 2008
Investment securities - available for sale	$5,846,917	$—	$5,846,917	$—
Rate lock commitments, net	645,484	—	—	645,484

Total Assets	$6,492,401	$—	$5,846,917	$645,484

Derivative financial instruments are recorded at fair value, which is based on the income approach using observable Level 2 marker inputs, reflecting market expectations of future interest rates as of the measurement date. Standard valuation techniques are used to calculate the present value of the future expected cash flows assuming an orderly transaction. Valuation adjustments may be made to reflect both our credit risk and the counterparties’ credit quality in determining the fair value of the derivative. Level 2 inputs for the valuations are

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

limited to observable market prices for London Interbank Offered Rate (LIBOR) observable market prices for LIBOR swap rates, and three month LIBOR basis spreads at commonly quoted intervals. Our derivative financial liability consists of an interest rate swap that qualifies as a cash flow hedge which had an unrealized loss of $319,473 at September 30, 2009 and $0 at December 30, 2008.

The changes in rate lock commitments (Level 3 assets) measured at fair value on a recurring basis are summarized below as:

	2009	2008
Balance, January 1	$645,484	$132,138
Issuances and settlements, net	(645,484)	(132,138)
Income (loss)	934,796	478,635

Balance, September 30	$934,796	$478,635

Balance, July 1	$864,664	$392,474
Issuances and settlements, net	(864,664)	(392,474)
Income (loss)	934,796	478,635

Balance, September 30	$934,796	$478,635

The following table provides quantitative disclosures about the fair value measurements of our assets related to continuing operations which are measured at fair value on a nonrecurring basis as of September 30, 2009 and 2008:

	Fair Value Measurements at Reporting Date Using
Description	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At September 30, 2009
Real estate owned	$1,077,000	$—	$—	$1,077,000
Loans held for sale	71,232,195	—	71,232,195	—
At December 31, 2008
Real estate owned	$532,932	$—	$—	$532,932
Loans held for sale	54,369,215	—	54,369,215	—

For the three and nine months ended September 30, 2009, the gain of real estate owned totaled $94,911 and $111,366, respectively. For the three months ended September 30, 2008, the loss on real estate owned totaled $33,964 and for the nine months ended September 30, 2008, the loss on real estate owned was $1,586. These amounts are recorded within other noninterest income for the periods indicated.

At the time a loan secured by real estate becomes real estate owned we record the property at the lower of its carrying amount or fair value. Upon foreclosure and through liquidation, we evaluate the property’s fair value as compared to its carrying amount and record a valuation adjustment when the carrying amount exceeds fair value. Any valuation adjustments at the time a loan becomes real estate owned is charged to the allowance for loan losses. Any subsequent valuation adjustments are applied to earnings in our consolidated statements of income. We recorded a loss in the three and nine months ended September 30, 2009, of $24,750 due to valuation adjustments on real estate owned in our consolidated statements of income. We recorded a loss in the three and nine months ended September 30, 2008 of $64,941 and 73,419, respectively, due to valuation adjustments.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Option for Financial Assets and Financial Liabilities

Under GAAP, we may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made.

Additionally, the transition provisions permit a one-time election for existing positions at the adoption date with a cumulative-effect adjustment included in opening retained earnings and future changes in fair value reported in earnings.

At September 30, 2009, we have not elected to implement fair value accounting for any balance sheet items not already requiring such accounting.

Fair Value of Financial Instruments

The following table presents the carrying amounts and fair value of our financial instruments at September 30, 2009 and December 31, 2008. GAAP defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than through a forced or liquidation sale for purposes of this disclosure. The carrying amounts in the table are included in the balance sheet under the indicated captions.

	September 30, 2009		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and cash equivalents	$26,159,796	$26,159,796	$8,596,342	$8,596,342
Investment securities	6,262,087	6,264,172	6,346,917	6,365,177
Mortgage loans held for sale	71,232,195	71,232,195	54,369,215	54,369,215
Loans (net)	512,783,696	532,727,893	496,666,083	520,023,836
Accrued interest receivable	1,663,273	1,663,273	1,602,662	1,602,662
Restricted equity securities	7,016,750	7,016,750	3,575,450	3,575,450

Financial Liabilities
Deposit liabilities	$540,091,609	$538,563,961	$496,085,795	$496,213,772
Total borrowings	43,081,780	42,866,489	38,060,272	37,249,427
Accrued interest payable	225,683	225,683	202,035	202,035

The following notes summarize the significant assumptions used in estimating the fair value of financial instruments:

Short-term financial instruments are valued at their carrying amounts included in the Bank’s balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents and overnight borrowings.

Loans are valued on the basis of estimated future receipts of principal and interest, which are discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

Restricted equity securities are estimated based on the basis of financial and other information.

The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

The fair value of short- term borrowings is based on discounting expected cash flows at the interest rate of debt with the same or similar remaining maturities and collateral requirements.

The carrying amounts of accrued interest approximate fair value.

It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost-effective reliable measurement methods for these instruments.

NOTE 5. COMPREHENSIVE INCOME

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The only component of other comprehensive income consists of unrealized gains and losses on available-for-sale securities. The following is a detail of comprehensive income for the three and nine months ended September 30, 2009 and 2008:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Net Income	$1,175,314	$865,406	$3,800,777	$2,925,998
Change in unrealized gains (losses) on securities available-for-sale, net of tax expense	20,071	(29,598)	29,033	(29,835)

Total comprehensive income	1,195,385	835,808	3,829,810	2,896,163
Less: Comprehensive income attributable to noncontrolling interests	(22,532)	(93,073)	(168,132)	(258,437)

Comprehensive income attributable to Monarch Financial Holdings, Inc.	$1,172,853	$742,735	$3,661,678	$2,637,726

Unrealized holding (losses) gains during the period	$30,411	$(44,845)	$43,989	$(45,205)

Total other comprehensive (loss) gain before income tax expense	30,411	(44,845)	43,989	(45,205)
Income tax benefit (expense)	(10,340)	15,247	(14,956)	15,370

Net unrealized (losses) gains	$20,071	$(29,598)	$29,033	$(29,835)

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 6. STOCK-BASED COMPENSATION

As of September 30, 2009, we have a stock-based compensation plan. Prior to January 1, 2006, we accounted for our plan using the recognition and measurement principles under previously existing standards which did not call for stock-based employee compensation cost to be reflected in net income because the options granted under the plan had an exercise price equal to the fair value of the underlying common stock on the date of the grant. On January 1, 2006, we adopted ASC 718, (formerly Statement No. 123R “Share-Based Payment”) that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. This accounting treatment eliminates the ability to account for share-based compensation transactions using the intrinsic method and requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income.

In May 2006, our shareholders ratified the adoption of a new stock-based compensation plan to succeed the Monarch Bank 1999 Incentive Stock Option Plan. The new Monarch Bank 2006 Equity Incentive Plan authorizes the compensation committee to grant options, stock appreciation rights, stock awards, performance stock awards, and stock units to designated directors, officers, key employees, consultants and advisors to the Company and its subsidiaries. The Plan authorizes us to issue up to 630,000 split-adjusted shares of our Common Stock plus the number of shares of our Common Stock outstanding under the 1999 Plan. The Plan also provides that no award may be granted more than 10 years after the May 2006 ratification date.

Since May 2006, we have issued stock awards under the new Plan at a price equal to the stock price on the issue date with vesting periods of up to five years from issue. Total compensation costs are recognized annually on a pro-rata basis over the service period to vesting.

NOTE 7. SEGMENT REPORTING

Reportable segments include community banking and mortgage banking services. Community banking involves making loans to and generating deposits from individuals and businesses in the markets where we have offices. Mortgage banking originates residential loans and subsequently sells them to investors. Our mortgage banking segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies. The segment’s most significant revenue and expense is non-interest income and non-interest expense, respectively. We do not have other reportable operating segments. (The accounting policies of the segment are the same as those described in the summary of significant accounting policies.) The assets and liabilities and operating results of our other wholly owned subsidiary, Monarch Capital, LLC, is included in the mortgage banking segment. Monarch Capital, LLC, provides commercial mortgage brokerage services.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Segment information for the three and nine months ended September 30, 2009 and 2008 is shown in the following table.

Selected Financial Information

	Commercial and Other Banking	Mortgage Banking Operations	Intersegment Eliminations	Total
Three Months Ended September 30, 2009
Net interest income after provision for loan losses	$3,888,451	$100,840	$—	$3,989,291
Noninterest income	1,334,627	8,036,855	(608,126)	8,763,356
Noninterest expenses	(3,439,112)	(7,787,846)	269,495	(10,957,463)

Net income before income taxes and noncontrolling interest	$1,783,966	$349,849	$(338,631)	$1,795,184

Three Months Ended September 30, 2008
Net interest income after provision for loan losses	$3,912,676	$(270,093)	$236,018	$3,878,601
Noninterest income	747,967	4,517,197	(451,734)	4,813,430
Noninterest expenses	(3,475,483)	(3,776,200)	(162,242)	(7,413,925)

Net income before income taxes and noncontrolling interest	$1,185,160	$470,904	$(377,958)	$1,278,106

Nine Months Ended September 30, 2009
Net interest income after provision for loan losses	$11,640,747	$100,840	$—	$11,741,587
Noninterest income	4,661,175	24,081,642	(2,216,525)	26,526,292
Noninterest expenses	(10,736,718)	(22,406,226)	509,612	(32,633,332)

Net income before income taxes and noncontrolling interest	$5,565,204	$1,776,256	$(1,706,913)	$5,634,547

Nine Months Ended September 30, 2008
Net interest income after provision for loan losses	$11,291,869	$(810,374)	$579,970	$11,061,465
Noninterest income	3,032,007	13,636,821	(2,017,850)	14,650,978
Noninterest expenses	(10,175,743)	(11,176,460)	(106,742)	(21,458,945)

Net income before income taxes and noncontrolling interest	$4,148,133	$1,649,987	$(1,544,622)	$4,253,498

Segment Assets
September 30, 2009	$653,545,436	$97,697,312	$(99,468,285)	$651,774,463
September 30, 2008	$595,365,222	$40,186,681	$(40,717,126)	$594,834,777

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 8. GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets with indefinite lives are recorded at cost and are reviewed at least annually for impairment based on evidence of certain impairment indicators. Intangible assets with identifiable lives are amortized over their estimated useful lives. The intangible assets have a weighted-average useful life of seven years.

Information concerning goodwill and intangible assets is presented in the following table:

	September 30, 2009	December 31, 2008
Amortizable intangible assets	$1,250,000	$1,250,000
Accumulated amortization - intangible assets	(386,902)	(252,973)

Amortizable intangible assets, net	$863,098	$997,027

Goodwill	$775,000	$775,000

Amortization expense for intangible assets totaled $44,643 and $133,929 for each of the three and nine month periods, respectively, ending September 30, 2009 and 2008.

Estimated Amortization Expense:
For the remaining months of the year ended 12/31/09	44,643
For the year ended 12/31/10	178,572
For the year ended 12/31/11	178,572
For the year ended 12/31/12	178,572
For the year ended 12/31/13	178,572
Thereafter	104,167

$863,098

NOTE 9. PUBLIC OFFERING OF PREFERRED STOCK

On October 14, 2009, we filed a preliminary Form S-1 Registration Statement with the Securities and Exchange Commission to register 650,000 shares of Series B Noncumulative Convertible Perpetual Preferred Stock at $25.00 per share with a dividend rate to be determined. Estimated proceeds and costs are as follows:

	Per Share	Total
Price to public	$25.00	$16,250,000
Underwriting discount (1)	$1.50	$943,750
Proceeds, before expenses, to us (1)	$23.50	$15,306,250

(1)	Scott & Stringfellow has agreed that the underwriting discount will be $0.875 per share for shares purchased by our directors, executive officers and others. The total underwriting discount and commissions and total proceeds assume the purchase up to 50,000 shares by such persons.

NOTE 10. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

We entered into an interest rate swap agreement with PNC Bank (PNC) of Pittsburgh, PA on July 29, 2009, for our $10 million Trust preferred borrowing, which carries a floating interest rate of 90 day London Interbank Offered Rate (LIBOR) plus 160 basis points. The terms of this hedge allows us to mitigate our exposure to

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

interest-rate fluctuations by swapping our floating rate obligation for a fixed rate obligation. The notional amount of the swap agreement is $10 million, and has an expiration date of September 30, 2014. Under the terms of our agreement, at the end of each quarter we will swap our floating rate for a fixed rate of 3.26%. Including the additional 160 basis points, the effective fixed rate of interest cost will be 4.86% on our $10 million Trust Preferred borrowing for five years.

The fixed-rate payment feature of this swap is structured to mirror the provisions of the hedged borrowing agreement. This swap qualifies as a cash flow hedge and the underlying liability is carried at fair value in other liabilities, with the changes in fair value of the instrument included in Stockholders’ Equity in accumulated other comprehensive income.

Our credit exposure, if any, on the interest rate swap is limited to the net favorable value (net of any collateral pledged) and interest payments of the swap by the counterparty. Conversely, when an interest rate swap is in a liability position we are required to post collateral to PNC which is evaluated monthly and adjusted based on the fair value of the hedge on the last day of the month. The fair value of this swap instrument was a liability of $319 thousand at September 30, 2009 for which our collateral requirement on September 30, 2009, was $350 thousand.

NOTE 11. SUBSEQUENT EVENTS

Management has considered events through November 13, 2009 in preparing the September 30, 2009 consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Monarch Financial Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Monarch Financial Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. Monarch Financial Holdings, Inc. and Subsidiaries’ management is responsible for these financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monarch Financial Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Goodman & Company, LLP

Norfolk, Virginia

March 18, 2009

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS:
Cash and due from banks	$8,418,341	$8,409,011
Interest bearing bank balances	111,634	992,539
Federal funds sold	66,367	63,000

Total cash and cash equivalents	8,596,342	9,464,550
Investment securities held-to-maturity, at cost	500,000	22,084,559
Investment securities available-for-sale, at fair value	5,846,917	8,873,740
Loans held for sale	54,369,215	18,792,568
Loans, net of unearned income	504,712,083	419,153,283
Less: allowance for loan losses	(8,046,000)	(3,976,000)

Loans, net	496,666,083	415,177,283
Property and equipment, net	8,386,430	9,719,217
Restricted equity securities	3,575,450	4,847,600
Bank owned life insurance	6,787,699	6,543,665
Goodwill	775,000	775,000
Intangible assets	997,027	1,175,599
Other assets	10,698,239	5,709,990

Total assets	$597,198,402	$503,163,771

LIABILITIES:
Deposits:
Noninterest-bearing	$78,894,120	$66,078,161
Interest-bearing	417,191,675	323,626,118

Total deposits	496,085,795	389,704,279
Borrowings:
Trust preferred subordinated debt	10,000,000	10,000,000
Federal funds purchased	385,000	—
Federal Home Loan Bank advances	27,675,272	63,531,200

Total borrowings	38,060,272	73,531,200
Other liabilities	3,163,645	3,322,094

Total liabilities	537,309,712	466,557,573

Minority interest in subsidiaries	111,274	57,702

STOCKHOLDERS’ EQUITY:
Preferred stock, $5 par value, 1,985,300 shares authorized, none issued	—	—
Cumulative perpetual preferred stock, series A, $1,000 par value, 14,700 shares issued and outstanding	14,481,383	—
Common stock, $5 par value, 20,000,000 shares authorized, issued and outstanding 5,735,007 and 4,827,505 shares, respectively	28,675,035	24,137,525
Additional paid-in capital	8,065,602	5,008,121
Retained earnings	8,528,094	7,419,711
Accumulated other comprehensive income (loss)	27,302	(16,861)

Total stockholders’ equity	59,777,416	36,548,496

Total liabilities and stockholders’ equity	$597,198,402	$503,163,771

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2008	2007	2006
Interest income:
Interest and fees on loans	$28,495,620	$29,871,135	$23,651,179
Interest on investment securities	483,547	571,318	778,669
Interest on federal funds sold	23,818	27,747	209,189
Dividends on equity securities	189,686	184,879	118,331
Interest on other bank accounts	65,533	97,435	353,079

Total interest income	29,258,204	30,752,514	25,110,447

Interest expense:
Interest on deposits	12,673,382	12,336,289	9,931,661
Interest on trust preferred subordinated debt	520,326	698,331	351,231
Interest on borrowings	1,522,275	1,452,005	577,794

Total interest expense	14,715,983	14,486,625	10,860,686

Net interest income	14,542,221	16,265,889	14,249,761
Provision for loan losses	5,014,076	976,478	559,344

Net interest income after provision for loan losses	9,528,145	15,289,411	13,690,417

Non-interest income:
Mortgage banking income	18,080,469	5,151,974	2,060,700
Investment and insurance commissions	1,277,608	1,130,594	204,386
Service charges and fees	1,370,229	1,159,253	924,449
Security losses, net	(56,428)	—	(29,139)
Gain on sale of assets	16,192	586,234	—
Other	725,243	351,004	425,362

Total noninterest income	21,413,313	8,379,059	3,585,758

Non-interest expenses:
Salaries and employee benefits	19,008,912	12,483,022	7,018,828
Occupancy expenses	2,119,648	1,386,630	1,016,671
Furniture and equipment expenses	1,281,804	802,203	533,215
Data processing services	669,135	628,839	562,684
Loan origination expenses	1,922,651	725,655	443,635
Virginia Franchise Tax	316,104	268,495	322,041
Advertising and marketing expenses	350,163	297,877	323,212
Other	3,354,428	2,219,684	1,649,306

Total noninterest expenses	29,022,845	18,812,405	11,869,592

Income before income taxes and minority interests	1,918,613	4,856,065	5,406,583
Minority interest in subsidiary’s net (income) loss	(281,230)	(164,582)	5,581

Net income before income taxes	1,637,383	4,691,483	5,412,164
Income tax expense	(504,500)	(1,533,309)	(1,785,706)

Net income	$1,132,883	$3,158,174	$3,626,458

Basic net income per share	$0.21	$0.66	$0.76
Diluted net income per share	$0.21	$0.63	$0.72

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Series A Perpetual Preferred Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance – December 31, 2005	4,723,748	$23,618,740	$5,738,197	$—	$635,079	$(195,793)	$29,796,223
Net income for year ended December 31, 2006					3,626,458		3,626,458
Unrealized gain on securities available-for-sale, net of reclassification adjustment and income taxes						85,964	85,964

Total comprehensive income							3,712,422

Stock-based compensation expense	27,600	138,000	(138,000)				—
Stock options exercised, including tax benefit from exercise of options	94,569	472,845	27,021				499,866

Balance – December 31, 2006	4,845,917	24,229,585	5,627,218	—	4,261,537	(109,829)	34,008,511
Net income for year ended December 31, 2007					3,158,174		3,158,174
Unrealized gain on securities available-for-sale, net of reclassification adjustment and income taxes						92,968	92,968

Total comprehensive income							3,251,142

Stock-based compensation expense	29,600	148,000	57,466				205,466
Stock options exercised, including tax benefit from exercise of options	76,593	382,965	286,810				669,775
Stock repurchases	(124,605)	(623,025)	(963,373)				(1,586,398)

Balance – December 31, 2007	4,827,505	24,137,525	5,008,121	—	7,419,711	(16,861)	36,548,496
Net income for year ended December 31, 2008					1,132,883		1,132,883
Unrealized gain on securities available-for-sale, net of reclassification adjustment and income taxes						44,163	44,163

Total comprehensive income							1,177,046

Stock-based compensation expense	74,840	374,200	(47,361)				326,839
Stock options exercised, including tax benefit from exercise of options	58,552	292,760	(102)				292,658
Private capital offering, net of issuance costs	774,110	3,870,550	2,886,327				6,756,877
Issuance of series A cumulative perpetual preferred stock			218,617	14,481,383			14,700,000
Cash dividend declared on cumulative perpetual preferred stock (5%)					(24,500)		(24,500)

Balance – December 31, 2008	5,735,007	$28,675,035	$8,065,602	$14,481,383	$8,528,094	$27,302	$59,777,416

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
Operating activities:
Net income	$1,132,883	$3,158,174	$3,626,458
Adjustments to reconcile to net cash from operating activities:
Provision for loan losses	5,014,076	976,478	559,344
Provision for depreciation	968,564	727,969	598,111
Accretion of discounts and amortization of premiums, net	(54,820)	(43,253)	(51,317)
Deferral of loan costs, net of deferred fees	(267,826)	(54,173)	122,164
Amortization of intangible assets	178,572	74,401	—
Stock-based compensation	326,839	205,466	—
Net loss on disposition of investment securities	56,428	—	29,139
Net (gain) loss on disposition of property and equipment	(16,192)	(586,234)	4,240
Net loss on sale of other real estate	31,244	—	—
Amortization of deferred gain	(163,452)	—	—
Changes in:
Loans held for sale	(35,576,647)	(18,186,168)	3,647,142
Interest receivable	377,688	(333,371)	(439,981)
Other assets	(3,283,603)	(2,316,171)	(297,325)
Other liabilities	34,075	1,259,848	193,783

Net cash from operating activities	(31,242,171)	(15,117,034)	7,991,758

Investing activities:
Purchases of held-to-maturity securities	—	(64,941,977)	(111,381,274)
Purchases of available-for-sale securities	(13,961,254)	(1,992,032)	(2,215,247)
Proceeds from maturities and calls of held-to-maturity securities	21,600,000	81,500,000	95,000,000
Proceeds from sales and maturities of available-for-sale securities	17,039,500	4,691,260	5,119,103
Loan originations, net of principal repayments	(88,090,619)	(98,071,562)	(58,128,114)
Proceeds from sale of premises and equipment	24,442	2,405,250	—
Purchases of premises and equipment	(1,344,900)	(4,764,180)	(3,912,032)
Purchase of intangible assets	—	(2,025,000)	—
Proceeds from sale of other real estate	1,174,521	—	—
Purchases of restricted equity securities, net of redemptions	1,272,150	(1,097,000)	(1,422,850)

Net cash from investing activities	(62,286,160)	(84,295,241)	(76,940,414)

Financing activities:
Net increase in noninterest-bearing deposits	12,815,959	3,392,835	7,182,781
Net increase in interest-bearing deposits	93,565,557	72,197,969	33,857,590
Net increase (decrease) in federal funds purchased	385,000	—	(1,000)
Net proceeds from issuance of trust preferred subordinated debt	—	—	10,000,000
Net proceeds (repayments) of FHLB advances	(35,855,928)	15,456,083	21,100,092
Proceeds from issuance of perpetual preferred stock	14,700,000	—	—
Proceeds from issuance of common stock	7,049,535	449,994	499,861
Repurchase of common stock	—	(1,586,398)	—

Net cash from financing activities	92,660,123	89,910,483	72,639,324

CHANGE IN CASH AND CASH EQUIVALENTS	(868,208)	(9,501,792)	3,690,668
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	9,464,550	18,966,342	15,275,674

CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,596,342	$9,464,550	$18,966,342

SUPPLEMENTAL SCHEDULES AND CASH FLOW INFORMATION
Cash paid for:
Interest on deposits and other borrowings	$14,933,699	$14,396,083	$10,694,754
Income taxes	$2,742,000	$1,668,607	$2,671,746
Loans transferred to foreclosed real estate during the year	$1,855,570	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations: Monarch Financial Holdings, Inc. (the “Company”) is a Virginia chartered Bank Holding Company that offers a full range of banking services, primarily to individuals and businesses in the Hampton Roads area of Virginia and northeastern North Carolina. On June 1, 2006, the Company was created through a reorganization plan, under the laws of the Commonwealth of Virginia, in which Monarch Bank (the “Bank”) became a wholly-owned subsidiary of Monarch Financial Holdings, Inc. Monarch Bank was incorporated on May 1, 1998, and commenced operations on April 14, 1999.

In addition to banking services, we originate mortgage loans in both the residential and commercial markets which are then sold on a broker basis. These services are offered under the name Monarch Mortgage and through the Bank’s 100% owned subsidiary, Monarch Capital, LLC. Investment and insurance services are provided through Virginia Asset Group, LLC, a 51% owned subsidiary formed in October 2006. Residential and commercial title insurance is offered to our clients through Real Estate Security Agency, LLC, a 75% owned subsidiary formed in October 2007.

Principles of Consolidation: Our consolidated financial statements include the accounts of the Company, the Bank and its subsidiaries, collectively referred to as the “Company”. All significant intercompany transactions have been eliminated.

Use of Estimates: Our financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and general practices within the banking industry requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Our actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents: We define cash and cash equivalents to include currency, balances due from banks (including non-interest bearing and interest bearing deposits) and federal funds sold. We are required to maintain certain reserve balances with the Federal Reserve Bank.

Investment Securities: Investments in debt securities classified as held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts using the interest method. Management has a positive intent and ability to hold these securities to maturity and, accordingly, adjustments are not made for temporary declines in their fair value below amortized cost. Investments not classified as held-to-maturity are classified as available-for-sale. Debt securities classified as available-for-sale are stated at fair value with unrealized holding gains and losses excluded from earnings and reported, net of deferred tax, as a component of other comprehensive income until realized.

Gains and losses on the sale of securities are determined using the specific identification method. Other-than-temporary declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost, if any, are included in earnings as realized losses.

Loans Held for Sale: Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through the valuation allowance by charges to income.

Loans: Loans are reported at their principal outstanding balance net of charge-offs, deferred loan fees and costs on originated loans, unearned income, and unamortized premiums or discounts, if any, on purchased loans. Interest income is generally recognized when income is earned using the interest method.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Loan Losses: A loan is considered impaired, based on current information and events, if it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

We evaluate the adequacy of the allowance for loan losses periodically in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Our evaluation of the adequacy of the allowance is based on a review of the our historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for losses on loans. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans: Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interests receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Other Real Estate Owned: Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the fair value less estimated selling costs at the date of foreclosure. Any write-downs based

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management and property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell.

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvement, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. For financial reporting purposes, assets are depreciated using the straight-line method over their estimated useful lives. For income tax purposes, the accelerated cost recovery system and the modified accelerated cost recovery system are used.

Restricted Equity Securities: As a requirement for membership, we invest in the stock of the Federal Home Loan Bank of Atlanta (“FHLB”), Community Bankers Bank (“CBB”), and the Federal Reserve Bank (“Federal Reserve”). These investments are carried at cost. Due to the redemption provisions of these entities, we estimated that fair value equals cost and that this investment was not impaired at December 31, 2008.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Credit Related Financial Instruments: In the ordinary course of business, we have entered into commitments to extend credit, including commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Mortgage Banking Income: We derive our mortgage banking income from discounted fees, or points, collected on loans originated, premiums received on the sale of mortgage loans and their related servicing rights to investors, and other fees. We recognize this income, including discount fees and points, when control over the related mortgage instrument is transferred to an investor bank. All of these components determine the gain on sale of the underlying mortgage loans to investors.

In addition, if material, we apply Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). This standard requires that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments.

We enter into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, if material, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.

Advertising: Advertising costs are expensed as incurred.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes: Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Segment Reporting: Public business enterprises are required to report information about operating segments in annual financial statements and selected information about operating segments in financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing their performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. We have two reporting segments, one for general banking service and one for the mortgage banking operations.

Net Income Per Share: Basic earnings per share (EPS) excludes dilution, and is computed by dividing income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Reclassifications: Certain reclassifications have been made to prior year’s information to conform to the current year’s presentation.

Comprehensive Income: Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The only component of other comprehensive income consists of unrealized gains and losses on available-for-sale securities as follows:

	2008	2007	2006
Unrealized holding gains arising during the period	$12,044	$140,861	$101,109
Plus reclassification adjustments for losses included in income	56,428	—	29,139

Total other comprehensive income before income tax expense	68,472	140,861	130,248
Income tax expense	(24,309)	(47,893)	(44,284)

Net unrealized gains	$44,163	$92,968	$85,964

Stock Compensation Plans: In May 2006, our shareholders ratified the adoption of a new stock-based compensation plan to succeed the Monarch Bank 1999 Incentive Stock Option Plan. The new 2006 Equity Incentive Plan authorizes the compensation committee to grant options, stock appreciation rights, stock awards, performance stock awards, and stock units to designated directors, officers, key employees, consultants and advisors to the Company and its subsidiaries. We are authorized through the Plan to issue up to 630,000 split-adjusted shares of our common stock plus the number of shares of our common stock outstanding under the 1999 Plan. The Plan also provides that no award may be granted more than 10 years after the May 2006 ratification date.

Prior to January 1, 2006, we accounted for the Monarch Bank 1999 Incentive Stock Option (the “99ISO”) plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related interpretations. Under the terms of that standard, no stock-based employee compensation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cost was reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. On January 1, 2006, we adopted FAS Statement No. 123R “Share-Based Payment,” (FAS 123R) that addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for either equity instruments of the company or liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R eliminates the ability to account for share-based compensation transactions using the intrinsic method and requires that such transactions be accounted for using a fair-value-based method and recognized as expense in the consolidated statement of income.

NOTE 2 – INVESTMENT SECURITIES

Securities available-for-sale consisted of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
U.S. government agency obligations	$4,535,428	$99,822	$(3,055)	$4,632,195
Mortgage-backed securities	770,122	9,925	(19,895)	760,152
Corporate debt securities	500,000	—	(45,430)	454,570

	$5,805,550	$109,747	$(68,380)	$5,846,917

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007
U.S. government agency obligations	$5,791,693	$39,882	$(12,500)	$5,819,075
Mortgage-backed securities	1,042,160	2,202	(10,401)	1,033,961
Corporate debt securities	2,066,991	—	(46,287)	2,020,704

	$8,900,844	$42,084	$(69,188)	$8,873,740

Securities held-to-maturity consisted of the following:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008
U.S. government agency obligations	$500,000	$18,260	$—	$518,260

	$500,000	$18,260	$—	$518,260

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2007
U.S. government agency obligations	$22,084,559	$16,463	$(12,142)	$22,088,880

	$22,084,559	$16,463	$(12,142)	$22,088,880

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The amortized cost and fair value of securities by contractual maturity date at December 31, 2008 are as follows:

Securities available-for-sale:

	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due from one to five years	5,182,682	5,236,064
Due from five to ten years	287,577	294,572
Due after ten years	335,291	316,281

Total	$5,805,550	$5,846,917

Securities held-to-maturity:

	Amortized Cost	Fair Value
Due in one year or less	$500,000	$518,260

Total	$500,000	$518,260

The following table shows our gross unrealized losses and fair value of investment securities by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008.

GROSS UNREALIZED LOSSES AND FAIR VALUE

AS OF DECEMBER 31, 2008

Securities Description	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government agency obligations	$496,945	$(3,055)	$—	$—	$496,945	$(3,055)
Mortgage backed securities	278,256	(4,347)	21,241	(15,548)	299,497	(19,895)
Corporate bonds	—	—	454,570	(45,430)	454,570	(45,430)

Total temporarily impaired securities	$775,201	$(7,402)	$475,811	$(60,978)	$1,251,012	$(68,380)

We have the ability and the intent to carry the investments noted with an unrealized loss to the final maturity of the instruments and consider these investments not to be other-than-temporarily impaired. Management intends to hold these investments until maturity due to the overall short maturity and duration of these investments, the positive credit ratings for each investment noted, and our need to continue to pledge investments for general operating purposes.

Securities with carrying values of $5,768,761 and $5,978,158 were pledged to secure treasury tax and loan, public deposits and borrowings from the Federal Home Loan Bank of Atlanta at December 31, 2008 and 2007, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Gross realized gains and losses on available-for-sale securities were:

	2008	2007	2006
Gross realized gains:
U.S. government agency obligations	$7,598	$—	$—
Mortgage-backed securities	—	—	91

Total gross realized gains	7,598	—	91

Gross realized losses:
Mortgage-backed securities	—	—	(29,230)
Corporate securities	(71,158)	—	—

Total gross realized losses	(71,158)	—	(29,230)

Net realized gains (losses)	$(63,560)	$—	$(29,139)

Gross realized gains and losses on securities held-to-maturity were:

	2008	2007	2006
Gross realized gains:
U.S. government agency obligations	7,132	—	—

Total gross realized gains	7,132	—	—

Gross realized losses:
U.S. government agency obligations	—	—	—

Total gross realized losses	—	—	—

Net realized gains (losses)	$7,132	$—	$—

Proceeds from maturities, sales and calls of investment securities were $38,639,500, $86,191,260 and $100,119,103 for 2008, 2007 and 2006, respectively.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3 – LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

	2008	2007
Commercial and commercial real estate	$196,962,245	$187,904,696
Real estate
Construction	127,002,485	72,918,677
Residential (1-4 family)	86,792,055	80,628,994
Home equity lines	85,597,587	65,352,372
Multifamily	4,587,437	8,766,106

Real estate subtotal	303,979,564	227,666,149

Loans to individuals:
Consumer and installment loans	3,464,752	3,554,809
Overdraft protection loans	73,513	63,446

Loans to individuals subtotal	3,538,265	3,618,255

Total gross loans	504,480,074	419,189,100
Allowance for loan losses	(8,046,000)	(3,976,000)
Unamortized loan costs, net of deferred fees	232,009	(35,817)

Total net loans	$496,666,083	$415,177,283

In May 2008, we evaluated the classification of our loan portfolio as reported on March 31, with regard to underlying collateral. Based on that evaluation, loans previously classified as commercial were reclassified to commercial – secured by real estate. At December 31, 2008, commercial real estate loans totaled $131,243,786 and commercial loans totaled $65,718,459.

Nonaccrual loans were $7,506,337 and loans which were past due 90 days or more and still accruing interest were $0 at December 31, 2008. At December 31, 2007, nonaccrual loans were $81,751 and loans which were past due 90 days or more and still accruing interest were $332,520.

Information on impaired loans:

	Years Ended December 31,
	2008	2007	2006
Impaired loans for which an allowance has been provided	$7,305,337	$64,106	$—
Impaired loans for which no allowance has been provided	201,000	17,645	99,930

Total impaired loans	$7,506,337	$81,751	$99,930

Allowance provided for impaired loans, included in the allowance for loans losses	$4,217,970	$48,000	$—
Average balance in impaired loans	$1,504,479	$21,578	$30,120
Interest income recognized for impaired loans	$359,518	$11,332	$7,030

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of the activity in the allowance for loan losses account is as follows:

	Years Ended December 31,
	2008	2007	2006
Balance, beginning of year	$3,976,000	$3,235,000	$2,685,000
Provisions charged to operations	5,014,076	976,478	559,344
Loans charged-off	(1,032,929)	(237,689)	(13,394)
Recoveries	88,853	2,211	4,050

Balance, end of year	$8,046,000	$3,976,000	$3,235,000

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2008	2007
Buildings	$3,391,303	$4,488,736
Land	2,861,517	2,861,517
Leasehold improvements	999,309	1,030,669
Equipment, furniture and fixtures	5,207,550	4,496,359

	12,459,679	12,877,281
Less accumulated depreciation	(4,073,249)	(3,158,064)

Property and equipment, net	$8,386,430	$9,719,217

Depreciation expense of $968,564, $727,969 and $598,111 was included in occupancy and equipment expense for 2008, 2007 and 2006, respectively.

We have twenty-one non-cancellable leases for premises. The lease terms are from one to eighteen years and have various renewal dates. Rental expense was $1,446,145, $826,527 and $524,897 in 2008, 2007 and 2006, respectively. Minimum lease payments for succeeding years pertaining to these non-cancellable operating leases are as follows:

2009	$1,535,557
2010	1,144,000
2011	851,651
2012	665,935
2013	175,002
Thereafter	51,627

$4,423,772

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 5 – ACQUISITION

On August 10, 2007, we acquired a Maryland mortgage office plus certain other mortgage related assets from Resource Bank, a Virginia Beach based bank owned by Fulton Financial of Lancaster, Pennsylvania. The assets and results of operation have been included in the consolidated financial statements since that date. The aggregate purchase price was $2.1 million including legal expenses of $53,000. The following table summarizes the estimated fair values of the assets acquired at the date of acquisition.

Equipment	$22,000
Intangible assets	1,250,000
Goodwill	775,000

$2,047,000

The intangible assets have a weighted-average useful life of seven years.

NOTE 6 – GOODWILL AND INTANGIBLE ASSETS

We adopted SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”), which was effective January 1, 2002. SFAS 142 prescribes the accounting treatment for acquired goodwill and intangible assets. The provisions of SFAS 142 discontinue the amortization of goodwill and intangible assets with indefinite lives but require at least an annual impairment review based on evidence of certain impairment indicators.

Information concerning intangible assets and goodwill attributable to the Maryland mortgage office acquired on August 10, 2007 is presented in the following table:

	December 31,		Acquisition Cost
	2008	2007
Amortizable intangible assets	$997,027	$1,175,599	$1,250,000
Goodwill	775,000	775,000	775,000
Amortization expense	178,572	74,401

Estimated Amortization Expense:
For the year ended 12/31/2009	$178,572
For the year ended 12/31/2010	178,572
For the year ended 12/31/2011	178,572
For the year ended 12/31/2012	178,572
For the year ended 12/31/2013	178,572
Thereafter	104,167

$997,027

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 7 – RESTRICTED EQUITY SECURITIES

Restricted equity securities are securities that do not have a readily determinable fair value and lack a market. Therefore, they are carried at cost. The following table represents balances as of December 31, 2008 and 2007, respectively:

	2008	2007
Federal Reserve Bank Stock	$1,381,650	$1,210,900
Federal Home Loan Bank Stock	2,150,100	3,593,000
Community Bankers Bank Stock	43,700	43,700

Total restricted equity securities	$3,575,450	$4,847,600

As a member bank our stock requirement with the Federal Reserve is based on our capital levels as reported on the most recent filing of our Consolidated Reports of Condition and Income and is subject to change when our capital levels increase or decrease. Our stock requirements with the Federal Home Loan Bank consists of two levels; membership stock based on total assets as of December 31st of each year and collateral stock based on our borrowing levels which is evaluated quarterly. The stock we hold with Community Bankers Bank is membership stock.

NOTE 8 – DEPOSITS

Interest-bearing deposits for the years ending December 31, 2008 and December 31, 2007, as well as the scheduled maturities of time deposits as of December 31, 2008 are as follows:

	2008	2007
NOW accounts	$15,363,332	$11,165,234
Money market accounts	129,287,002	137,025,471
Savings accounts	20,443,846	5,373,836
Certificates of deposit $100,000 and over	171,308,125	129,809,432
Other time deposits	80,789,370	40,252,145

Total interest-bearing deposits	$417,191,675	$323,626,118

Year Maturing
2009	$241,384,632
2010	4,977,643
2011	4,932,567
2012	764,638
2013	38,015
Thereafter	—

$252,097,495

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9 – BORROWINGS

We have federal funds arrangements with five financial institutions that provide approximately $31.0 million of unsecured short-term borrowing capacity. As of December 31, 2008, there was $385 thousand outstanding on these federal funds lines of credits. Information concerning federal funds purchased is summarized, as follows:

	2008	2007
Average balance during the year	$543,691	$233,022
Average interest rate during the year	2.89%	5.01%
Maximum month end balance during the year	$6,500,000	$10,000

We are a member of the Federal Home Loan Bank of Atlanta (“FHLB”) and as such, we may borrow funds based on criteria established by the FHLB. We are allowed under this line of credit to borrow up to 40% of assets, or approximately $238,879,000, if collateralized, as of December 31, 2008. We have pledged blanket liens on the 1-4 family residential loan portfolio, the home equity lines of credit/loans portfolio, and on qualifying commercial real estate loans. Investment securities with collateral fair values of $738,912 at December 31, 2008 and $1,005,357 at December 31, 2007 were also pledged to secure any advances. As of December 31, 2008, we could borrow approximately $91.7 million based upon collateral pledged. This line was reduced by $5.0 million, which has been pledged as collateral for public funds. Should we ever desire to increase the line of credit beyond the 40% limit, the FHLB would allow borrowings of up to 50% of total assets once the we met specific eligibility criteria.

As of December 31, 2008, we had four outstanding advances from the FHLB. Two were in the amount of $10.0 million each, the third was for $1,675,272 and the fourth advance was $6.0 million. The first advance matures on November 16, 2009 and bears interest at 4.04% as of December 31, 2008. The second advance matures November 15, 2010 and bears interest at 3.97% on December 31, 2008. The third advance matures September 28, 2015 and bears an interest rate of 4.96% on December 31, 2008. The interest rate is fixed for the term of the advance and this advance was utilized to match fund ten-year amortizing loans to clients. The fourth advance was for $6,000,000 with a maturity date of July 2, 2009 and a rate that changes daily. The rate on December 31, 2008 was 0.46%.

Other information concerning FHLB advances is summarized below:

	2008	2007
Average balance during the year	$43,012,649	$27,694,413
Average interest rate during the year	3.48%	5.20%
Maximum month end balance during the year	$82,925,237	$63,531,200

NOTE 10 – TRUST PREFERRED SUBORDINATED DEBT

Monarch Financial Holdings Trust is a wholly-owned special purpose finance subsidiary of the Parent, operating in the form of a grantor trust (the Trust). The Trust was created in June 2006 to issue capital securities and remit the proceeds to the Company. We are the sole owner of the common stock securities of the Trust. On July 5, 2006 the Trust issued 10,000 shares of preferred stock capital securities with a stated value of $1,000 per share, bearing a variable dividend rate, reset per quarter, equal to LIBOR plus 1.60%. The Trust securities have a mandatory redemption date of September 30, 2036, and are subject to varying call provisions at the option of the Company beginning September 30, 2011.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We unconditionally guarantee the stated value of the Trust preferred stock on a subordinated basis. Through an intercompany lending transaction, proceeds received by the Trust from the sale of securities were lent to the Company for general corporate purposes.

The Trust preferred stock is senior to our common stock in event of claims against Monarch, but is subordinated to all senior and subordinated debt securities. The shares of the Trust preferred stock are capital securities, which are distinct from the common stock or preferred stock of the Company, and the dividends thereon are tax-deductible. Dividends accrued for payment by the Trust are classified as interest expense on long-term debt in our consolidated statement of operations. The Trust preferred stock is shown as “Trust preferred subordinated debt” and classified as a liability in the consolidated balance sheets.

NOTE 11 – PRIVATE OFFERING OF COMMON STOCK

In June 2008, we issued and sold 774,110 shares of our common stock to the selling shareholders in two private placements. Shareholders were accredited investors and included certain qualifying insiders. These insiders were members of our board of directors and senior management whose purchases were made in accordance with Nasdaq Capital Market guidelines.

Date	Shares Placed	Per Share Price	Offering Proceeds
June 6, 2008	473,654	$9.25	$4,381,300	Accredited investors
June 6, 2008	69,801	$9.90	$691,030	Accredited investors / company insiders
June 30, 2008	230,655	$9.25	$2,133,559	Accredited investors

	774,110

	Gross proceeds		$7,205,888
	Less commissions		318,382
	Less other expenses		130,629

	Net proceeds		$6,756,877

These offerings were deemed to be exempt under Rule 506 of Regulations D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. All of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

The proceeds from the private placements were used for working capital and general corporate purposes.

NOTE 12 – CUMULATIVE PERPETUAL PREFERRED STOCK

In December 2008 we were approved for and received $14.7 million from the U.S. Treasury Department under the TARP Capital Purchase Program. Under this program we issued 14,700 shares of Series A, $1,000 par value, cumulative perpetual preferred stock. This stock will carry a 5% dividend for each of the first 5 years of the investment, and 9% thereafter, unless we elect to redeem the shares.

Additionally, the Treasury received warrants to purchase 264,706 shares of Monarch Financial Holdings, Inc. common stock with an exercise price of $8.33. The $218,617 value of the warrants is included in additional paid-in-capital.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 13 – INCOME TAXES

The principal components of income tax benefit (expense) for 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Current
Federal	$(1,900,014)	$(2,221,918)	$(2,011,621)
State	—	—	(24,710)

	(1,900,014)	(2,221,918)	(2,036,331)

Deferred
Federal	1,395,514	688,609	250,625
State	—	—	—

	1,395,514	688,609	250,625

Total
Federal	(504,500)	(1,533,309)	(1,760,996)
State	—	—	(24,710)

	$(504,500)	$(1,533,309)	$(1,785,706)

Differences between income tax expense calculated at the statutory rate and that shown in the statement of income for 2008, 2007 and 2006 are summarized, as follows:

	2008	2007	2006
Federal income tax expense at statutory rate	$(556,710)	$(1,595,104)	$(1,840,138)
Tax effect of:
BOLI cash surrender value increase	83,815	83,815	81,805
Other	(31,605)	(22,020)	(27,373)

Income tax expense	$(504,500)	$(1,533,309)	$(1,785,706)

We have the following deferred tax assets and liabilities at December 31, 2008 and 2007:

	December 31,
	2008	2007
Deferred tax assets:
Bad debts	$2,803,060	$1,256,736
Unrealized depreciation on securities	—	10,244
Premium amortization on securities	34,220	52,859
Deferred gain	222,294	277,868
Other	13,042	78

Total deferred tax assets	3,072,616	1,597,785

Deferred tax liabilities:
Fixed assets	(138,052)	(20,360)
Other	14,065	—

Total deferred tax liabilities	(123,987)	(20,360)

Net deferred tax assets	$2,948,629	$1,577,425

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, effective January 1, 2007. FIN 48 provides a comprehensive model for how we should recognize, measure, present, and disclose uncertain tax positions in our financial statements that we have taken or expect to take on our tax return. We do not have any unrecognized tax benefits as defined by FIN 48 and therefore there was no effect on our financial position or results of operations as a result of implementing FIN 48. If they were to arise, interest and penalties associated with unrecognized tax positions will be classified as additional income taxes in the statement of income.

We file income tax returns in the U.S. federal jurisdiction and the states of Virginia and North Carolina. With few possible exceptions, we are no longer subject to U.S. or state income tax examinations by tax authorities for the years prior to 2005.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

We have outstanding at any time a significant dollar amount of commitments to extend credit. To accommodate major customers, we also provide standby letters of credit and guarantees to third parties. Those arrangements are subject to strict credit control assessments. Guarantees and standby letters of credit specify limits to our obligations. The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2008 and 2007. Because many commitments and almost all standby letters of credit and guarantees expire without being funded, in whole or in part, the contract amounts are not estimates of future cash flows. The majority of commitments to extend credit have terms up to one year. Interest rates on fixed-rate commitments range from 5.8% to 21.0%. All of the guarantees written and the standby letters of credit at December 31, 2008 expire during 2009.

	2008		2007
	Variable Rate Commitments	Fixed Rate Commitments	Variable Rate Commitments	Fixed Rate Commitments
Commitments to grant loans	$38,372,874	$31,305,962	$65,696,979	$2,537,273
Unfunded commitments under lines of credit and similar arrangements	$175,808,883	$4,519,073	$172,698,437	$1,303,794
Standby letters of credit and guarantees written	$6,089,897	$—	$6,225,025	$—

Loan commitments, standby letters of credit and guarantees written have off-balance-sheet credit risk because only origination fees and accruals for probable losses, if any, are recognized in the statement of financial position, until the commitments are fulfilled or the standby letters of credit or guarantees expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that, in accordance with the requirements of FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, collateral or other security is of no value. Our policy is to require customers to provide collateral prior to the disbursement of approved loans. For retail loans, we usually retain a security interest in the property or products financed, which provides repossession rights in the event of default by the customer. For business loans and financial guarantees, collateral is usually in the form of inventory or marketable securities (held in trust) or property (notations on title).

Concentrations of credit risk (whether on or off balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of counterparties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

affected by changes in economic or other conditions. We do not have significant exposure to any individual customer or counterparty. A geographic concentration arises because we operate primarily in southeastern Virginia.

The credit risk amounts represent the maximum accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted and any collateral or security proved to be of no value. We have experienced little difficulty in accessing collateral when required. The amounts of credit risk shown, therefore, greatly exceed expected losses, which are included in the allowance for loan losses.

Various legal claims also arise from time to time in the normal course of business that, in the opinion of management, will have no material effect on our consolidated financial statements.

NOTE 15 – STOCK COMPENSATION AND BENEFIT PLANS

At December 31, 2005, we had fixed stock compensation plans for our officers, employees, and directors called the Monarch Bank 1999 Incentive Stock Option Plan (“99ISO”). All options have ten-year terms, and vest over periods determined on the issuance date. Pursuant to terms of the plan, the option exercise price equals or exceeds the market price of the stock as of the date the option is granted. We vested all options outstanding on December 31, 2005, and recognized an expense of $2,405 on December 31, 2005. This estimated expense will be adjusted over the remaining option terms to account for forfeitures. We will not issue any additional grants under this plan.

The following is a summary of our stock option activity, and related information. All shares and per share prices have been restated for stock splits and dividends in the years presented:

	2008			2007		2006
Options	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding – Beginning of year	440,730	$6.70		517,323	$6.58	620,495	$6.41
Granted	—	—		—	—	—	—
Exercised	(58,552)	4.33		(76,593)	5.88	(94,568)	5.28
Forfeited	—	—		—	—	(8,604)	8.67

Outstanding – End of year	382,178	$7.09	—	440,730	$6.70	517,323	$6.58

Options exercisable at year-end	382,178	$7.09	—	440,730	$6.70	517,323	$6.58

Weighted average fair value per option granted during year		$—			$—		$—

The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $208,156, $544,876, and $845,889, respectively. All options granted in relation to the 99ISO plan were fully vested at December 31, 2005.

Cash received for option exercise under share-based payment arrangements for 2008, 2007 and 2006 was $254,096, $208,156, and $449,994, respectively. No tax deductions from option exercise of the share-based payment arrangements were received in 2006. A tax benefit of $38,562 and $219,781 were recognized in 2008 and 2007.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other information pertaining to options outstanding at December 31, 2008 is as follows:

Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (Years)	Average Exercise Price
$4.21 to $9.42	382,178	3.8	$7.09

In May 2006, our shareholders approved the adoption of a new stock-based compensation plan to succeed the 99ISO. The new 2006 Equity Incentive Plan (“2006EIP”) authorizes the compensation committee to grant options, stock appreciation rights, stock awards, performance stock awards, and stock units to designated directors, officers, key employees, consultants and advisors to the Company and its subsidiaries. The Plan authorizes us to issue up to 630,000 split-adjusted shares of Company Common Stock plus the number of shares of Company Common Stock outstanding under the 1999 Plan. The Plan also provides that no award may be granted more than 10 years after the May 2006 ratification date.

On September 18, 2006, we issued its first stock awards under the new Plan at a price equal to the stock price on that date with vesting periods of up to three years from issue. Total compensation costs will be recognized over the vesting period.

A summary of the status of the our non-vested shares in relation to our restricted stock awards as of December 31, 2008, 2007 and 2006, and changes during the years ended December 31, 2008, 2007 and 2006, is presented below; the weighted average price is the weighted average fair value at the date of grant:

	2008		2007		2006
Restricted Share Awards	Shares	Weighted Average Price	Shares	Weighted Average Price	Shares	Weighted Average Price
Outstanding – Beginning of year	53,960	$13.01	27,600	$14.50	—	$—
Granted	79,080	8.92	30,680	10.34	27,600	14.50
Vested	(3,600)	9.50	(3,240)	14.50	—	—
Forfeited	(4,240)	11.61	(1,080)	14.50	—	—

Outstanding – End of year	125,200	$10.57	53,960	$13.01	27,600	$14.50

As of December 31, 2008 and 2007, there was $736,531 and $449,526, respectively, of total unrecognized cost related to the non-vested share-based compensation arrangements granted under the 2006 EIP. That cost is expected to be recognized over a weighted-average period of 3.1 years.

Other information pertaining to restricted stock at December 31, 2008 is as follows:

Range of Issuance Prices	Number Outstanding	Remaining Contractual Life (Years)
$5.00 to $10.00	80,640	5.0
$10.01 to $15.00	44,560	4.0

	125,200

We have a 401(k) defined contribution plan applicable to all eligible employees. Contributions to the plan are made at the employee’s election. Employees may contribute up to 15% of their salaries up to IRS limits. We began making contributions in April 2001. We matched 100% of the first 6.0% of employee contributions in 2008, 2007 and 2006. Our expense for 2008, 2007 and 2006 was $714,591, $436,524, and $263,436, respectively.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 16 – RELATED PARTY TRANSACTIONS

We have loan transactions with our executive officers and directors, and with companies in which our executive officers and directors have a financial interest. A summary of related party loan activity is as follows during 2008.

Balance, December 31, 2007	$15,056,027
Originations	7,947,615
Repayments	(6,161,137)

Balance, December 31, 2008	$16,842,505

Commitments to extend credit and letters of credit to related parties amounted to $6,160,000, $6,501,000 and $377,000 at December 31, 2008, 2007 and 2006, respectively.

NOTE 17 – REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components (such as interest rate risk), risk weighting, and other factors.

The Bank, as a Virginia banking corporation, may pay dividends only out of retained earnings. In addition, regulatory authorities may limit payment of dividends by any bank, when it is determined that such limitation is in the public interest and necessary to ensure financial soundness of the Bank. Regulatory agencies place certain restrictions on dividends paid and loans and loans or advances made by the Bank to the Company. The amount of dividends the Bank may pay to the Company, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. At December 31, 2008, the amount available was approximately $7.9 million. Loans and advances are limited to 10% of the Bank’s common stock and capital surplus. As of December 31, 2008, funds available for loans or advances by the Bank to the Company were approximately $3.7 million.

Quantitative measures established by regulation to ensure capital adequacy require that the Bank maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, the Bank meets all capital adequacy requirements to which it is subject.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2008 the Bank was categorized as “well capitalized”, the highest level of capital adequacy. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. The Bank’s actual capital amounts and ratios are also presented in the table as of December 31, 2008 and 2007.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action
	Amounts	Ratio	Amounts	Ratio	Amounts	Ratio
	(Dollars in Thousands)
As of December 31, 2008
Total Risk-Based Capital Ratio
Consolidated Company	$74,241	14.79%	$40,156	8.00%	N/A	N/A
Bank	$59,603	11.87%	40,156	8.00%	50,213	10.00%
(Total Risk-Based Capital to Risk-Weighted Assets)

Tier 1 Risk-Based Capital Ratio
Consolidated Company	$67,941	13.53%	$20,085	4.00%	N/A	N/A
Bank	$53,303	10.62%	20,085	4.00%	30,115	6.00%
(Tier 1 Capital to Risk-Weighted Assets)

Tier 1 Leverage Ratio
Consolidated Company	$67,941	11.76%	$23,108	4.00%	N/A	N/A
Bank	$53,303	9.22%	23,108	4.00%	28,906	5.00%
(Tier 1 Capital to Average Assets)

As of December 31, 2007
Total Risk-Based Capital Ratio
Consolidated Company	$48,590	10.05%	$38,678	8.00%	N/A	N/A
Bank	48,590	10.05%	38,678	8.00%	48,348	10.00%
(Total Risk-Based Capital to Risk-Weighted Assets)

Tier 1 Risk-Based Capital Ratio
Consolidated Company	$44,614	9.22%	$19,358	4.00%	N/A	N/A
Bank	44,614	9.22%	19,358	4.00%	29,033	6.00%
(Tier 1 Capital to Risk-Weighted Assets)

Tier 1 Leverage Ratio
Consolidated Company	$44,614	9.56%	$18,668	4.00%	N/A	N/A
Bank	44,614	9.56%	18,668	4.00%	23,334	5.00%
(Tier 1 Capital to Average Assets)

NOTE 18 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair value of our financial instruments at December 31, 2008 and 2007. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than through a forced or liquidation sale. The carrying amounts in the table are included in the balance sheet under the indicated captions.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimation of Fair Values

	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets
Cash and cash equivalents	$8,596,342	$8,596,342	$9,464,550	$9,464,550
Investment securities	6,346,917	6,365,177	30,958,299	30,962,620
Mortgage loans held for sale	54,369,215	54,369,215	18,792,568	18,792,568
Loans (net)	496,666,083	520,023,836	415,177,283	414,750,235
Accrued interest receivable	1,602,662	1,602,662	1,980,350	1,980,350
Restricted equity securities	3,575,450	3,575,450	4,847,600	4,847,600

Financial Liabilities
Deposit liabilities	$496,085,795	$496,213,772	$389,704,279	$387,942,808
Total borrowings	38,060,272	37,249,427	73,531,200	73,775,419
Accrued interest payable	202,035	202,035	419,751	419,751

The following notes summarize the significant assumptions used in estimating the fair value of financial instruments:

Short-term financial instruments are valued at their carrying amounts included in the Bank’s balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents and short-term borrowings.

Loans are valued on the basis of estimated future receipts of principal and interest, which are discounted at various rates. Loan prepayments are assumed to occur at the same rate as in previous periods when interest rates were at levels similar to current levels. Future cash flows for homogeneous categories of consumer loans, such as motor vehicle loans, are estimated on a portfolio basis and discounted at current rates offered for similar loan terms to new borrowers with similar credit profiles. The fair value of nonaccrual loans also is estimated on a present value basis, using higher discount rates appropriate to the higher risk involved.

Investment securities are valued at quoted market prices if available. For unquoted securities, the fair value is estimated by the Bank on the basis of financial and other information.

Restricted equity securities are estimated based on the basis of financial and other information.

The fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

The fair value of short- term borrowings is based on discounting expected cash flows at the interest rate of debt with the same or similar remaining maturities and collateral requirements.

The carrying amounts of accrued interest approximate fair value.

It is not practicable to separately estimate the fair values for off-balance-sheet credit commitments, including standby letters of credit and guarantees written, due to the lack of cost-effective reliable measurement methods for these instruments.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 19 – FAIR VALUE ACCOUNTING

Effective January 1, 2008, we adopted SFAS 157 and SFAS 159. Both standards address aspects of the expanding application of fair value accounting.

Fair Value Measurements (SFAS 157)

SFAS 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS 157, among other things, requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

These valuation techniques are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. These two types of inputs create the following fair value hierarchy:

•	Level 1 – Quoted prices for identical instruments in active markets

•

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 – Instruments whose significant value drivers are unobservable.

We determine fair value based on quoted prices when available or through the use of alternative approaches, such as discounting the expected cash flows using market interest rates commensurate with the credit quality and duration of the investment. The methods we use to determine fair value on an instrument specific basis are detailed in the section titled “Valuation Methods”, below.

The following table presents our assets and liabilities related to continuing operations, which are measured at fair value on a recurring basis for each of the fair value hierarchy levels, as of December 31, 2008:

	Fair Value Measurements at Reporting Date Using
Description	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Investment securities - available for sale	$5,846,917	$—	$5,846,917	$—
Rate lock commitments, net	645,484	—	645,484	—

Total Assets	$6,492,401	$—	$6,492,401	$—

The following table provides quantitative disclosures about the fair value measurements for our assets related to continuing operations which are measured at fair value on a nonrecurring basis as of December 31, 2008:

	Fair Value Measurements at Reporting Date Using
Description	Fair Value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Real estate owned	$532,932	$—	$—	$532,932

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Real estate owned measured at fair value on a nonrecurring basis using significant unobservable inputs (Level 3):

January 1, 2008	$—
Realized losses included in earnings	31,244
Foreclosures	1,855,569
Sales	(1,353,881)

December 31, 2008	$532,932

At the time a loan secured by real estate becomes real estate owned, we record the property at the lower of its carrying amount or fair value. Upon foreclosure and through liquidation, we evaluate the property’s fair value as compared to its carrying amount and record a valuation adjustment when the carrying amount exceeds fair value. Any valuation adjustments at the time a loan becomes real estate owned is charged to the allowance for loan losses. Any subsequent valuation adjustments are applied to earnings in the “Gain (Loss) on other real estate, net” line item of our consolidated statements of operations.

The following table provides a summary of the impact to earnings for the year ended December 31, 2008 on our assets and liabilities which are measured at fair value on a recurring and nonrecurring basis:

Asset or Liability Measured at Fair Value	Fair Value Measurement Frequency	Fair Value Adjustments Included in Current Period Earnings	Statement of Operations Line Item Impacted
Rate lock commitments	Recurring	$645,484	Mortgage banking income
Real estate owned	Nonrecurring	(31,244)	Loss on sale of other real estate, net

Total fair value gains (losses)		$614,240

The change in unrealized gains and losses related to available-for-sale securities held at December 31, 2008 is $44,163.

Valuation Methods

Securities – available-for-sale. Securities – available-for-sale are valued at quoted market prices, if available. For securities for which no quoted market price is available, we estimate the fair value on the basis of quotes for similar instruments or other available information. Investment securities classified as available-for-sale are reported at their estimated fair value with unrealized gains and losses reported in accumulated other comprehensive income. To the extent that the cost basis of investment securities exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. The specific identification method is used in computing realized gains or losses.

Rate lock commitments. Our mortgage loan pipeline consists of mortgage loan applications that have been received but the loan has not yet closed. The interest rates on pipeline loans float with market rates or are accompanied by interest rate lock commitments. A “locked pipeline loan” is a loan where the potential borrower has set the interest rate for the loan by entering into an interest rate lock commitment, or “rate lock commitment,” resulting in interest rate risk to us. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers net of related costs, if material, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Real estate owned. Real estate owned is carried at the lower of cost or fair value less estimated selling costs. We estimate fair value at the asset’s liquidation value less selling costs using management’s assumptions which are based on historical loss severities for similar assets. These estimates are reevaluated on a periodic basis to determine if additional adjustments are needed.

Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159)

Under SFAS 159, we may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability, or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made.

Additionally, the transition provisions of SFAS 159 permit a one-time election for existing positions at the adoption date with a cumulative-effect adjustment included in opening retained earnings and future changes in fair value reported in earnings.

At December 31, 2008, we have not elected to implement fair value accounting for any balance sheet items as allowed by SFAS 159.

NOTE 20 – EARNINGS PER SHARE RECONCILIATION

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations.

	2008	2007	2006
Net income (numerator, basic and diluted)	$1,132,883	$3,158,174	$3,626,458
Less: cumulative perpetual preferred dividend	(24,500)	—	—

Net Income available for common stock (numerator, basic and diluted	1,108,383	3,158,174	3,626,458
Weighted average shares outstanding (denominator)	5,213,096	4,814,738	4,759,448

Income per common share – basic	$0.21	$0.66	$0.76

Weighted average shares – diluted (denominator)	5,292,232	5,019,221	5,026,364

Income per common share – diluted	$0.21	$0.63	$0.72

The dilutive effect of stock options is 79,136, 204,483, and 266,916 shares for 2008, 2007, and 2006 respectively.

NOTE 21 – SEGMENT REPORTING

Reportable segments include community banking and retail mortgage banking services. Community banking involves making loans to and generating deposits from individuals and businesses in the markets where the Bank has offices. Retail mortgage banking originates residential loans and subsequently sells them to investors. The mortgage banking segment is a strategic business unit that offers different products and services. It is managed separately because the segment appeals to different markets and, accordingly, requires different technology and marketing strategies. The segments most significant revenue and expense is non-interest income

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and non-interest expense, respectively. The Bank does not have other reportable operating segments. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. All intersegment sales prices are market based. The assets and liabilities and operating results of the Bank’s other wholly owned subsidiary, Monarch Capital, LLC, is included in the mortgage banking segment. Monarch Capital, LLC, provides commercial mortgage brokerage services.

Segment information for the years 2008, 2007, and 2006 is shown in the following table. The “Other” column includes corporate related items, results of insignificant operations and, as it relates to segment profit (loss), income and expense not allocated to reportable segments.

Selected Financial Information

	Commercial and Other Banking	Mortgage Banking Operations	Intersegment Eliminations	Total
Year Ended December 31, 2008
Net interest income after provision for loan losses	$9,817,190	$(289,045)	$—	$9,528,145
Noninterest income	5,202,191	18,391,537	(2,180,415)	21,413,313
Noninterest expenses	(13,128,391)	(16,302,768)	408,314	(29,022,845)

Net income before income taxes and minority interest	$1,890,990	$1,799,724	$(1,772,101)	$1,918,613

Year Ended December 31, 2007
Net interest income after provision for loan losses	$15,577,809	$(288,398)	$—	$15,289,411
Noninterest income	2,333,291	5,152,074	893,694	8,379,059
Noninterest expenses	(12,932,207)	(6,013,448)	133,250	(18,812,405)

Net income before income taxes and minority interest	$4,978,893	$(1,149,772)	$1,026,944	$4,856,065

Year Ended December 31, 2006
Net interest income after provision for loan losses	$13,850,073	$(159,656)	$—	$13,690,417
Noninterest income	1,692,675	2,060,700	(167,617)	3,585,758
Noninterest expenses	(10,160,871)	(1,882,721)	174,000	(11,869,592)

Net income before income taxes and minority interest	$5,381,877	$18,323	$6,383	$5,406,583

Segment Assets
2008	$597,478,596	$76,045,662	$(76,325,856)	$597,198,402
2007	$503,060,106	$22,851,897	$(22,748,232)	$503,163,771

NOTE 22 – CONDENSED PARENT COMPANY ONLY FINANCIAL INFORMATION

On June 1, 2006, a parent corporation, Monarch Financial Holdings, Inc. was formed through a reorganization plan under the laws of the Commonwealth of Virginia. With this reorganization, Monarch Bank became a wholly-owned subsidiary of Monarch Financial Holdings, Inc.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The condensed financial position as of December 31, 2008 and December 31, 2007 and full year 2008 and 2007 and the condensed partial-year 2006 results of operations and cash flows for Monarch Financial Holdings, Inc., parent company only, are presented below.

CONDENSED BALANCE SHEET

	December 31, 2008	December 31, 2007
ASSETS
Investment in Monarch Bank	$55,101,916	$46,548,496
Investment in Trust	310,000	310,000
Due from Monarch Bank	14,700,000	—
Other assets	—	—

Total assets	$70,111,916	$46,858,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Floating rate subordinated debenture (trust preferred securities)	$10,310,000	$10,310,000
Due to Monarch Bank	—	—
Other liabilities	24,500	—
Total shareholders’ equity	59,777,416	36,548,496

Total liabilities and stockholders’ equity	$70,111,916	$46,858,496

CONDENSED INCOME STATEMENT

	December 31, 2008	December 31, 2007	June 1, 2006 through December 31, 2006
INCOME
Dividends from subsidiaries	$520,326	$702,235	$351,231
Dividend from nonbank subsidiary	16,130	21,769	—

Total income	536,456	724,004	351,231

EXPENSES
Interest on borrowings	536,456	724,004	351,231

Total expenses	536,456	724,004	351,231

INCOME BEFORE EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	—	—	—
EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES	1,132,883	3,158,174	2,276,845

NET INCOME	$1,132,883	$3,158,174	$2,276,845

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	December 31, 2008	December 31, 2007
Operating activities:
Net income	$1,132,883	$3,158,174
Adjustments to reconcile net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(1,132,883)	(3,158,174)
Changes in:
Interest receivable and other assets	—	3,903
Due to (from) Monarch Bank	(22,100,874)	711,157
Interest payable and other liabilities	24,500	(3,903)

Net cash from operating activities:	(22,076,374)	711,157

Investing activities:
Investments	—	—

Net cash from investing activities:	—	—

Financing activities:
Repurchase of common stock	—	(1,586,398)
Proceeds from issuance of perpetual preferred stock	14,700,000
Proceeds from issuance of common stock	7,376,374	875,241

Net cash from financing activities:	22,076,374	(711,157)

CHANGE IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$—

Supplemental disclosure of non-cash investing and financing activities:

Monarch Financial Holdings, Inc., acquired all of the outstanding shares and net assets of Monarch Bank in an exchange of shares on June 1, 2006.

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 23 – QUARTERLY CONDENSED STATEMENT OF INCOME - UNAUDITED

The following table sets for the results of operations for the four quarters unaudited of 2008, 2007, and 2006. All per share amounts have been adjusted for all prior stock splits and dividends.

	Quarter Ended
	Dec 2008	Sept 2008	Jun 2008	Mar 2008
Interest income	$7,034,213	$7,413,046	$7,217,863	$7,593,082
Interest expense	3,586,985	3,509,976	3,618,796	4,000,226
Net interest income	3,447,228	3,903,070	3,599,067	3,592,856
Provision for loan losses	3,769,463	480,581	368,930	395,102
Noninterest income	5,551,250	5,269,542	5,543,802	5,048,719
Noninterest expense	7,563,900	7,413,925	7,282,378	6,762,642
Income (loss) before provision for income taxes	(2,334,885)	1,278,106	1,491,561	1,483,831
Minority interests in subsidiary (net income) loss	(22,793)	(93,073)	(117,934)	(47,430)
Provision for income taxes	(823,000)	412,700	446,600	468,200

NET INCOME (LOSS)	$(1,534,678)	$772,333	$927,027	$968,201

Basic earnings per share	$(0.28)	$0.14	$0.19	$0.20
Diluted earnings per share	$(0.28)	$0.13	$0.18	$0.20

	Quarter Ended
	Dec 2007	Sept 2007	Jun 2007	Mar 2007
Interest income	$8,299,759	$8,014,100	$7,459,465	$6,979,190
Interest expense	3,942,173	3,923,603	3,411,344	3,209,505
Net interest income	4,357,586	4,090,497	4,048,121	3,769,685
Provision for loan losses	332,960	384,518	116,000	143,000
Noninterest income	3,880,544	2,205,501	1,246,269	1,046,745
Noninterest expense	6,116,987	5,435,433	3,940,857	3,319,128
Income before provision for income taxes	1,788,183	476,047	1,237,533	1,354,302
Minority interests in subsidiary net income	(67,281)	(38,296)	(38,575)	(20,430)
Provision for income taxes	589,772	124,290	411,763	407,484

NET INCOME	$1,131,130	$313,461	$787,195	$926,388

Basic earnings per share	$0.24	$0.07	$0.16	$0.19
Diluted earnings per share	$0.23	$0.06	$0.15	$0.19

MONARCH FINANCIAL HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Quarter Ended
	Dec 2006	Sept 2006	Jun 2006	Mar 2006
Interest income	$6,980,555	$6,793,448	$6,002,953	$5,333,491
Interest expense	3,091,476	3,082,526	2,518,199	2,168,485
Net interest income	3,889,079	3,710,922	3,484,754	3,165,006
Provision for loan losses	77,100	207,100	178,887	96,257
Noninterest income	983,260	848,397	847,664	906,437
Noninterest expense	3,271,281	2,935,369	2,885,546	2,777,396
Income before provision for income taxes	1,523,958	1,416,850	1,267,985	1,197,790
Minority interests in subsidiary net income	5,581	—	—	—
Provision for income taxes	512,983	464,250	418,107	390,366

NET INCOME	$1,016,556	$952,600	$849,878	$807,424

Basic earnings per share	$0.21	$0.20	$0.18	$0.17
Diluted earnings per share	$0.20	$0.19	$0.17	$0.16

The accompanying notes are an integral part of these consolidated financial statements.

700,000 Shares

7.80% Series B

Noncumulative Convertible Perpetual Preferred Stock

Prospectus

Scott & Stringfellow

November 30, 2009

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.